Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated May 8, 2015 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2014.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies, including those replaced by the EUR, are abbreviated as follows:

Currency	Abbreviation	Currency	Abbreviation
Australian dollars	AUD
Austrian schillings	ATS	Norwegian krone	NOK
Canadian dollars	CAD	Pound Sterling	GBP
German mark	DEM	Swiss franc	CHF
Hungarian forint	HUF
Japanese yen	JPY	United States dollars	dollars, $, or USD

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.2141 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2014, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2010, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950 the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. Central Counterparty Austria, or CCP.A., a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. The Bank clears and settles the OTC transactions in its function as central securities depositary. In the context of the settlement of trades in foreign registered shares that are listed on the Vienna Stock Exchange, the Bank may be registered—in its function as Austrian central securities depositary—as the holder of these shares. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2014 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	32,355	39,282
Deposits from customers	29,500	35,816
Debt securities in issue	4,380,527	5,318,398

Total long-term indebtedness	4,442,382	5,393,496
Equity	718,424	872,239

Total long-term capitalization	5,160,806	6,265,735
Short-term indebtedness
Deposits from banks	480,791	583,728
Deposits from customers	784,880	952,923
Debt securities in issue	19,160,561	23,262,837

Total short-term capitalization	20,426,232	24,799,488

Total capitalization	25,587,038	31,065,223

(Dollar amounts may not add due to rounding.)

(1)	The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).
(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.

(3)	The Bank has completed the following public issues from January 1, 2015 to May 8, 2015: USD 1,000,000,000 1.375% Guaranteed Global Notes due February 10, 2020; AUD 125,000,000 3.2% Guaranteed Notes due August 25, 2025 and AUD 75,000,000 Reopening of 3.2% Guaranteed Notes due August 25, 2025.

BUSINESS

Our main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. Our balance sheet is comprised principally of export loan financing. Austria directly pays all claims on Export Guarantees. In contrast, the Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through Central Counterparty Austria, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2014, the Bank, as agent of the Republic, issued 676 Export Guarantees covering export transactions with a total value of EUR 3.8 billion (approximately $4.6 billion), and at December 31, 2014, the total value of all export transactions covered by Export Guarantees amounted to EUR 28.3 billion ($34.4 billion). In December 2012, the validity of the Export Guarantees Act was extended until December 31, 2017. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•	the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•	in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 49 export credit and investment insurers from 40 countries.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank and the board of management of the Development Bank is formed by two experienced employees from the Bank.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 5.7 billion or 20.2% of total guarantees outstanding as of December 31, 2014.

Other significant Export Guarantees are investment guarantees (EUR 3.3 billion or 11.7% of total guarantees outstanding as of December 31, 2014) and guarantees for direct deliveries and services (EUR 2.0 billion or 7.0% of total guarantees outstanding as of December 31, 2014).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2014, Austria, as guarantor, paid gross claims amounting to EUR 102 million (2013: EUR 122 million), while recoveries totaled EUR 73 million (2013: EUR 72 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 50.0 billion (USD 60.7 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2014, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 28.3 billion (USD 34.4 billion) or 56% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank

In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans and the acquisition of accounts receivable outstanding as of December 31, in each of the last five years:

	2010	2011	2012	2013	2014
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.70	3.59	3.49	3.57	3.58	4.35
Acquisitions of accounts receivable	0.12	0.10	0.09	0.09	0.09	0.11
Other refinancing contracts	25.61	24.67	21.25	18.37	15.92	19.33

Total	29.43	28.36	24.83	22.03	19.59	23.79

Of the total export financing outstanding as of December 31, 2014, EUR 14.25 billion ($17.30 billion) were to banks which are shareholders of the Bank.

Moreover, we assume commitments to grant export financing. As of December 31, 2014, the balance of export financing not yet granted which we were contractually obligated to make was EUR 2.5 billion ($3.0 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2015	607	737
2016	1,762	2,139
2017	119	144
2018	10	12
2019	2	2

	2,500	3,035

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Of the Bank’s outstanding refinancing of export loans granted by banks at December 31, 2014, approximately 2.7% were for exports to European Union Member States, 14.6% to the rest of Europe (including Turkey and the Commonwealth of Independent States), 13.1% to Asia, 3.2% to Africa, and 2.5% to the Americas. The remaining percentage of approximately 67% was for export loans covered by guarantees by aval for which no regional breakdown is available.

Terms and Conditions of Export Financing. We denominate substantially all of our export financing in euro. We only finance the portions of loans that are fully covered by Export Guarantees, are insured or otherwise secured in accordance with the Export Financing Guarantees Act. When refinancing loans, the Bank obtains (1) assignments of the rights of the bank against its borrower and against Austria or a credit insurer under the Export Guarantee or credit insurance covering the refinanced loan or against any other qualified guarantor and (2) an assignment of the rights of the Austrian exporter against the foreign importer. In almost all cases where tied loans are not made directly to a foreign government, governmental agency or financial institution, these loans are, in addition to being covered by Export Guarantees, also guaranteed by a foreign government, governmental agency or financial institution.

Each export financing made by the Bank since 1975 has consisted of a portion bearing interest at a floating rate and a portion bearing interest at a fixed rate. Between 10% and 50% of the principal bears interest at a floating rate, which depends on the maturity of the loans and is repaid prior to the fixed rate portion. The floating rate portion bears interest at the export finance rate usually determined quarterly by the Bank on the basis of the cost of our export related borrowing operations. For the second quarter of 2015, this rate for euro loans was set at 0.80% per annum. A statutory committee chaired by the Ministry of Finance, after consultation with the Bank, sets the Bank’s interest rates for the fixed rate portions. The current fixed rate varies between 0.60% and 1.35% per annum, depending on the maturity of the loans. Because the Bank adjusts the floating rate portions of export loans, it is able to recover increases in the costs of its borrowing operations, including borrowing operations to fund the fixed rate portions of its export financing.

Generally, loans made to refinance the export of consumer goods have a repayment term of less than one year and loans made to refinance the export of heavy industry goods or major projects generally have repayment terms of five to ten years. In certain cases, export financing on soft terms involving exports to developing countries may have longer maturities.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 30, 31 and 32 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 45 billion ($55 billion). In December 2012, the validity of the Export Financing Guarantees Act was extended until December 31, 2018. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2014, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 26.1 billion ($31.7 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2014, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 21.9 billion ($26.6 billion). As of December 31, 2014, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 4.1 billion ($5.0 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We act as an agency for the organization and administration of bond offerings by the Republic of Austria. Processing is effected via the automated and electronic Austrian Direct Auction System (“ADAS”) developed by OeKB. In 2014 we organized and administered new bond issues representing a notional amount of EUR 22.0 billion ($26.7 billion). Over the past few years, the group of financial institutions eligible to participate in auctions of bonds and money markets treasury bills of Austria has been expanded to include all financial institutions that hold a securities account with us as the central securities depositary. As of December 31, 2014, 22 financial institutions were eligible to participate in these auctions. Currently, both federal bonds and federal treasury bills are auctioned using the yield tender procedure. In connection with domestic debt offerings, we also act as principal paying agent. At the end of 2014, we administered payments for 173 bond issues and federal treasury bills.

The Capital Markets Act, which entered into force on January 1, 1992, and which was amended several times thereafter, entrusted the Bank with the function of a registration office. The registration office acts as a depositary for the prospectuses to be issued in compliance with the Capital Markets Act and the Investment Funds Act, and prepares a calendar for planned issues of securities and investments as defined in the Capital Markets Act. The registration office publishes on a daily basis and via Reuters the information regarding planned issues which it has received, in the form of a preview. Moreover, this information is published in electronic form once a week in the Bank’s information brochure “Kapitalmarktservice” which may be subscribed to by any interested person. In 2014 the registration office processed approximately 1,500,000 reports for the issue calendar, and approximately 7,000 prospectuses (including amendments to prospectuses) were filed in compliance with the Capital Markets Act and the Investment Funds Act.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to Central Counterparty Austria GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme, Luxembourg (“Clearstream Luxembourg”). Within the course of 2015 we plan to spin off our central depositary activities into a wholly owned subsidiary in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “adjusted energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. On this basis, we are positioning ourselves as a competence center for the entire energy sector.

Other Services

Non-Export Loan Activities. As of December 31, 2014, the Bank’s non-export loans totaled approximately EUR 3.0 million ($3.6 million). Nearly all of these loans were made to OeKB employees.

Money Markets Operations. We are a dealer in the Austrian money markets in interest-bearing demand deposits and short-term time deposits of credit institutions including our shareholder banks. During 2014, the average daily closing balance of money markets accounts receivable of the Bank connected with such operations was approximately EUR 0.61 billion ($0.74 billion).

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

Administration of Government Guarantees for the Corporate Sector. The Bank acts as the Republic’s agent for the administration of guarantees provided for financings to Austrian large- and medium-sized companies outside the financial sector under the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz), which came into effect in August 2009. The Act is intended to address potential liquidity shortages resulting from the international financial crisis by providing government guarantees for financings in an aggregate amount of up to EUR 10 billion. As of December 31, 2014, guarantees outstanding under the program amounted to EUR 107 million ($130 million). The Act expired on December 31, 2010, although guarantees issued under the Act remain valid. Guarantees issued under the Act will expire by the end of 2015 at the latest. See also “Republic of Austria—The Economy—Industry”.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Rudolf Scholten and Angelika Sommer-Hemetsberger.

During the financial year 2014, we had an average of 400 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2014, we had 435 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2014, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-Aktiengesellschaft, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Group Bank AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ Finanz-Holding GmbH, Vienna	8.250%
Raiffeisen Zentralbank Österreich Aktiengesellschaft, Vienna	8.120%
BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.890%
Bank für Tirol und Vorarlberg Aktiengesellschaft, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Österreichische Volksbanken-Aktiengesellschaft, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation
Erich Hampel Chairman	Former Chairman of the Board of Executive Directors and Vice-Chairman of the Supervisory Board, UniCredit Bank Austria AG

Walter Rothensteiner 1st Vice-Chairman	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Zentralbank Österreich Aktiengesellschaft

Franz Hochstrasser 2nd Vice-Chairman	Deputy General Manager and Vice-Chairman of the Board of Executive Directors, Erste Group Bank AG

Name	Principal Occupation

Helmut Bernkopf	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Peter Bosek	Director and member of the Board of Executive Directors, Erste Bank der oesterreichischen Sparkassen AG

Michael Glaser	Director of UniCredit Bank Austria AG

Matthias Heinrich	Director and member of the Board of Executive Directors, Raiffeisen-Landesbank Steiermark AG

Dieter Hengl	Deputy Chief Risk Officer, UniCredit Bank Austria AG

Herbert Messinger	Head of Austrian Corporate Business, BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse Aktiengesellschaft

Christoph Raninger	Director and Member of the Board of Management of Österreichische Volksbanken-AG, Österreichische Volksbanken-AG

Karl Sevelda	General Manager and Chairman of the Board of Executive Directors, Raiffeisen Bank International AG

Herta Stockbauer	Director and Chairwoman of the Board of Executive Directors, BKS Bank AG

Herbert Tempsch	Head of Financing and Advisory Austria, UniCredit Bank Austria AG

Robert Zadrazil	Director and member of the Board of Executive Directors, UniCredit Bank Austria AG

Franz Zwickl	Former member of the Board of Executive Directors, UniCredit Bank Austria AG

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Erna Scheriau, Alexandra Griebl, Elisabeth Halys, Christian Leicher, Ulrike Ritthaler, Christoph Seper and Markus Tichy.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Erich Hampel	Chairman of the Supervisory Board
Walter Rothensteiner	1st Vice-Chairman of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives and Government Commissioners

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy and Financial Markets, Austrian Federal Ministry of Finance

Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

In addition, two Government Commissioners have been appointed pursuant to the Covered Bond Act 1905. Although the Bank does not currently issue any covered bonds, this is provided for in Article 27 of the Bank’s Statutes.

The names of the current Government Commissioners appointed under the Covered Bond Act 1905 and the positions they hold in the Austrian Government are as follows:

Beate Schaffer, Government Commissioner	Head of Unit III/5—Legal affairs Banking, Capital Markets & Pension Funds, Austrian Federal Ministry of Finance

Edith Wanger, Deputy Government Commissioner	Department Director in the Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

Introductory Note to Financial Statements

The following version of financial statements is a translation of the consolidated financial statements of Oesterreichische Kontrollbank Group which were originally prepared in the German language. The consolidated financial statements of Oesterreichische Kontrollbank Group were prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

The Bank’s accompanying consolidated financial statements have been audited in accordance with laws and regulations applicable in Austria and Austrian Standards on Auditing as well as International Standards on Auditing (ISAs) issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). The audit was performed by KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft (“KPMG”), a firm of qualified independent public accountants in Austria. The result of the audit is reported in the auditors’ report included in the accompanying annual consolidated financial statements of the Bank. KPMG has given an unqualified opinion, meaning that their audit did not give rise to any objections. The Bank’s financial statements and the consolidated financial statements were filed with the commercial register at the Handelsgericht Wien Marxergasse 1a, 1030 Wien, under the registration FN 857496 and will be published in the “Wiener Zeitung” by June 2015.

The financial statements contained herein differ substantially from financial statements prepared in accordance with the accounting and financial reporting practices followed in the United States and, thus, have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933, and as subsequently amended. It is not deemed feasible to prepare and present the various financial statements of the Bank in accordance with practices and principles followed in the United States.

The accounting and reporting principles applicable to the Bank’s consolidated financial statements are presented in the Notes to the Consolidated Financial Statements.

OeKB Group 2014

Consolidated financial statements of OeKB Group

Consolidated statement of comprehensive income of OeKB Group(1)

€ thousand	Notes	2014	2013	Change in %
Interest and similar income		344,436	461,084	-25.3%
Interest and similar expense		(264,512)	(380,053)	-30.4%

Net interest income	14	79,924	81,031	-1.4%

Share of results of equity-accounted investees	14, 28	5,503	5,156	6.7%
Impairment losses on loans and advances and other credit risk provisions	15	(91)	(145)	-37.2%
Fee and commission income		56,044	56,403	-0.6%
Fee and commission expense		(10,302)	(8,495)	21.3%
Net fee and commission income	16	45,742	47,908	-4.5%
Administrative expenses	17	(78,808)	(80,175)	-1.7%
Net other operating income	18	7,609	8,651	-12.0%

Operating profit		59,879	62,426	-4.1%
Net gain or loss on financial instruments	19	23,979	8,200	192.4%

Profit before tax		83,858	70,626	18.7%
Income tax and other taxes	20	(18,596)	(15,577)	19.4%

Profit for the year		65,262	55,049	18.6%
Items that will not be reclassified to the income statement
Actuarial (losses) on defined benefit plans	33	(14,894)	(3,167)	370.3%
Tax effects	20	3,723	792	370.1%

Other comprehensive (expense) after tax		(11,171)	(2,375)	370.4%

Total comprehensive income for the year		54,091	52,674	2.7%
Profit for the year attributable to:
Owners of the parent		65,017	54,800	18.6%
Non-controlling interests		245	249	-1.6%

		65,262	55,049	18.6%
Total comprehensive income for the year attributable to:
Owners of the parent		53,875	52,440	2.7%
Non-controlling interests		216	234	-7.7%

		54,091	52,674	2.7%

(1)	The accompanying notes form an integral part of these consolidated financial statements

Earnings per share

	2014	2013
Total comprehensive income for the year attributable to owners of the parent, in € thousand	53,875	52,440
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	61.22	59.59

At 31 December 2014, as one year earlier, there were no exercisable conversion or option rights. The stated earnings per share therefore represent basic earnings per share and are not subject to dilution.

Consolidated balance sheet of OeKB Group(1)

Assets

€ thousand	Notes	31 Dec 2014	31 Dec 2013	Change in %
Cash and balances at central banks	22	271,838	520,631	-47.8%
Loans and advances to banks	23	19,311,835	21,364,329	-9.6%
Loans and advances to customers	24	1,510,321	1,489,161	1.4%
Allowance for impairment losses on loans and advances	7, 25	(562)	(471)	19.3%
Other financial instruments	26	1,789,342	1,611,969	11.0%
Derivatives designated as hedging instruments	45	4,872,878	3,748,107	30.0%
Interests in equity-accounted investees	28	67,670	67,766	-0.1%
Property and equipment and intangible assets	27	26,173	29,936	-12.6%
Current tax assets		409	409	0.0%
Deferred tax assets	34	83,209	72,465	14.8%
Other assets	29	68,456	59,959	14.2%

Total assets		28,001,569	28,964,261	-3.3%

Liabilities and equity

€ thousand	Notes	31 Dec 2014	31 Dec 2013	Change in %
Deposits from banks	30	513,146	381,077	34.7%
Deposits from customers	31	814,380	674,745	20.7%
Debt securities in issue	32	23,541,088	24,589,960	-4.3%
Derivatives designated as hedging instruments	45	1,026,694	1,546,460	-33.6%
Provisions	33	1,237,201	964,316	28.3%
Current tax liabilities		4,359	1,197	264.2%
Deferred tax liabilities	34	26,478	20,876	26.8%
Other liabilities	35	119,799	101,140	18.4%
Equity	36	718,424	684,490	5.0%
Attributable to non-controlling interests		4,352	4,273	1.8%

Total liabilities and equity		28,001,569	28,964,261	-3.3%

(1)	The accompanying notes form an integral part of these consolidated financial statements

Consolidated statement of changes in equity of OeKB Group(1)

The amounts of called-up share capital and capital reserves shown in the following tables are the same as those reported in the separate financial statements of Oesterreichische Kontrollbank AG.

More information on equity is provided in note 36.

Consolidated statement of changes in equity 2014

€ thousand	Called-up share capital	Capital reserves	Retained earnings	Attributable to shareholders of the parent	Non-controlling interests	Total equity
At 1 January 2014	130,000	3,347	546,870	680,217	4,273	684,490
Profit for the year	—	—	65,017	65,017	245	65,262
Other comprehensive (expense)	—	—	(11,142)	(11,142)	(29)	(11,171)

Total comprehensive income for the year	—	—	53,875	53,875	216	54,091
Transactions with owners (dividends)	—	—	(20,020)	(20,020)	(137)	(20,157)

At 31 Dec 2014	130,000	3,347	580,725	714,072	4,352	718,424

Consolidated statement of changes in equity 2013

€ thousand	Called-up share capital	Capital reserves	Retained earnings	Attributable to shareholders of the parent	Non-controlling interests	Total equity
At 1 January 2013	130,000	3,347	524,438	657,785	4,180	661,965
Profit for the year	—	—	54,800	54,800	249	55,049
Other comprehensive (expense)	—	—	(2,360)	(2,360)	(15)	(2,375)

Total comprehensive income for the year	—	—	52,440	52,440	234	52,674
Transactions with owners (dividends)	—	—	(30,008)	(30,008)	(140)	(30,148)

At 31 Dec 2013	130,000	3,347	546,870	680,217	4,273	684,490

(1)	The accompanying notes form an integral part of these consolidated financial statements

Consolidated statement of cash flows of OeKB Group(1)

From 2014, changes in loans and advances to banks and customers are assigned to cash flows from investing activities. At the same time, changes in deposits from banks and customers and debt securities in issue are assigned to cash flows from financing activities.

Further detail on cash and cash equivalents is given in note 22. Additional information on the cash flow statement is provided in note 37.

Consolidated statement of cash flows of OeKB Group

€ thousand	2014	2013 Restated	2013 as reported
Cash and cash equivalents at beginning of period	520,631	124,266	124,266
Net cash from/(used in) operating activities	154,076	92,177	580,780
Net cash from/(used in) investing activities	1,922,881	3,035,266	(154,407)
Net cash (used in) financing activities	(2,325,750)	(2,731,078)	(30,008)

Cash and cash equivalents at end of period	271,838	520,631	520,631

(1)	The accompanying notes form an integral part of these consolidated financial statements

€ thousand	2014	2013
Profit before tax	99,868	225,462
Non-cash items included in profit before tax, and adjustments to reconcile profit before tax to cash flows from operating activities:
Depreciation, amortisation and impairment of property and equipment and intangible assets	4,798	5,034
Changes in provisions	5,150	4,233
(Gains) from disposal and/or valuation of property and equipment	—	1
Unrealised (gains) from valuation of investments	(22,658)	(4,682)
Unrealised foreign exchange differences	(1,162,736)	255,230
Unrealised (gains)/losses from valuation of exchange rates	1,162,676	(255,059)
Foreign exchange differences	(277)	(719)
Other non-cash items	(2,276)	4,955
Changes in operating assets and liabilities, after adjustment for non-cash components:
Other operating assets	5,971	(12,273)
Other operating liabilities	35,433	(5,584)
Interest and dividends received	346,347	461,726
Interest paid	(285,286)	(408,580)
Income tax paid	(16,924)	(22,731)

Net cash from operating activities	170,086	247,013
Proceeds from disposal of:
Securities at fair value through profit or loss	99,868	225,462
Property and equipment and intangible assets	—	48
Purchase of:
Securities at fair value through profit or loss	(205,465)	(378,164)
Property and equipment and intangible assets	(1,059)	(1,753)
Changes in:
Loans and advances to banks	2,050,921	3,152,257
Loans and advances to customers	(21,384)	37,416

Net cash from investing activities	1,922,881	3,035,266
Changes in:
Deposits from banks	132,288	(1,318,401)
Deposits from customers	139,635	488
Debt securities in issue	(2,577,653)	(1,383,157)
Issue of shares	—	—
Dividends paid	(20,020)	(30,008)

Net cash (used in) financing activities	(2,325,750)	(2,731,078)

Notes to the consolidated financial statements of OeKB Group

Accounting policies

(1) General information

Oesterreichische Kontrollbank Aktiengesellschaft (‘OeKB AG’ or ‘OeKB’) is a special-purpose bank with its registered office in 1011 Vienna, Austria. The activities of OeKB Group consist largely of export services and capital market services.

The export guarantee system is based on the provisions of the Export Guarantees Act and the respective regulation issued by the Federal Minister of Finance. OeKB, as the agent of and at the risk of the Republic of Austria, offers cover for non-marketable risks, focusing on exports of capital goods and Austrian direct investment abroad.

The Export Financing Scheme also operated by OeKB serves to fund export credits extended by banks (with OeKB providing finance to the bank that lends to the customer) and to fund direct lending by OeKB for the same purposes. Thanks to the Austrian government guarantees on the great majority of the lending under the Export Guarantees Act, OeKB does not incur significant credit risk. The Export Financing Scheme is managed as a separate accounting entity within OeKB Group. The accounting entity encompasses most of the loans, interim investments and money market transactions on the one hand, and the required funding items (including derivatives used for hedging) on the other hand. Exchange rate risks essentially exist only in connection with raising long- and short-term funds for the Export Financing Scheme. These risks are largely secured by the exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. All surpluses from the Export Financing Scheme are recognised in an interest rate stabilisation provision and are available for future market support measures.

With a broad offering of services for the capital market, OeKB is a hub for numerous activities required before and after the purchase or sale of securities. For decades now, these services have benefited financial services providers, issuers, investors and the Republic of Austria.

OeKB AG prepared the consolidated financial statements for the year ended 31 December 2014 in accordance exclusively with International Financial Reporting Standards (IFRS) as adopted by the European Union, thus also satisfying the requirements of section 59a Austrian Banking Act and section 245a Austrian Commercial Code.

In preparing these financial statements, OeKB Group applied all IFRS (including IAS) and their interpretations by the International Financial Reporting Interpretations Committee (IFRIC, formerly Standard Interpretations Committee or SIC) that were effective at the balance sheet date. Uniform accounting policies are used throughout the Group.

The consolidated financial statements were prepared on a historical cost basis, except for the following items:

•	Derivative financial instruments (measured at fair value)

•	Financial instruments at fair value through profit or loss.

Changes in accounting methods

With the exception of the new and amended accounting standards described below, the same accounting methods were applied in preparing these consolidated financial statements as in the preparation of the consolidated financial statements for the prior (2013) financial year.

IFRS 10 – Consolidated Financial Statements

This standard introduces a new and comprehensive definition of control. Where one company has control of another company, the parent must consolidate the subsidiary. Under the new concept, control exists when the potential parent company (the investor) has decision-making power over the relevant activities of the potential subsidiary (the investee) through voting rights or other rights, has exposure to positive or negative variable returns from the investee, and can use its decision-making power to affect these variable returns.

In accordance with the transition rules of IFRS 10, the Group reassessed the control of its investees at 1 January 2014. The control relationships in OeKB Group are clear-cut and the application of IFRS 10 will not have an impact.

IFRS 11 – Joint Arrangements

IFRS 11 changes how joint arrangements are accounted for. The new concept requires distinguishing between joint operations and joint ventures. A joint operation exists when the parties with joint control have direct rights to the assets, and have obligations for the liabilities, of the arrangement. Each party with joint control reports its share of the assets, liabilities, revenue and expenses of the joint operation in its consolidated financial statements. By contrast, in a joint venture, the parties with joint control have rights to the net assets of the arrangement. These rights are reflected in the – required – use of the equity method of accounting in the consolidated financial statements; the option of using proportionate consolidation is eliminated.

As joint ventures are already accounted for using the equity method in OeKB Group’s consolidated financial statements, the adoption of IFRS 11 in conjunction with the amended IAS 28 does not result in a change for the Group.

IFRS 12 – Disclosure of Interests in Other Entities

This standard specifies the required disclosures regarding investments in other companies (such as subsidiaries, joint arrangements and associates). The requirements are significantly expanded from the disclosures currently required under IAS 27, IAS 28 and IAS 31.

We have provided the expanded disclosures as required.

Amendments to IFRS 10, IFRS 12 and IAS 27 – Investment Entities

The amendments contain a definition of the term ‘investment entities’ and exclude such companies from the scope of IFRS 10.

Under the amendments, investment entities do not consolidate their subsidiaries in their IFRS consolidated financial statements. The application of this exemption from the general consolidation principles is not optional but mandatory. Instead of being consolidated, the investees held for investment purposes are measured at fair value, with changes in value from period to period recognised in profit or loss.

The changes have no impact on consolidated financial statements that include investment entities, unless the group parent itself is an investment entity. Accordingly, the amendments have no effect on the consolidated financial statements of OeKB AG.

Amendments to IAS 27 – Separate Financial Statements

With the issuing of IFRS 10, the provisions regarding the principle of control and the requirements for the preparation of consolidated financial statements were removed from IAS 27 and covered conclusively in IFRS 10 (see discussion of IFRS 10). As a result, IAS 27 now governs only the accounting for subsidiaries, jointly controlled entities and associates in IFRS separate financial statements.

The amendments have no impact on the consolidated financial statements of OeKB AG.

Amendments to IAS 28 – Investments in Associates and Joint Ventures

In connection with the publication of IFRS 11 – Joint Arrangements, amendments were also made to IAS 28. The IAS standard continues to cover the application of the equity method of accounting. However, the scope of IAS 28 is significantly expanded by the introduction of IFRS 11, as equity accounting will now be required not just for investments in associates but also for investments in joint ventures (see IFRS 11). The use of proportionate consolidation for joint ventures is thus no longer an option.

Another change relates to situations where only part of an investment in an associate or joint venture is held for sale: that portion is accounted for in accordance with IFRS 5, while the remaining portion (to be retained) continues to be accounted for using the equity method until the time of disposal of the portion held for sale.

The amendments have no impact on the consolidated financial statements of OeKB AG.

Amendments to IAS 32 – Offsetting Financial Assets and Financial Liabilities

This clarification of IAS 32 provides additional guidance on when financial instruments may be offset. It explains the meaning of a ‘current legal right of set-off’ and clarifies which gross settlement systems would meet the criteria for net settlement as the term is understood in the standard.

The amendments have no material impact on the consolidated financial statements of OeKB AG.

Amendments to IAS 39 – Novation of Derivatives and Continuation of Hedge Accounting

Under certain conditions, the amendments to IAS 39 allow derivatives to remain designated as hedging instruments in an existing hedge relationship despite their novation to a central counterparty, where that novation is required by legislation or regulation.

The amendments have no material impact on the consolidated financial statements of OeKB AG.

New standards and interpretations not yet applied

The following major new or changed standards and interpretations (some of which have already been adopted into European Union law) will become effective in the future and have not yet been applied:

Effective date
IFRS 9	Financial Instruments	New	1 January 2018
IFRS 15	Revenue from Contracts with Customers	New	1 January 2017
IFRS 14	Regulatory Deferral Accounts	New	1 January 2016
IAS 16/IAS 41	Agriculture: Bearer Plants	Amendments	1 January 2016
IAS 16/IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation	Amendments	1 January 2016
IFRS 11	Accounting for Acquisitions of Interests in Joint Operations	Amendments	1 January 2016

IFRS 9 – Financial Instruments

The version of IFRS 9 issued in July 2014 replaces the existing guidelines of IAS 39 – Financial Instruments: Recognition and Measurement. IFRS 9 includes revised requirements, including a new model of expected credit losses for measuring impairment of financial assets, and the new general hedge accounting model. It also carries over from IAS 39 the requirements for recognition and derecognition of financial instruments. Application of IFRS 9 is mandatory for periods beginning on or after 1 January 2018, with early adoption permitted.

We are currently analysing the potential impacts of the adoption of IFRS 9 on our consolidated financial statements.

IFRS 15 – Revenue from Contracts with Customers

IFRS 15 provides a comprehensive framework for determining whether, in what amount and when to recognise revenue. It replaces existing standards and interpretations on revenue recognition, including IAS 18 – Revenue, IAS 11 – Construction Contracts, and IFRIC 13 – Customer Loyalty Programmes. The application of IFRS 15 is mandatory for periods beginning on or after 1 January 2017, with early adoption permitted.

We are currently analysing the potential impacts of the adoption of IFRS 15 on our consolidated financial statements. However, at present we do not expect an impact on revenue recognition.

The following new or changed standards are not expected to have a material impact on our consolidated financial statements:

•	IFRS 14 – Regulatory Deferral Accounts

•	Amendments to IAS 16 and IAS 41: Agriculture: Bearer Plants

•	Amendments to IAS 16 and IAS 38: Clarification of Acceptable Methods of Depreciation and Amortisation

•	Amendments to IAS 11: Accounting for Acquisitions of Interests in Joint Operations

•	Amendments to IAS 19: Defined Benefit Plans: Employee Contributions

•	Annual Improvements to IFRS 2010-2012

•	Annual Improvements to IFRS 2011-2013

Critical assumptions, judgements and estimates

The preparation of the consolidated financial statements in accordance with IFRS requires the Executive Board to make judgements and to proceed on assumptions about future developments. These judgements and assumptions can have a material effect on the recognition and measurement of the assets and liabilities, the disclosure of other obligations at the balance sheet date, and the amounts of income and expenses reported for the financial year.

The following assumptions involve a not insignificant risk that they may lead to a material change in the carrying amounts of assets and liabilities in the subsequent financial year.

•	The inputs used for the determination of fair value are based in part on assumptions about future developments, which can fluctuate significantly in times of volatility (notes 6, 45 and 46).

•	The measurement of existing retirement and termination benefit obligations involves assumptions regarding interest rate, age at retirement, life expectancy, employee turnover and future increases in pay and benefits (notes 10 and 33).

•	The recognition of deferred tax assets is based on the assumption that sufficient taxable income will be realised in the future to utilise them (notes 12 and 20).

•	The off-balance sheet obligations from guarantees and from other contingent liabilities are regularly reviewed as to whether they require recognition in the balance sheet.

The estimates and underlying assumptions are reviewed on an ongoing basis and are consistent with the respective standards. The estimates are based on experience and other factors, such as budgets and currently reasonable expectations for or forecasts of future results. The actual amounts and results may differ from the assumptions and estimates made if the factors and circumstances cited above do not match the trends expected at the balance sheet date. Changes are recognised in profit or loss as they become known, and the assumptions are adjusted accordingly.

(2) Scope of consolidation

A list of all entities that are represented in the consolidated financial statements of OeKB Group is provided in note 28, Companies wholly or partly owned by OeKB AG. Three companies are fully consolidated: Oesterreichische Kontrollbank AG (‘OeKB’, the Group parent) and the Vienna-based Oesterreichische Entwicklungsbank AG (‘OeEB’) and “Österreichischer Exportfonds” GmbH (‘Exportfonds’). There was no change during the financial year in the scope of consolidation, i.e., in the lists of entities that are fully consolidated, included by the equity method, or unconsolidated and held at cost.

Representing the unconsolidated entities held at cost, two subsidiaries were not consolidated (prior year: two); they are of minor overall significance to the Group’s financial position and results of operations. The combined total assets of these two entities represent less than 0.01% of the Group’s consolidated total assets, and their combined profit for the year represents less than 0.01% of the Group’s consolidated profit for the year. In OeKB Group’s consolidated financial statements, two companies (prior year: two), which are joint ventures, were accounted for by the equity method.

Number of companies included in the consolidated financial statements or held at cost, by accounting method

	31 Dec 2013	31 Dec 2014
Fully consolidated companies	2	2
Equity-accounted investees (joint ventures)	2	2
Unconsolidated subsidiaries held at cost	2	2
Other investments in companies held at cost	9	9

Total	15	15

(3) Methods of consolidation

The consolidation of the Group accounts involves purchase-method accounting; equity-method accounting; consolidation of intercompany balances, expenses and revenues; and the elimination of intercompany profits. The separate annual accounts of the fully consolidated entities and of the entities accounted for by the equity method are uniformly made up to 31 December.

The Group elected to make use of an option under IFRS 1 on 1 January 2004 (the date of transition to IFRS) by adopting the carrying amounts from the initial consolidation that was performed under the Austrian Commercial Code, or UGB. Acquisitions of subsidiaries are thus accounted for by the purchase method. Under this method, the cost of the acquired ownership interest is offset against the Group’s share of the subsidiary’s net assets at the time that control passes to the Group. As in the prior periods, the provisions of IFRS 3 on business combinations were not yet applied in the year under review, as no relevant transactions occurred. Intercompany balances, expenses, revenues, profits and losses are eliminated when significant.

Companies classified as joint ventures are accounted for under the equity method and are reported as interests in equity-accounted investees. Measurement by the equity method is based on local financial statements, adjusted to adhere to the Group’s uniform accounting methods. The annual results are obtained from the latest available annual separate financial statements and sub-groups’ consolidated financial statements, and the changes in equity are thus recognised in the year in which they occur. Dividends paid by joint ventures to the Group parent company are eliminated by reversing entries. Profits or losses for the year generated by joint ventures are shown in the consolidated income statement within share of results of equity-accounted investees.

(4) Foreign currency translation

The consolidated financial statements are presented in thousands of euros, rounded by the standard round-half-up convention. The euro is also OeKB Group’s functional currency.

Assets and liabilities denominated in foreign currencies are translated at the reference exchange rates of the European Central Bank at the balance sheet date of 31 December 2014.

Foreign exchange reference rates at 31 December 2014

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.4829	AUD	7.4453	DKK	145.23	JPY	9.393	SEK
1.4063	CAD	0.7789	GBP	9.042	NOK	1.2141	USD
1.2024	CHF	7.658	HRK	4.2732	PLN
27.735	CZK	315.54	HUF	4.4828	RON

Foreign exchange reference rates at 31 December 2013

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.5423	AUD	7.4593	DKK	144.72	JPY	8.8591	SEK
1.4671	CAD	0.8337	GBP	8.363	NOK	1.3791	USD
1.2276	CHF	7.6265	HRK	4.1543	PLN
27.427	CZK	297.04	HUF	4.471	RON

(5) Financial instruments

Loans and advances to banks and customers

Loans and advances to banks and customers, to the extent that they are originated by the Group, are carried at their nominal amount or at amortised cost, before deduction of impairment losses and including accrued interest. Individual allowances for impairment losses are recognised for identifiable individual credit risks and for country risks. Impairment losses are not deducted from the corresponding loans and advances but are reported as a separate line item on the face of the balance sheet. As a result of OeKB’s business model, most of its assets are in loans and advances to banks. Most of the loans and advances to banks made under OeKB’s Export Financing Scheme are guaranteed by the Republic of Austria, and therefore no provision for credit losses was required (see note 1, General information).

Other financial instruments

The item ‘other financial instruments’ consists of all fixed income and variable income securities (including equities) and investments in unconsolidated subsidiaries and smaller shareholdings in other companies. In other words, investments consist of all securities and all unconsolidated investees. Effects on profit or loss are shown in the statement of comprehensive income within net gain or loss on financial instruments. The date of initial recognition or derecognition of other financial instruments is the settlement date.

Bonds and other fixed income securities as well as equity shares and other variable income securities are designated at fair value through profit or loss, consistent with the business model. The business model of the investment portfolio calls for taking long-term positions in bonds and investment funds. The portfolio is managed on the basis of market values. These securities are measured by OeKB Group at fair value through profit or loss. The Group does not have a trading portfolio.

The investments in unconsolidated subsidiaries and other companies are initially measured at amortised cost.

Financial liabilities

Financial liabilities are initially measured at their actual proceeds. As a rule, financial liabilities are held at amortised cost, in keeping with the business model. Where derivatives are used to hedge the interest rate risk or currency risk associated with liabilities, the hedged debt instruments are recorded at fair value in order to avoid accounting mismatches. Premiums, discounts or other differences between the proceeds and the repayment amount are realised over the term of the instrument by the effective interest method and recognised in net interest income (at amortised cost). Zero coupon bonds are recognised at present value.

Derivative financial instruments

To manage market risks, the Group uses derivative financial instruments (derivatives), especially to hedge future variable cash flows against changes in market interest rates and thus to mitigate the revenue risk on the lending side. The derivatives involved are largely interest rate swaps and cross currency interest rate swaps, which are traded over the counter (OTC) and used as hedging instruments, primarily for debt securities issued by OeKB Group. Credit exposures arising from fluctuations in value are secured with collateral. Derivatives are not used for speculative purposes.

The fair value of derivative contracts is calculated by generally accepted methods. Derivatives are recognised at the trade date. Derivative contracts are reported at their market value (the clean price) as a separate item in assets or liabilities. To avoid accounting mismatches (based on FVTPL measurement), the change in market values of the hedged balance sheet items, like that of the derivatives, is recognised in profit or loss within net gain or loss on financial instruments.

The exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act (in German: Ausfuhrfinanzierungsförderungsgesetz, published in Federal Law Gazette No 216/1981, as amended), which is used to hedge exchange rate risks under the Export Financing Scheme, is treated as a derivative contract and measured at fair value.

(6) Determination of fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair value of financial assets and liabilities. A valuation team consisting of members of the Accounting & Financial Control, Risk Controlling, and International Finance departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the full Executive Board.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the respective valuation team reviews the evidence, obtained from the third parties, supporting the conclusion that such measurements meet the requirements of IFRS, including the level of the fair value hierarchy to which these measurements are to be classified.

Significant measurement results are reported to the Audit Committee.

In the determination of the fair values of assets and liabilities, OeKB Group when possible uses observable market data. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels of the fair value hierarchy:

Listed financial instruments are recognised at market values, using those values determined on the basis of quoted market prices or, in the case of investment fund units, on the basis of the net asset values calculated in accordance with the Investment Fund Act. These financial instruments are reported under ‘other financial instruments’ and assigned to level 1 of the fair value hierarchy under IFRS 13.

Unlisted instruments are measured using the present value method or suitable option pricing models. To the extent possible, the input parameters used for these models are the relevant market prices and interest rates observed at the balance sheet date that are obtained from widely accepted external sources. The present value method is based on the present value of discounted future cash flows. The option pricing models are concerned with the value determined by applying option pricing formulas under the Black-Scholes model, multifactor HJM model or Hull-White model.

Financial instruments whose market value is determined using the present value method are assigned to level 2 of the fair value hierarchy under IFRS 13.

For derivatives held for hedging, fair value is measured by discounting the future cash flows by the current swap curve, including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debit valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Market values at specific future points in time; calculated using Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the own CDS spreads.

•	Loss given default: Estimation of the expected recovery in the case of counterparty default or own default.

Loans and advances to banks and loans and advances to customers consist predominantly of loans guaranteed by the Republic of Austria under the Export Guarantees Act. In the measurement of these assets, the discounting of contractual cash flows is based on a yield curve adjusted by the credit spreads of the Austrian government.

The market values of deposits from banks and customers and of debt securities in issue are determined by discounting the contractual cash flows by reference to OeKB’s credit spreads as at the measurement date.

For items repayable on demand, the fair value equals the carrying amount; this applies both to financial assets and financial liabilities.

Financial instruments falling neither into level 1 nor level 2 must be assigned to a separate category (level 3), within which fair value determination is based on special quantitative and qualitative information. OeKB Group does not hold any level-3 financial instruments.

Reclassifications between levels of the fair value hierarchy are recognised at the end of the reporting period in which the change occurred. No reclassifications were made in the financial year or the prior year.

(7) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances and other credit risk provisions relates to impairment of loans and advances, and any provision for credit guarantees. The allowance and provisions are raised for all identifiable credit risks. As part of its risk management system, OeKB Group employs a credit analysis system and an internal rating procedure. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies (Standard & Poor’s, Moody’s, Fitch) and on internal ratings. Credit ratings are monitored on an ongoing basis for changes. As a result, all banking book assets and off-balance sheet business can be classified according to creditworthiness and collateralisation. As by far the largest share of the credit portfolio falls under the Export Financing Scheme described in note 1, the requirement for loan loss provisions is negligible.

(8) Property and equipment and intangible assets

Property and equipment comprises land and buildings used by the Group, and fixtures, fittings and equipment. Land and buildings used by the Group are those which are used primarily for the Group’s own business operations. Intangible assets comprise only purchased software.

Property and equipment and intangible assets are recorded at cost less accumulated depreciation and amortisation. The following useful lives are assumed:

Useful life

Years
Buildings	40
Fixtures, fittings and equipment,other than information technology	3 to 10
IT hardware	3 to 5
Software	3 to 5

At the end of each reporting period OeKB Group is assessing whether there is any indication that an asset (an individual asset and a cash-generating unit) may be impaired. If any such indication exists, OeKB Group will estimate the recoverable amount of the asset.

(9) Sundry liabilities

Sundry liabilities are recorded at amortised cost.

(10) Employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19.

The obligations under defined benefit plans are measured by the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining periods of service of the participating employees. The method differentiates between interest cost (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (the benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs, i.e., within operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified to the income statement.

The calculation of the defined benefit obligation involves actuarial assumptions regarding discount rates, rates of salary increase and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined benefit obligation (DBO) is recognised at its value as at the balance sheet date. There are no plan assets (i.e., no fund-held assets against which to offset the DBO).

The pension obligations relate to both defined benefit and defined contribution plans and consist of obligations both for current and future pensions.

To most of its eligible employees, OeKB Group offers the opportunity to participate in defined contribution plans. The Group has an obligation to transfer a set percentage of annual salaries to the pension institution (pension fund). Defined contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

For a small number of key employees the Group still maintains defined benefit plans, which are generally based on length of service and on salary level. These defined benefit retirement pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The biometric basis for the calculations consists of the version of the current computation tables by Pagler & Pagler specific to salaried employees. The key parameters are:

•	A discount rate of 2.40% (prior year: 3.25%),

•	An overall rate of salary and pension increases of up to 3.0% (prior year: 3.0%)—which represents the collective-agreement trend and regular multi-employee increases and unscheduled individual-employee increases

•	An assumed age at retirement of 59 years 3 months for women (prior year: 59 years) and 64 years 3 months for men (prior year: 64 years) based on the transitional provisions of the Austrian public pension scheme (ASVG) under the Budget Implementation Act 2003.

(11) Other provisions

Other provisions are recognised where all of the following conditions are met:

•	OeKB Group has a legal or constructive obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are assessed at the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

In support of the Export Financing Scheme, an interest rate stabilisation provision is maintained to stabilise the interest rates on export credits. The provision is based on the constructive obligation regarding the use of surpluses from the Export Financing Scheme. This de facto obligation has a dual basis: it arises from the rules for the setting of interest rates in the Export Financing Scheme, which specify fixed margins for OeKB; and from a directive from the Austrian Ministry of Finance on the use of surpluses from fixed interest facilities.

The additions to and utilisation of the provision are determined by the net interest income from the Export Financing Scheme, less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the scheme’s funding. The net effects from the measurement of the derivatives and financial liabilities in the Export Financing Scheme are also reflected in this item. In accordance with these rules, the provision is used to stabilise the terms of export credits. The nature of the interest rate stabilisation provision allows either a one-year or a multi-year liquidation plan to be assumed for it, depending on the stress scenario. To take account of the short-term stress scenario, the provision was classified as current.

(12) Current and deferred taxes

The recognition and calculation of income taxes is performed in accordance with IAS 12. Current income tax assets and liabilities are measured by reference to local tax rates. Deferred taxes are determined by the balance sheet/liability approach. Under this approach, the carrying amounts of the assets and liabilities in the balance sheet are compared with the respective tax base for the particular Group Company. Any temporary differences between the two sets of valuations lead to the recognition of deferred tax assets or liabilities.

(13) Consolidated statement of comprehensive income

Composition of net gains and losses on financial instruments

Net gains and losses on financial instruments are affected by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate movements and derecognition. For financial assets designated on initial recognition as at fair value through profit or loss, and thus measured as such, interest and dividend income is recorded within net interest income.

Revenue recognition

Income and expenses are recognised as they accrue. Interest income is recognised on an accrual basis using the effective interest method. Dividend income is recognised at the time of the decision to pay the dividend.

Segmental information

In the segmental analysis presented below, the activities of OeKB Group are divided into business segments. The delineation of these three segments—Export Services, Capital Market Services and Other Services—is based on the internal control structure and the internal financial reporting to the Executive Board as the chief operating decision-making body. The financial information for these segments is regularly reviewed to allocate resources to the segments and judge their performance. In the segmental analysis, unlike the presentation in the statement of comprehensive income, actuarial gains and losses under IAS 19 are presented as an element of staff costs, within administrative expenses.

The Export Services segment encompasses the management of guarantees provided by the Republic of Austria through OeKB as the government’s official agent under the Export Guarantees Act (in German: Ausfuhrförderungsgesetz); OeKB’s Export Financing Scheme; and the shareholding in “Österreichischer Exportfonds” GmbH.

The Capital Market Services segment comprises all services provided by Oesterreichische Kontrollbank AG relating to the capital market, clearing and settlement of on-exchange and off-exchange securities transactions, the CentralSecuritiesDepository.Austria (CSD.Austria), and clearing services for the energy market.

The Other Services segment consists of OeKB’s information and research services, its own-account investment portfolio and investments, the activities of OeKB Group in private sector credit insurance, and Oesterreichische Entwicklungsbank AG.

Key figures are operating profit (in all segments), net interest income in Export Services, and profit for the year in the Other Services segment.

Segment performance in 2014

Results by business segment in 2014

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	319,707	—	24,729	344,436
Interest and similar expense	(264,293)	—	(219)	(264,512)

Net interest income	55,413	—	24,510	79,923
Share of results of equity-accounted investees	—	(73)	5,576	5,503
Impairment losses on loans and advances and other credit risk provisions	—	—	(91)	(91)
Fee and commission income	18,778	31,159	6,107	56,044
Fee and commission expense	(2,189)	(1,577)	(6,536)	(10,302)

Net fee and commission income	16,589	29,582	(429)	45,742
Administrative expense	(42,813)	(28,736)	(22,153)	(93,702)
Net other operating (expense)/income	(812)	2,854	5,567	7,609

Operating profit	28,377	3,627	12,980	44,984
Net gain or loss on financial instruments	114	—	23,865	23,979

Profit before tax	28,491	3,627	36,845	68,963
Income tax and other taxes	(6,882)	(783)	(7,207)	(14,872)

Profit for the year	21,609	2,844	29,638	54,091
Attributable to non-controlling interests	(216)	—	—	(216)
Attributable to owners of the parent	21,393	2,844	29,638	53,875
Segment assets	26,446,078	13,751	1,541,740	28,001,569
Segment liabilities	26,883,819	41,868	357,458	27,283,145

The following factors are worth noting:

•	Net interest income in the Export Services segment fell as a result of the reduction in the financing of exporters by their own banks, and increased in the Other Services segment amid the growth in lending by Oesterreichische Entwicklungsbank AG (OeEB), the development bank.

•	Net fee and commission income fell in Export Services due to low processing fees, rose in the Capital Market Services segment thanks to higher income from custody fees, and decreased in Other Services as a result of higher guarantee premium payments by OeEB.

•	The share of results of equity-accounted investees (joint ventures) in Capital Market Services reflected a year-on-year improvement in the result of CCP.A.

•	The visible increase in administrative expense in all segments was caused mainly by the actuarial losses from the change of parameters under IAS 19.

•	The significant rise in net gain on financial instruments in Other Services was attributable both to realised gains in connection with bond redemptions and to the higher measured fair value of the investment portfolio.

Results by business segment in 2013

€ thousand	Export Services	Capital Market Services	Other Services	Total
Interest and similar income	441,772	—	19,311	461,084
Interest and similar expense	(379,911)	—	(142)	(380,053)

Net interest income	61,861	—	19,169	81,031
Share of results of equity-accounted investees	—	(140)	5,297	5,156
Impairment losses on loans and advances and other credit risk provisions	—	—	(145)	(145)
Fee and commission income	20,843	30,133	5,426	56,403
Fee and commission expense	(2,430)	(1,598)	(4,467)	(8,495)

Net fee and commission income	18,414	28,536	958	47,908
Administrative expense	(37,838)	(25,352)	(20,151)	(83,342)
Net other operating (expense)/income	(862)	2,310	7,203	8,651

Operating profit	41,574	5,353	12,330	59,259
Net gain or loss on financial instruments	72	—	8,129	8,201

Profit before tax	41,646	5,353	20,459	67,459
Income tax and other taxes	(9,452)	(1,156)	(4,178)	(14,786)

Profit for the year	32,195	4,197	16,281	52,674
Attributable to non-controlling interests	(233)	—	—	(234)
Attributable to owners of the parent	31,962	4,197	16,281	52,440
Segment assets	27,530,788	13,254	1,420,219	28,964,261
Segment liabilities	27,829,522	37,603	412,646	28,279,771

Transactions offset between segments represent services rendered which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary, as the consolidation items are assigned directly to the segments.

The segment information is based on the same presentation and accounting policies as the consolidated financial statements, with the exception of actuarial gains and losses under IAS 19, which are reported in the segmental analysis within administrative expenses.

The regional focus of OeKB Group’s activities lies with the Austria-based banks of end-customers. A geographic segmentation is provided in note 50.

Notes to the consolidated statement of comprehensive income of OeKB Group

(14) Net interest income and share of results of equity-accounted investees

€ thousand	Amortised cost 2013	Fair value option 2013	Total 2013	Amortised cost 2014	Fair value option 2014	Total 2014
Loans and advances and money market instruments	446,574	—	446,574	328,874	—	328,874
Fixed income securities	—	8,295	8,295	—	8,212	8,212
Equity shares and other variable income securities	—	4,970	4,970	—	5,896	5,896
Investments in unconsolidated subsidiaries and other companies	1,243	—	1,243	1,453	—	1,453

Interest income	447,817	13,265	461,082	330,327	14,108	344,436
Money market instruments and current accounts	(11,031)	—	(11,031)	(8,988)	—	(8,988)
Debt securities in issue	(204,741)	(164,280)	(369,021)	(132,758)	(122,766)	(255,524)

Interest expense	(215,772)	(164,280)	(380,052)	(141,746)	(122,766)	(264,512)

Net interest income	232,045	(151,015)	81,031	188,581	(108,658)	79,925
Share of results of equity-accounted investees	5,156	—	5,156	5,503	—	5,503

(15) Impairment losses on loans and advances and other credit risk provisions

In the 2014 financial year an impairment loss of € 91 thousand (2013: € 145 thousand) was recognised in respect of microcredits extended by OeKB.

(16) Net fee and commission income

Net fee and commission income

€ thousand	2013	2014
Credit operations	(729)	(2,703)
Securities services	25,866	26,800
Export guarantees	18,033	16,641
Energy clearing	2,580	2,615
Other services	2,157	2,389

Net fee and commission income	47,908	45,742

The export guarantee activities represent services provided by OeKB on behalf of the Austrian government; additional detail is provided in the Segmental information section of this report.

(17) Administrative expenses

The costs for the audit of the annual financial statements were € 401 thousand (2013: € 311 thousand) and are included in other administrative expenses.

Administrative expenses

€ thousand	2013	2014
Salaries	37,011	36,606
Social security costs	8,294	8,423
Pension and other employee benefit costs	7,288	7,123

Staff costs	52,593	52,152
Other administrative expenses	22,548	21,856
Depreciation, amortisation and impairment of property and equipment and intangible assets	5,034	4,800

Administrative expenses	80,175	78,808

(18) Net other operating income

Net other operating income

€ thousand	2013	2014
Other operating income	9,995	9,239
Other operating expenses	(1,344)	(1,630)

Net other operating income	8,651	7,609

The item ‘other operating income’ relates largely to service fees received by OeKB for providing outsourced services (for instance, accounting & financial control, information technology, human resources, internal audit and other services). ‘Other operating expenses’ relate mainly to the stability tax on Austrian banks.

(19) Net gain or loss on financial instruments

Net gain or loss on financial instruments represents gains and losses from the disposal and valuation of securities, interests in investments and other companies.

Net gain or loss on financial instruments

€ thousand	2013	2014
Net gain or loss from measurement at fair value through profit or loss
Foreign exchange differences	255,059	(1,162,676)
Debt securities in issue and derivatives	(255,230)	1,162,736

Subtotal	(171)	60
Securities	8,325	23,919

Subtotal	8,154	23,979
Net gain or loss on disposal of investments in unconsolidated companies	46	—

Net gain or loss on financial instruments	8,200	23,979
Of which at fair value through profit or loss	8,030	23,843
Of which at amortised cost	170	136

Foreign exchange differences and the fair-valued debt securities in issue and derivatives relate to the Export Financing Scheme and are to be regarded as a single unit from an economic point of view. The net loss from foreign exchange differences arose predominantly from the trajectories of the USD and CHF. Thanks to the hedging function of the derivatives and the exchange rate guarantee by the Republic of Austria, the foreign exchange differences are very closely offset by the measurement gain on debt securities in issue and derivatives.

The gains of € 23.9 million on other financial instruments (2013: € 8.3 million) can be analysed as follows:

•	Gains of € 1.3 million realised on disposal (2013: gains of € 3.7 million)

•	Valuation losses of € 0.5 million (2013: losses of € 6.3 million)

•	Valuation gains of € 23.2 million (2013: gains of € 10.9 million)

The change in fair values of financial liabilities resulted exclusively from changes in market interest rates.

(20) Income tax and other taxes

Tax recognised in profit or loss

€ thousand	2013	2014
Current year	18,689	20,128
Adjustment for prior years	(94)	(121)

Total current tax expense	18,595	20,007
Origination and reversal of temporary differences	(90)	(9)
Change in recognised deductible temporary differences	(2,928)	(1,402)

Net deferred taxes	(3,018)	(1,411)

Income tax and other taxes	15,577	18,596

Tax recognised in other comprehensive income

€ thousand	2013	2014
Actuarial (losses) on defined benefit plans	(792)	(3,723)

The actual taxes are calculated on the tax base for the financial year, at the local tax rates applicable to the individual Group companies.

The taxation at the standard Austrian income tax rate is reconciled to the reported actual taxes as shown in the following table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience.

Effective tax rate reconciliation

€ thousand	2013		2014
Profit before tax	70,626	100.0%	83,858	100.0%
Tax expense at Austrian standard corporate income tax rate of 25%	17,657	25.0%	20,965	25.0%
Non-deductible expenses	(50)	-0.1%	131	0.2%
Tax-exempt income	(1,894)	-2.7%	(2,578)	-3.1%
Change in recognised deductible temporary differences	(230)	-0.3%	(43)	-0.1%
Change in estimates related to prior years	94	0.5%	121	0.1%

Total	15,577	22.1%	18,596	22.2%

(21) Appropriation of profit

The Executive Board will propose to the 69th Annual General Meeting on 12 May 2015 that the profit available for distribution recorded in the parent company financial statements for the year 2014 in the amount of € 20.3 million be used to pay a dividend of € 22.75 per share.

The amount of the resulting total proposed dividend is € 20.0 million. This represents approximately15% of the participating ordinary share capital for 2014 of € 130.0 million. After payment of the Supervisory Board performance-based compensation, the balance is to be carried forward.

The dividend payment for the 2013 financial year, which was made in May 2014, amounted to € 22.75 per share or a total of € 30.0 million.

Notes to the consolidated balance sheet of OeKB Group

(22) Cash and balances at central banks

This item consists solely of cash and balances with central banks and corresponds to cash and cash equivalents reported in the cash flow statement.

(23) Loans and advances to banks

Loans and advances to banks

€ thousand	Repayable on demand		Other maturities		Total
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Domestic	515	25,925	18,958,528	16,629,551	18,959,043	16,655,476
Foreign banks	21,135	8,609	2,384,151	2,647,750	2,405,286	2,656,359

Total	21,650	34,534	21,342,679	19,277,301	21,364,329	19,311,835

The analysis by rating category is presented in note 50.

(24) Loans and advances to customers

Loans and advances to customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Public sector	1,113	3,590	400,432	359,468	401,545	363,058
Other	982,480	1,014,970	105,136	132,293	1,087,616	1,147,263

Total	983,593	1,018,560	505,568	491,761	1,489,161	1,510,321

The analysis by rating category is presented in note 50.

(25) Allowance for impairment losses on loans and advances and other credit risk provisions

The allowance for impairment losses on loans and advances relates only to loans and advances to customers, and concerns only credit risks. The item also includes interest arrears at the balance sheet date. The amount of non-performing loans and advances before impairment allowances was € 599 thousand (2013: € 584 thousand).

At the balance sheet date there were no arrears and thus no financial assets ‘past due but not impaired’.

(26) Other financial instruments

Other financial instruments

€ thousand	31 Dec 2013	31 Dec 2014
Treasury bills	740,222	775,672
Bonds	518,689	607,068

Bonds and other fixed income securities	1,258,911	1,382,740
Of which listed bonds	1,258,811	1,382,740
Equity shares	—	—
Investment fund units	333,477	387,020

Equity shares and other variable income securities	333,477	387,020
Of which listed equity shares and other variable income securities	2,011	1,995
Investments in unconsolidated subsidiaries	1,536	1,536
Investments in other unconsolidated companies	18,045	18,045

Unconsolidated companies	19,581	19,581

Total other financial instruments	1,611,969	1,789,341
Of which at fair value through profit or loss	1,592,388	1,769,761
Of which at amortised cost	19,581	19,581
Due in the subsequent year
Bonds and other fixed income securities	99,460	166,161
Investment fund units (with fixed maturity)	—	10,000
Accrued interest	4,287	3,582

Total	103,747	179,743

Beginning in 2010, as part of liquidity management for the Export Financing Scheme, a liquid assets portfolio has been established that had a market value of € 1,121.1 million (2013: € 1,032.2 million) at 31 December 2014.

(27) Property and equipment and intangible assets

Property and equipment and intangible assets 2014

€ thousand	Cost at 1 Jan 2014	Additions in 2014	Disposals in 2014	Cost at 31 Dec 2014	Accumulated depreciation and amortisation	Net book value at 31 Dec 2014	Net book value at 31 Dec 2013	Current-year depreciation and amortisation
Land and buildings	82,378	—	—	82,378	(61,759)	20,619	23,975	(3,356)
Fixtures, fittings and equipment	22,366	574	(3,008)	19,932	(15,731)	4,201	4,858	(1,203)
Assets under construction	—	120	—	120	—	120	—	—

Property and equipment	104,744	694	(3,008)	102,430	(77,490)	24,940	28,833	(4,559)
Software	3,739	305	(482)	3,562	(3,087)	475	405	(240)
Assets under construction	697	60	—	757	—	757	698	—

Intangible assets	4,436	365	(482)	4,319	(3,087)	1,232	1,103	(240)

Total	109,180	1,059	(3,490)	106,749	(80,577)	26,172	29,936	(4,800)

Within the carrying amount of land and buildings used by the Group, the value of the land itself was € 4.4 million (2013: € 4.4 million).

Property and equipment and intangible assets 2013

€ thousand	Cost at 1 Jan 2013	Additions in 2013	Disposals in 2013	Cost at 31 Dec 2013	Accumulated depreciation and amortisation	Net book value at 31 Dec 2013	Net book value at 31 Dec 2012	Current-year depreciation and amortisation
Land and buildings	82,302	76	—	82,378	(58,403)	23,975	27,255	(3,355)
Fixtures, fittings and equipment	23,670	1,303	(2,607)	22,366	(17,509)	4,857	4,949	(1,349)
Assets under construction	—	—	—	—	—	—	—	—

Property and equipment	105,972	1,379	(2,607)	104,744	(75,912)	28,833	32,204	(4,704)
Software	3,564	176	(1)	3,739	(3,334)	405	559	(330)
Assets under construction	499	198	—	697	—	697	499	—

Intangible assets	4,063	374	(1)	4,436	(3,334)	1,103	1,058	(330)

Total	110,035	1,753	(2,608)	109,180	(79,246)	29,936	33,262	(5,034)

(28) Companies wholly or partly owned by OeKB AG

Companies wholly or partly owned by OeKB AG

Company name and registered office	Banking Act Category	Type of investment		Share- holding	Financial information
	Credit Institution/ Other Company	Directly held	Indirectly held	in %	Reporting date of latest annual accounts	Equity as defined in sec. 224(3) UGB, in €‘000	Profit for the year, in €‘000
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	x		100.00%	31 Dec 2014	13,281	4,283
“Österreichischer Exportfonds” GmbH, Vienna	CI	x		70.00%	31 Dec 2014	11,734	1,324
Equity-accounted investees (joint ventures)
OeKB EH Beteiligungs- und Management AG, Vienna	OC	x		51.00%	31 Dec 2014	93,079	9,708
Acredia Versicherung AG, Vienna	OC		x	51.00%	31 Dec 2014	89,748	11,250
PRISMA Risikoservice GmbH, Vienna	OC		x	51.00%	31 Dec 2014	12,738	2,873
PRISMA Risk Services D.O.O., Belgrade	OC		x	51.00%	31 Dec 2014	483	9
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	OC	x		50.00%	31 Dec 2014	11,420	(157)
Unconsolidated subsidiaries, held at amortised cost
OeKB Business Services GmbH, Vienna	OC	x		100.00%	31 Dec 2014	1,741	(330)
OeKB Zentraleuropa Holding GmbH, Vienna	OC	x		100.00%	31 Dec 2014	4,540	6
Investments in other unconsolidated companies, held at amortised cost
AGCS Gas Clearing and Settlement AG, Vienna	OC	x		20.00%	31 Dec 2013	2,778	(212)
APCS Power Clearing and Settlement AG, Vienna	OC	x		17.00%	31 Dec 2013	2,814	458
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	x		18.50%	31 Dec 2013	3,293	2,493
Einlagensicherung der Banken und Bankiers Gesellschaft m.b.H., Vienna	OC	x		0.10%	31 Dec 2013	77	—
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	x		8.06%	31 Dec 2013	2,857	439
“Garage Am Hof” Gesellschaft m.b.H., Vienna	OC	x		2.00%	31 Dec 2013	4,296	1,109
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	x		12.60%	31 Dec 2013	5,514	468
CEESEG Aktiengesellschaft (former Wiener Börse AG), Vienna	OC	x		6.60%	31 Dec 2013	333,324	18,835
Budapest Stock Exchange Ltd., Budapest	OC	x		18.35%	31 Dec 2013	18,405	1,902

The tables below provide material information on a non-wholly owned subsidiary and on joint ventures.

“Österreichischer Exportfonds” GmbH, Vienna, Austria

€ thousand	2013	2014
Export Services segment	Minority shareholding 30%	Minority shareholding 30%
Net interest income	3,151	3,101
Operating profit	1,149	1,099
Profit for the year	828	818
Profit – attributable to non-controlling interests	249	245
Other comprehensive (expense)	(52)	(98)
Total comprehensive income for the year	776	720
Total comprehensive income for the year -attributable to non-controlling interests	234	216
Current assets	1,027,123	1,029,494
Non-current assets	1,918	1,919
Current liabilities	1,001,212	1,003,077
Non-current liabilities	13,583	13,834
Equity	14,246	14,502
Attributable to owners of the parent	9,973	10,150
Equity – attributable to non-controlling interests	4,273	4,352
Net cash from operating activities	1,280	779
Net cash from/(used in) investing activities	12,186	(2,313)
Net cash (used in)/from financing activities	(13,464)	1,536
Net cash	2	2
Dividend payments to non-controlling interests	140	137

The carrying amount of the equity-accounted joint ventures at the balance sheet date was € 67.7 million. Of this total, € 62.0 million represented OeKB EH Beteiligungs- und Management AG and € 5.7 million represented CCP Austria Absicherungsstelle für Börsengeschäfte GmbH.

The financial information for OeKB EH Beteiligungs- und Management AG is based on its IFRS consolidated financial statements. The data for CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH is based on national accounting standards (Austrian Commercial Code); the amounts under the Austrian Commercial Code largely match those under IFRS.

There are no contingent liabilities for the equity-accounted joint ventures.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2013	2014
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is a holding company not listed on the stock exchange. It is the sole owner of Acredia Versicherung AG. Acredia was created by the merger of OeKB Versicherung AG into PRISMA Kreditversicherungs-AG in 2014. Acredia markets its products under the same familiar brands: ‘PRISMA – Die Kreditversicherung’ and ‘OeKB Versicherung’. It offers a wide range of credit insurance choices for Austrian industry.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Kreditversicherungs-AG, Hamburg, and included in the consolidated financial statements using the equity method. OeKB AG does not have decision-making power over the investee, through voting rights or other rights, that would allow OeKB AG to influence returns from the investee.

Insurance contracts are accounted for by applying IFRS 4, with due regard to the provisions of the Insurance Supervision Act. In accordance with IFRS 4, the claims equalisation reserve under the Act (after deduction of deferred taxes) is reported in IFRS equity.

€ thousand	2013	2014
Earned premiums	26,509	26,057
Technical result	9,897	9,001
Profit before tax	13,201	14,335
Of which depreciation	1,132	279
Of which interest income	1,414	1,404
Of which interest expense	—	—
Profit for the year	10,909	11,687
Other comprehensive (expense)	(523)	(753)

Total comprehensive income for the year	10,386	10,934
Current assets	50,050	44,946
Of which cash and cash equivalents	25,755	19,412
Non-current assets	141,038	152,313
Current liabilities	17,837	20,412
Non-current liabilities	51,716	55,354

Equity	121,535	121,493
OeKB Group’s share of equity at beginning of period	63,909	61,983
OeKB Group’s share of total comprehensive income for the period	5,297	5,576
Dividend payments received	(7,223)	(5,599)

OeKB Group’s share of equity at end of period	61,983	61,960

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Other services segment	2013	2014
Shareholding	50%	50%
Share of voting rights	50%	50%

CCP Austria (‘CCP.A’) is operated as a joint venture with Wiener Börse AG, Vienna, and is equity-accounted in the consolidated financial statements.

CCP.A is not a publicly traded company. It acts as the clearing agent for the Vienna Stock Exchange and as the central counterparty for all trades concluded on the exchange.

€ thousand	2013	2014
Revenue	2,477	2,553
Operating loss	(299)	(176)
Loss before tax	(271)	(157)
Of which depreciation	—	—
Of which interest income	27	18
Of which interest expense	—	—
Loss for the year	(280)	(146)
Other comprehensive (expense)	—	—

Total comprehensive (expense) for the year	(280)	(146)
Current assets	11,462	30,313
Of which cash and cash equivalents	11,322	30,147
Non-current assets	413	—
Current liabilities	247	18,758
Non-current liabilities	62	135

Equity	11,566	11,420
OeKB Group’s share of equity at beginning of period	73	5,783
Capital increase	5,850	—
OeKB Group’s share of total comprehensive (expense) for the period	(140)	(73)
Dividend payments received	—	—

OeKB Group’s share of equity at end of period	5,783	5,710

(29) Other assets

€ thousand	Dec 31 2013	Dec 31 2014
Sundry assets	34,756	48,768
Prepayments and accrued income	25,202	19,688

Other assets	59,958	68,456

(30) Deposits from banks

€ thousand	Repayable on demand		Other deposits		Total
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Domestic banks	85,715	50,950	—	—	85,715	50,950
Foreign banks	92,579	46,226	202,783	415,970	295,362	462,196

Total	178,294	97,176	202,783	415,970	381,077	513,146

(31) Deposits from customers

€ thousand	Domestic customers		Foreign customers		Total
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Public sector	544,602	696,826	1,432	1,423	546,034	698,249
Other	76,967	65,956	51,744	50,175	128,711	1,161,311

Total	621,569	762,782	53,176	51,598	674,745	814,380

(32) Debt securities in issue

€ thousand	Debt securities in issue		Of which listed
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Bonds issued	18,371,773	18,165,493	18,371,773	18,165,493
Other debt securities in issue	6,218,188	5,375,595	—	—

Total	24,589,960	23,541,088	18,371,773	18,165,493
Of which at fair value through profit or loss	17,288,446	17,118,531	—	—
Of which amortised cost	7,301,514	6,422,557	—	—

The amount repayable on maturity for debt securities in issue that are measured using the fair value option was € 14,112.3 million (2013: € 15,727.0 million).

Maturities in 2015

€ thousand	Maturities in 2014	Maturities in 2015
Debt securities in issue	9,511,117	8,523,015
Accrued interest	132,545	110,531
Redemption and coupon payments in the course of transmission to security holders	128	128
Fair value measurement	19,660	19,419

Total	9,663,449	8,653,094

(33) Provisions

Movement in provisions

€ thousand	1 Jan 2014	Amounts used or released	Additions	31 Dec 2014
Non-current provisions for employee benefits	115,650	(4,108)	227,192	131,100
Current provisions for employee benefits	4,900	(6,697)	4,900	10,645
Other current provisions	843,766	(14,161)	1,671,574	1,095,457
Of which interest rate stabilisation provisions	—	(7,204)	827,686	1,090,983

Provisions	964,316	(24,966)	1,903,666	1,237,201

Included in current employee benefit provisions are provisions for vacation pay and similar obligations, as well as bonus payments.

The item ‘other provisions’ at 31 December 2014 included an interest rate stabilisation provision of € 1,090.0 million (2013: € 834.9 million) created in order to stabilise the interest rates for the Export Financing Scheme. For an explanation on measurement of the provision, see note 11. In the fiscal year, an addition of € 117.9 million to the interest rate stabilisation provision was made from the net interest income of the Export Financing Scheme and an addition of € 145.4 million was made from the Scheme’s valuation results (also see note 1).

Movement in provisions for non-current employee benefits was as follows:

Movement in non-current employee benefit provisions

€ thousand	Pension	Termination benefits	Total 2014	Total 2013
Present value of defined benefit obligation (DBO), representing the total non-current employee benefit provisions at 1 January	91,781	23,869	115,650	112,554
Service cost	548	742	1,290	1,532
Interest cost	2,638	758	3,396	3,583
Benefits paid	(3,483)	(648)	(4,131)	(5,184)
Actuarial gain/(loss)	12,676	2,218	14,894	3,167
Of which actuarial gain/(loss) arising from change in parameters	15,942	1,949	17,891	3,273
Of which actuarial gain/(loss) arising from experience adjustments	(3,266)	269	(2,997)	(106)
DBO at 31 December	104,160	26,939	131,099	115,650

Non-current employee benefit provisions at 31 December	104,160	26,939	131,099	115,650

Historical information on defined benefit obligation

€ thousand	2009	2010	2011	2012	2013
Pension provision	79,027	81,368	84,016	88,051	91,781
Termination benefit provision	21,604	23,027	23,500	24,503	23,869
Non-current employee benefit provisions	100,631	104,395	107,516	112,554	115,650

The pension obligations for most of the staff have been transferred to a pension fund under a defined contribution plan. In connection with this plan, contributions of € 0.9 million were paid to the pension fund in 2014 (2013: € 0.8 million).

Staff costs also included the contributions of € 0.2 million to the termination benefit fund (2013: € 0.2 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It shows the respective absolute amount of the provision recognised at 31 December 2014 when a single assumption is varied at a time with the other assumptions held constant.

Analysis of sensitivities to changes in principal assumptions (minus signs denote resulting higher expenses to the Group, plus signs denote savings to the Group)

		Termination
	Pension	benefit
€ thousand	expenses	expenses
Increase in discount rate by 1.00%-point	12,786	2,271
Decrease in discount rate by 1.00%-point	(15,951)	(2,613)
Increase in expected salary growth by rate by 0.50%-point	(909)	(1,246)
Decrease in expected salary growth by rate by 0.50%-point	876	1,173
Increase in pension trend by 0.50%-point	(6,362)	—
Decrease in pension trend by 0.50%-point	5,820	—

Principal assumptions

	2013	2014
Discount rate	3.25%	2.40%
Salary trend	1.75%	1.25%
Pension trend	1.25%	1.75%

Total trends	3.00%	3.00%

The sensitivity analysis was performed by an independent actuary using the projected unit credit method. Information on the manner of arriving at the assumptions underlying the sensitivity analysis is provided in the section ‘Accounting policies’.

Maturity profile of the pension provisions

€ thousand	DBO at 31 Dec 2013	DBO at 31 Dec 2014
Not more than 1 year	3,757	4,390
Over 1 year but not more than 3 years	8,753	9,667
Over 3 years but not more than 5 years	9,469	10,199

Total not more than 5 years	21,979	24,256
Duration	12.8 years	14.2 years

(34) Tax assets and tax liabilities

Tax assets and liabilities respectively include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base in Group companies. No deferred taxes were recognised for any interests in companies nor for measurement effects under the Export Financing Scheme.

Deferred taxes arose on the following items:

€ thousand	Deferred tax assets		Deferred tax liabilities
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Financial investments at fair value through profit or loss	—	—	19,724	25,411
Securities	7,680	9,133	1,152	1,067
Employee benefit provisions	11,956	15,744	—	—
Other provisions	52,828	58,332	—	—

Total	72,465	83,209	20,876	26,478
Net deferred taxes	51,589	56,731

(35) Other liabilities

€ thousand	31 Dec 2013	31 Dec 2014
Accruals and deferred income	31,243	31,833
Sundry liabilities	69,897	87,966

Other liabilities	101,140	119,799

Accruals and deferred income included deferrals of up-front payments received for services in connection with the export guarantee business, and deferrals related to the issue of debt securities by the Group.

(36) Capital and capital management

The share capital of € 130 million is divided into 880,000 no-par-value shares. These registered ordinary shares with restricted transferability are represented by global certificates made out in the name of each individual shareholder. In 2014 the return on assets under section 64(1)19 Austrian Banking Act attributable to the owners of the parent was 7.5% (2013: 7.7%).

Section 3(1)7 Austrian Banking Act provides that Regulation (EU) No 575/2013 and section 39(3) and (4) Austrian Banking Act do not apply to transactions of Oesterreichische Kontrollbank Aktiengesellschaft related to export promotion under the Export Guarantees Act and the Export Financing Guarantees Act. As well, under section 3(2)1 Austrian Banking Act, the following legal provisions are not applicable: Part 6 of Regulation (EU) No 575/2013, and the Austrian Banking Act’s sections 25 and 27a, section 39(2b)7 in conjunction with 39(4), section 39(3), and section 74(6)3a in conjunction with 74(1).

The banking group as defined under section 30 Austrian Banking Act consists of Oesterreichische Kontrollbank AG, “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG. The strategic aim of capital management in OeKB Group is to ensure a sustained stable capital base. There were no material changes in capital management. At all times during the reporting period, the Group satisfied the capital requirements of the national supervisor.

The regulatory capital requirement for credit risk is determined in accordance with the provisions of Regulation (EU) No 575/2013. The capital required to be held for operational risk is determined by the Basic Indicator approach. The banking group does not hold a trading book.

At Group level, the risks are aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required is compared with the economic capital available, and both measures are monitored.

OeKB AG is the parent institution of the OeKB ‘banking group’ for the purposes of section 30 Austrian Banking Act. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No 575/2013 showed the following composition and movement:

Regulatory capital

	2013	2014
	€ thousand	€
Regulatory capital requirement pursuant to article 92 CRR (EU) No 575/2013 (Capital Requirements Regulation) (2013: section 22 Austrian Banking Act)
Risk-weighted assets (Standardised approach to credit risk)	269,612	596,171,309.88
Trading book	—	0.00

Total risk-weighted assets	269,612	596,171,309.88
Regulatory capital requirement for:
Credit risk	21,569	47,693,704.79
Foreign exchange risk	8,293	7,508,697.46
Operational risk (Basic Indicator approach)	23,105	22,098,417.07

Total regulatory capital requirement	52,967	77,300,819.32
Consolidated regulatory capital under Part 2 CRR (2013: under section 24 Austrian Banking Act)
Paid-up share capital	130,000	130,000,000.00
Reserves (2013: incl. Goodwill or gains on acquisition) [1]	303,996	519,055,517.21
Non-controlling interests	3,123	3,148,931.19
Less deductions
Intangible assets	(1,103)	(1,228,165.91)
50% of investments under section 73b Insurance Act in insurance companies and insurance holding companies under section 23(14)8 in conj. with section 23(13)4a Banking Act	(8,049)	0.00

Common Equity Tier 1	427,967	650,976,282.49
Non-controlling interests	—	5,324.89

Additional Tier 1 capital	—	5,324.89
Less deductions under article 472(4) CRR
Intangible assets	—	(5,324.89)

Tier 1 capital	427,967	650,976,282.49
Non-controlling interests	—	7,099.86
Reserve for general banking risks under section 57 Banking Act	131,815	—
Less deductions
50% of investments under section 73b Insurance Act in insurance companies and insurance holding companies under section 23(14)8 in conj. with section 23(13)4a Banking Act	(8,050)	—

Tier 2 capital	123,765	7,099.86

Available regulatory capital under Part 2 CRR	551,732	650,983,382.35
Surplus regulatory capital	498,765	573,682,563.03

[1]	Under article 26(2) CRR, earnings for the year are included in Common Equity Tier 1 capital only after the official adoption of the final annual financial results.

The resulting consolidated capital adequacy ratio (regulatory capital resources as a percentage of total risk-weighted assets) at the end of the financial year was 67.4%. The consolidated Tier 1 capital ratio was 67.4%, compared to113.8% one year earlier. The high excess cover was reflected in a cover ratio (capital resources as a percentage of the capital requirement) of 842.1%.

Other information and risk report

(37) Information regarding the statement of cash flows

The statement of cash flows presents the cash position and cash flows of OeKB Group. The cash position recorded, in the narrow sense, consists of cash and balances with central banks.

In cash flows from operating activities, all income and expense components are adjusted for non-cash items, including especially depreciation, amortisation and impairment, changes in provisions, deferred taxes and unrealised currency translation gains and losses, as well as all other items whose cash effects represent cash flows from investing or financing activities. Foreign currency translation losses and gains essentially occur only in connection with raising long-term and short-term funds for the Export Financing Scheme. These exchange rate risks are largely secured by the exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. OeKB Group thus does not bear any exchange rate risk from the Export Financing Scheme. Changes in exchange rates have little or no impact on cash and cash equivalents held or due in foreign currency.

Cash flows from investing activities represent changes in the investment portfolio, in non-current assets and in loan assets.

Cash flows from financing activities consist of the funding movements and of the payments related to the equity of the parent company.

(38) Analysis of remaining maturities

Residual maturities at 31 December 2014

€ thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Loans and advances to banks	34,534	1,723,063	6,633,816	8,291,634	2,628,788	19,311,835
Loans and advances to customers	110	372,680	682,654	191,310	263,567	1,510,321
Securities at fair value through profit or loss	375,852	16,984	162,759	562,959	651,206	1,769,760

Total	410,496	2,112,727	7,479,229	9,045,903	3,543,561	22,591,916
Deposits from banks	97,175	378,616	—	5,000	32,355	513,146
Deposits from customers	783,595	—	—	1,285	29,500	814,380
Debt securities in issue	—	4,939,035	3,714,059	10,507,467	4,380,527	23,541,088

Total	880,770	5,317,651	3,714,059	10,513,752	4,442,382	24,868,614

Residual maturities at 31 December 2013

€ thousand	Repayable on demand	Not more than 3 months	Over 3 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total
Loans and advances to banks	21,650	1,460,841	7,051,794	9,735,730	3,094,314	21,364,329
Loans and advances to customers	155	365,084	633,275	218,683	271,964	1,489,161
Securities at fair value through profit or loss	332,268	73,913	29,834	415,130	741,243	1,592,388

Total	354,073	1,899,838	7,714,903	10,369,543	4,107,521	24,445,878
Deposits from banks	178,294	172,266	640	5,000	24,877	381,077
Deposits from customers	649,265	—	—	—	25,480	674,745
Debt securities in issue	—	5,090,687	4,572,762	11,401,636	3,524,875	24,589,960

Total	827,559	5,262,953	4,573,402	11,406,636	3,575,232	25,645,782

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment. Accrued and deferred interest is assigned to the maturity class of ‘Not more than 3 months‘.

(39) Subordinated assets

The balance sheet contains no subordinated assets.

(40) Assets pledged as collateral

€ million	2013	2014
Securities pledged as collateral (market value)
With OeNB for tender	4,387	3,993
For trading on futures exchanges (EUREX)	26	20
For energy trading (ECC)	7	6
For stock exchange trading in Vienna (CCP.A)	1	—
For Eurex Repo platform	659	687

Collateral for credit risks of derivatives transactions
Collateral pledged	658	485
Collateral received	172	379

(41) Contingent liabilities and commitments

The off-balance sheet contingent liabilities of € 102.7 million (2013: € 82.0 million) were related to guarantees given by Oesterreichische Entwicklungsbank AG, which in turn are backed by a guarantee of the Republic of Austria. At the balance sheet date OeKB Group had total undrawn credit commitments of € 2,463.9 million (2013: € 2,353.5 million).

(42) Sundry off-balance sheet obligations

As part of the deposit insurance system operated by the Vienna-based Banken and Bankiers GmbH, in accordance with section 93 Austrian Banking Act, OeKB and Exportfonds are required to guarantee a proportionate amount of deposits.

Obligations arising under rental agreements for 2015 amounted to € 1.2 million (at the end of the prior year the obligations for 2014 were € 1.5 million). The corresponding obligations for the five-year period from 2015 to 2019 were € 9.0 million (at the end of the prior year the obligations for the five-year period from 2014 to 2018 were € 9.3 million). Rent paid for 2014 was € 0.5 million (2013: € 0.5 million).

(43) Fiduciary assets and liabilities

Fiduciary positions recognised in the balance sheet

€ thousand	31 Dec 2013	31 Dec 2014
Loans and advances to banks	11,835	10,407
Other assets	51,212	73,304

Fiduciary assets	63,047	83,711
Deposits from customers	11,835	83,711
Other liabilities	51,212	73,304

Fiduciary liabilities	63,047	83,711

Off-balance sheet fiduciary transactions amounted to € 17.9 million (2013: € 18.5 million). This item consists largely of development-aid credits processed on behalf of the Republic of Austria.

(44) Supplementary information on assets and liabilities under the Austrian Banking Act

Supplementary disclosures under sections 43 and 64 Austrian Banking Act.

€ thousand	31 Dec 2013		31 Dec 2014
	Assets	Liabilities	Assets	Liabilities
Denominated in foreign currency	1,652,693	19,096,938	1,720,885	18,190,928
Issued or originated outside Austria	3,114,279	23,552,755	3,451,566	21,120,571

(45) Derivative financial instruments

Derivative financial instruments are used for hedging (see note 5 for details).

Derivative financial instruments 2014

€ thousand	Notional amount at 31 Dec 2014—by remaining maturity				Fair values
	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2014	Positive	Negative
Interest rate derivatives
Interest rate swaps (OTC)	4,157,904	10,775,362	1,837,657	16,770,924	274,700	289,344

Currency derivatives
Currency swaps (OTC)	7,379,581	8,022,232	934,250	16,336,064	4,598,178	729,706
Foreign exchange transactions	58,996	—	—	58,996	—	7,644

Total	11,596,482	18,797,594	2,771,908	33,165,984	4,872,878	1,026,694

Derivative financial instruments 2013

€ thousand	Notional amount at 31 Dec 2013—by remaining maturity				Fair values
	Not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total 2013	Positive	Negative
Interest rate derivatives
Interest rate swaps (OTC)	3,878,695	12,079,888	1,118,759	17,077,342	327,067	305,161
Currency derivatives
Currency swaps (OTC)	6,250,086	8,158,490	119,574	14,528,150	3,421,040	1,145,796
Foreign exchange transactions	1,136,592	59,204	—	1,195,796	—	95,503

Total	11,265,373	20,297,582	1,238,333	32,801,288	3,748,107	1,546,460

(46) Fair value of financial instruments

The table below presents the carrying amounts and fair values of financial assets and liabilities, analysed by category.

Fair values are determined as described in note 6. The market values of loans and advances to banks and customers and of deposits from banks and customers are based on inputs that in the case of assets and of liabilities are directly or indirectly observable. The same is true of the market values of derivatives reported in other assets and other liabilities (level 2).

The determination of the market values of other financial instruments is based on prices quoted on an active market (level 1). No reclassifications occurred in the financial year or prior year. OeKB Group does not have level-3 holdings.

Fair value at 31 December 2014

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial instruments, at amortised cost	Financial instruments at fair value	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Other financial instruments	26	—	—	1,769,760	1,769,760	1,769,760	—	1,769,760
Derivatives held for hedging	45	—	—	4,872,878	4,872,878	—	4,872,878	4,872,878

Total		—	—	6,642,638	6,642,638

Financial assets not measured at fair value
Cash and balances at central banks	22	—	271,838	—	271,838	—	271,838	271,838
Loans and advances to banks	23	19,311,835	—	—	19,311,835	—	19,940,811	19,940,811
Loans and advances to customers	24	1,510,321	—	—	1,510,321	—	1,563,757	1,563,757
Allowance for impairment losses on loans and advances	7,25	(562)	—	—	(562)	—	(562)	(562)
Other financial instruments	26	—	19,581	—	19,581	30,712	—	30,712

Total		20,821,593	291,419	—	21,113,012

Financial liabilities measured at fair value
Debt securities in issue	32	—	—	17,118,531	17,118,531	—	17,118,531	17,118,531
Derivatives held for hedging	45	—	—	1,026,694	1,026,694	—	1,026,694	1,026,694

Total		—	—	18,145,225	18,145,225

Financial liabilities not measured at fair value
Deposits from banks	30	—	513,146	—	513,146	—	515,869	515,869
Deposits from customers	31	—	814,380	—	814,380	—	814,468	814,468
Debt securities in issue	32	—	6,422,557	—	6,422,557	—	7,167,273	7,167,273

Total		—	7,750,083	—	7,750,083

Fair value at 31 December 2013

€ thousand	Notes	Carrying amount				Fair value
		Loans and receivables	Other financial instruments, at amortised cost	Financial instruments at fair value	Total	Level 1	Level 2	Total
Financial assets measured at fair value
Other financial instruments	26	—	—	1,592,388	1,592,388	1,592,388	—	1,592,388
Derivatives held for hedging	45	—	—	3,748,107	3,748,107	—	3,748,107	3,748,107

Total		—	—	5,340,495	5,340,495

Financial assets not measured at fair value
Cash and balances at central banks	22	—	520,631	—	520,631	—	520,631	520,631
Loans and advances to banks	23	21,364,329	—	—	21,364,329	—	21,783,754	21,783,754
Loans and advances to customers	24	1,489,161	—	—	1,489,161	—	1,494,365	1,494,365
Allowance for impairment losses on loans and advances	7,25	(471)	—	—	(471)	—	(471)	(471)
Other financial instruments	26	—	19,581	—	19,581	30,712	—	30,712

Total		22,853,019	540,212	—	23,393,231

Financial liabilities measured at fair value
Debt securities in issue	32	—	—	17,288,446	17,288,446	—	17,288,446	17,288,446
Derivatives held for hedging	45	—	—	1,546,460	1,546,460	—	1,546,460	1,546,460

Total		—	—	18,834,906	18,834,906

Financial liabilities not measured at fair value
Deposits from banks	30	—	381,077	—	381,077	—	382,446	382,446
Deposits from customers	31	—	674,745	—	674,745	—	680,413	680,413
Debt securities in issue	32	—	7,301,514	—	7,301,514	—	7,743,188	7,743,188

Total		—	8,357,336	—	8,357,336

(47) Risk management

OeKB is a special-purpose bank for capital market services and the Austrian export industry. It does not conduct retail banking or deposit-taking business. In significant business segments, OeKB acts as a contractor to the Republic of Austria. This also applies to its roles in the promotion of exports through guarantees and financing.

To ensure the stability and profitability of the bank in the interests of all stakeholders (especially customers, owners, and the Republic of Austria), its risk management – essentially, the identification, monitoring, assessment, reporting, planning and treatment of risks – consists of important processes integrated in the business strategy. OeKB’s risk management systems are appropriate to the risk profile and business model.

Every risk assumed by OeKB Group must be consistent with the Executive Board’s risk policy and strategy for the Group, which is subject to annual review and aims to assure a sustained stable return on equity through a conservative approach to all risks, including financial risks and risks arising from business operations in general. The risk policy and strategy sets out the risk management principles, the risk appetite and the principles for the measurement and control of the risk categories used.

Market risk, credit risk and operational risk are recognised as key risks; OeKB also emphasises conservative management of liquidity risk, with the objective of being able to meet all payment obligations at all times even in stress periods.

Most of OeKB’s total assets by far are made up by the Export Financing Scheme, which is treated as a separate accounting entity distinct from the rest of the business (see note 1). In this respect, OeKB is exempt from certain relevant legislation, such as the European Union’s CRR, or Capital Requirements Regulation (Regulation (EU) No 575/2013), which took effect on 1 January 2014. Further major exemptions for OeKB apply in connection with the European and national provisions for banking union (such as the Bank Recovery and Resolution Directive, or BRRD). Similarly, these exemptions apply to the two banking subsidiaries, “Österreichischer Exportfonds” GmbH and Oesterreichische Entwicklungsbank AG, which together with OeKB form a banking group for the purposes of section 30 Austrian Banking Act.

The risks of the Export Financing Scheme are mitigated by extensive loan security and guarantees especially of the Republic of Austria. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customers’ access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in OeKB’s borrowing operations (creditor guarantees) and the government guarantees protecting OeKB from exchange rate risk (exchange rate guarantees).

In accordance with OeKB’s control principles and the segregation of the Export Financing Scheme (EFS) as a separate accounting entity, OeKB performs a separate calculation of risk coverage for the EFS. This is done by valuing the EFS’s residual risks not covered by security and comparing them to the interest rate stabilisation provision, which forms the dedicated capital available to cover the risks of the EFS.

In the Internal Capital Adequacy Assessment Process (ICAAP) used by OeKB Group, the Export Financing Scheme is treated as investee risk, a component of credit risk. Any risk exceeding the Export Financing Scheme’s dedicated pool of economic capital thus becomes part of the Group’s credit risk and enters into the calculation of risk coverage for OeKB Group.

The Supervisory Board receives comprehensive quarterly reports from the Executive Board on the risk situation; in addition, there is an annual consultation and approval process in the context of the Supervisory Board’s Risk Committee under section 39d Austrian Banking Act.

Risk management organisation

Against the backdrop of OeKB Group’s major business activities and its specific business and risk structure, the bank has adopted a clear functional organisation of the risk management process; well-defined roles are assigned to the following organisational units:

Executive Board: In accordance with the responsibilities prescribed in the Austrian Banking Act, the Executive Board sets the Group’s risk policy and strategy, in consultation with and subject to the approval of the Risk Committee of the Supervisory Board. As part of the Group’s enterprise-wide risk management, the Executive Board, working with the Risk Management Committee, determines the acceptable aggregate amount of risk (based on the calculated capacity to assume risk), approves risk limits derived from this aggregate and decides on the procedures for risk monitoring.

Risk Management Committee: The function of the Risk Management Committee is derived from the risk policy and consists of strategic risk control and risk monitoring. The Risk Management Committee is the primary recipient of the risk reports, monitors and manages the risk profiles for the individual risk types, and, as needed, decides actions based on the risk reports. The committee consists of the Executive Board, the Chief Risk Officer (CRO) and Deputy CRO, the Operational Risk Manager (ORM), Financial Risk Manager (FRM), internal control system officer, Legal Compliance Officer and representatives from the Accounting & Financial Control department and business segments.

Chief Risk Officer: The implementation of the measures decided by the Risk Management Committee is overseen by the Chief Risk Officer, supported by the Financial Risk Manager, the Operational Risk Manager and the Chief Information Security Officer (CISO).

Risk Controlling department: The ‘Risk Controlling’ department is responsible for the measurement and assessment of financial risks, the operating-level financial risk accounting and the implementation and monitoring of internal controls in respect of financial risk, including the monitoring of internal limits and the actual implementation of the Internal Capital Adequacy Assessment Process.

Operational risk management: The directions on the management of operational risk are implemented in the Group’s business operations by the Organisation, Construction, Environmental Issues and Security department (known as OBUS), with the exception of information security matters, which are the responsibility of the Chief Information Security Officer. The activities falling into the areas of operational risk management, of information security and of the internal control system officer are subject to ongoing coordination.

Asset and Liability Management Committee: The principal responsibilities of the Asset and Liability Management Committee (ALCO) are to manage the balance sheet structure and market risks and to set lending rates under the Export Financing Scheme.

Internal Audit: The organisational units involved in the risk management process and the procedures applied are regularly reviewed by the Internal Audit department.

Supervisory Board: The Supervisory Board has oversight of all risk management arrangements in OeKB Group and receives quarterly reports on the Group’s risk situation. These risk reports present a detailed view of the risk situation of OeKB Group. The Supervisory Board also maintains a Risk Committee under section 39d Austrian Banking Act, which convened for one meeting in 2014. The Audit Committee of the Supervisory Board also monitors the effectiveness of the system of internal control.

Risk appetite and approaches to risk control

The ICAAP serves to assure the maintenance of the defined bank-specific level of capital adequacy and, as a measurement and control tool, forms an integral part of the management process. The risk appetite is set annually by the Executive Board in consultation with and subject to the approval of the Risk Committee of the Supervisory Board.

In its ICAAP, OeKB applies both the ‘going concern’ approach (designed to ensure sufficient regulatory capital to continue in business even amid severe loss events) and the ‘gone concern’ approach (focusing on protecting creditors and the ability to repay deposits and other senior debt in the event of liquidation). The key difference between the two approaches lies in the definition of the economic capital available to cover risk, and the choice of confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern variant). Additionally, early-warning levels are defined.

Another measure for expressing risk appetite is based on liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of one month and a target survival period of two months have been set for OeKB Group.

Principles of risk measurements and of risk coverage calculation

The key variable in the measurement and management of risk is economic capital. It is calculated using the concept of Value at Risk (VaR) over a one-year time horizon. The calculation of risk coverage particularly takes into account credit risk, market risk and operational risk, with risk defined here as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The Internal Capital Adequacy Assessment Process is used only at the level of the whole OeKB Group. No ICAAP is performed at the level of individual institutions (OeKB AG, Exportfonds and OeEB).

Liquidity risk is measured and managed primarily by using the survival period. The survival period is determined on the basis of cash-flow and funding projections (using idiosyncratic and systemic stress assumptions) that are compared critically with the liquidity buffer. The survival period is the period for which OeKB Group’s liquidity buffer is sufficient to allow it to meet all payment obligations without having to restrict its business activities.

In the calculation of risk coverage, the economic capital required is compared with the economic capital available. This is done for different risk coverage objectives and approaches (‘going concern’ and ‘gone concern’). Compliance with these limits is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board. Concentrations of risk are also monitored through these processes. In the calculation of risk coverage, concentrations of risk between risk types are taken into consideration by determining the aggregate risk as the sum of the type-specific risk capitals and thus assuming a perfect positive correlation.

Risk assessment is performed at least quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. The results of liquidity and market risk analysis are also dealt with by the ALCO. Credit risks that are individually material are measured using Credit Value at Risk (CVaR); individually material market risks are measured using VaR. Credit and market risks that are not individually material are measured analogously to the material risks, or are assessed by allowing a lump sum for them.

Other risks, such as reputation and business risk, are recognised through flat percentage-based amounts. The assessment of operational risk employs the Basic Indicator approach, expanded by a distribution assumption for estimation at a high confidence level.

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers, and multivariate market-specific tests.

The systems used for this purpose are SAP, QRM, Bloomberg and proprietary systems.

Risk management is supported by the system of internal control, which serves to assure compliance with rules, standards and risk mitigation procedures. Extensive automated IT general controls, as well as reviews performed particularly by the Internal Audit department, contribute to the effectiveness of this internal control system. To mitigate legal risks, OeKB has a Legal Compliance Officer. The LCO reports to the Executive Board and has the role of ensuring that OeKB has a cohesive and comprehensive view of the impact of the various legal matters on the Group.

In 2014 the dominant theme was ensuring compliance with the new European and national regulations and reporting requirements. Part of this effort, in keeping with the ‘Fit & Proper’ set of requirements for appropriate personal and professional qualifications of leadership staff, was a focus on the training of key personnel, including managing directors and Executive Board and Supervisory Board members. In 2015 as well, the focus will remain on safeguarding compliance with the evolving supervisory rules, since various details of the regulatory framework are still pending.

Comparison of risk under ICAAP with regulatory capital requirement under article 92 Regulation (EU) No 575/2013

€ thousand	Value at Risk under ICAAP (99.98% confidence)		Regulatory capital requirement under EU Regulation 575/2013 (2013: section 22 Banking Act)
	31 Dec 2013	31 Dec 2014	31 Dec 2013	31 Dec 2014
Credit risk	25,636	20,754	21,569	47,694
Commodity and foreign exchange risk	24,138	22,342	8,293	7,509
Other market risk in the banking book	41,280	30,382	—	—
Other risks	15,637	13,611	—	—
Operational risk	29,399	28,119	23,105	22,098

The increase in regulatory capital requirement for credit risk resulted primarily from the new measurement rules under the CRR. These differ from the old measurement methods in two key ways. One is that from 2014, the carrying amount of the insurance sub-group is based on the IFRS value (previously: carrying amount based on Austrian Banking Act), which must be weighted at 250%. The other main change is that deferred taxes are now given a weighting of 100% (previously: 0% weighting).

(48) Risk types in detail

Market risk

Market risks arise from a potential change in risk factors that may lead to a reduction in the market value of the financial items. The types of market risk distinguished are specific and general interest rate risk; foreign exchange risk; and equity price risk. The Group’s market risks relate only to banking book positions, as no trading book is maintained.

Risks are assessed by using the Value at Risk concept to estimate maximum potential losses at given confidence levels. The economic capital determined in this manner is then taken into account in the calculation of risk coverage.

In addition, the effects of extreme market movements are calculated through stress tests. These tests comprise both the determination of Value at Risk under stress conditions (e.g., credit migration and correlations) and multivariate stress tests based on specific historical scenarios (e.g., Black Monday, September 11, and the 2007/08 financial crisis).

The largest amount of economic capital arises in connection with the Group’s investment portfolio (see note 26, Other financial instruments), which had a composition of 16.2% investment funds and 83.8% bonds owned by the Group. Of these bonds, € 1,121.1 million served as a liquidity buffer in the Export Financing Scheme; the buffer’s interest rate risk is hedged by interest rate swaps. The Value at Risk of the rest of the investment portfolio is determined monthly. At 31 December 2014 the VaR amounted to € 35.0 million for a holding period of one year at a 99% confidence level. The interest rate risk is also monitored by using stress scenarios. Thus, it was calculated that a positive interest rate shock of 200 basis points would have led to a reduction of € 26.9 million in market value. In the risk management of the investment portfolio, the in-house portfolio management is supported by an external overlay manager.

Exchange rate risks exist above all in connection with raising long- and short-term funds for the Export Financing Scheme. These risks are largely secured by an exchange rate guarantee of the Republic of Austria under the Export Financing Guarantees Act. For interest rate risks under the Export Financing Scheme (which are measured using Earnings at Risk), an interest rate stabilisation provision is maintained. It forms the dedicated capital available to cover the risks determined in the calculation of risk coverage for the Export Financing Scheme.

The following table shows the interest rate sensitivity gap analysis for OeKB Group (including the Export Financing Scheme).

Interest rate sensitivity gap analysis at 31 December 2014

€ thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Cash and balances at central banks	271,838	—	—	—	—	271,838
Loans and advances to banks	10,828,364	484,145	763,708	5,036,114	2,199,504	19,311,835
Loans and advances to customers	1,299,081	197,105	1,599	8,647	3,889	1,510,321
Bonds and other fixed income securities	243,990	15,000	137,000	436,000	550,750	1,382,740

Subtotal	12,643,273	696,249	902,306	5,480,761	2,754,143	22,476,733
Deposits from banks	(483,194)	(29,952)	—	—	—	(513,146)
Deposits from customers	(786,041)	(45)	(355)	(4,918)	(23,020)	(814,380)
Debt securities in issue	(6,086,486)	(712,428)	(2,987,689)	(9,492,259)	(4,262,226)	(23,541,087)

Subtotal	(7,355,721)	(742,425)	(2,988,045)	(9,497,176)	(4,285,246)	(24,868,613)
Effect of derivative contracts	(4,831,837)	71,961	1,107,575	2,866,620	785,682	0

Total	455,715	25,785	(978,163)	(1,149,796)	(745,421)	(2,391,880)

Interest rate sensitivity gap analysis at 31 December 2013

€ thousand	Not more than 3 months	Over 3 but not more than 6 months	Over 6 months but not more than 1 year	Over 1 year but not more than 5 years	Over 5 years	Total carrying amount
Cash and balances at central banks	520,631	—	—	—	—	520,631
Loans and advances to banks	11,192,633	545,642	1,072,867	5,921,202	2,631,985	21,364,329
Loans and advances to customers	1,253,821	222,140	210	8,928	4,063	1,489,162
Bonds and other fixed income securities	224,911	9,100	12,000	343,900	669,000	1,258,911

Subtotal	13,191,996	776,882	1,085,077	6,274,030	3,305,048	24,633,033
Deposits from banks	(363,414)	(17,663)	—	—	—	(381,077)
Deposits from customers	(647,348)	(200)	(543)	(6,614)	(20,040)	(674,745)
Debt securities in issue	(6,386,704)	(4,018,549)	(122,190)	(10,590,165)	(3,472,353)	(24,589,960)

Subtotal	(7,397,466)	(4,036,412)	(122,732)	(10,596,779)	(3,492,392)	(25,645,782)
Effect of derivative contracts	(3,001,686)	217,747	2,104	3,422,110	(640,275)	(0)

Total	2,792,844	(3,041,783)	964,448	(900,639)	(827,620)	(1,012,749)

Hedging

To assist in controlling market risks, the Group employs derivative financial instruments. The derivatives involved are interest rate swaps and cross currency interest rate swaps, which are traded over the counter (OTC) and used largely as hedging instruments for debt securities issued by OeKB Group. Instead of applying hedge accounting under IAS 39, these hedged financial liabilities are designated at fair value through profit or loss in order to avoid accounting mismatches. The changes in value of the derivative and of the respective hedged liability are thus recorded directly in profit or loss. Credit exposures arising from fluctuations in value are secured with collateral. From 2016, in conformity with EMIR (Regulation (EU) No 648/2012, the European Market Infrastructure Regulation), OeKB plans to clear interest rate swaps via a central counterparty.

(49) Liquidity risk

Liquidity risk is the risk of not being able to meet present or future payment obligations fully as they fall due. In the wider sense, liquidity risk also includes funding liquidity risk (the risk that funding can be obtained only on unfavourable market terms), and market liquidity risk (the risk that assets can be sold only at a discount).

Liquidity risk management is performed for OeKB Group as a unit, including the Export Financing Scheme.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s decades-long excellent standing in international financial markets coupled with the high diversification of its funding instruments, markets and maturities and especially the Austrian government guarantee protecting the lenders, combine to facilitate market access for the Group even when markets are under special stress. The approach to measurement and management of liquidity risk is documented in the liquidity risk management manual.

The central tool for the measurement of liquidity risk in its narrow sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash-flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets. The average survival period in 2014 determined by this methodology was about three and a half months. OeKB defines the survival period as that period for which the current liquidity buffer is sufficient, under an assumed combination of simultaneous idiosyncratic and systemic stresses, to meet all payment obligations without having to raise additional capital in the financial markets (although the full faith and credit of the Republic of Austria supports such borrowing by OeKB). In a stress period the survival period is thus the time available to take any strategic corrective action necessary. For crisis situations, a liquidity contingency plan is in place.

In addition to monitoring the daily liquidity position, long-term liquidity is assessed based on the gap analysis of the maturity profile of assets and liabilities.

Liquidity gaps based on long-term asset/liability maturity analysis at 31 December

€ thousand	Not more than 2 years		Over 2 but not more than 5 years		Over 5 but not more than 10 years		More than 10 years
	2013	2014	2013	2014	2013	2014	2013	2014
Liquidity gap	(1,023,304)	(1,774,834)	(1,397,720)	(466,841)	(1,931,428)	(136,578)	(909,789)	(460,311)

Maturity analysis of liabilities

The tables below show the schedule of future cash outflows and inflows based on the nominal amounts of the gross transaction. There were no netting agreements.

The mapping into time buckets is based on the contractual maturity structure; liabilities payable on demand are assigned to ‘Not more than 1 month’.

Liabilities at 31 December 2014

€ thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Deposits from banks	513,146	513,031	475,676	—	—	5,000	32,355
Deposits from customers	814,380	812,156	781,683	355	1,421	4,531	24,165
Debt securities in issue	23,541,087	23,040,978	1,470,315	3,350,062	3,700,117	10,258,258	4,262,226
Undrawn credit commitments and offers	—	2,463,894	371,306	991,823	690,587	410,178	—

Total	24,868,613	26,830,058	3,098,980	4,342,240	4,392,126	10,677,967	4,318,746
Derivatives	1,026,694
Outflows	—	4,336,897	—	1,081,615	423,766	2,698,945	132,571
Inflows	—	3,583,455	—	879,397	389,163	2,204,300	110,595

Liabilities at 31 December 2013

€ thousand	Net book value	Total	Not more than 1 month	Over 1 but not more than 3 months	Over 3 months but not more than 1 year	Over 1 but not more than 5 years	Over 5 years
Deposits from banks	381,077	381,011	343,994	6,500	640	5,000	24,877
Deposits from customers	674,745	672,379	647,274	168	543	4,354	20,040
Debt securities in issue	24,589,960	24,030,454	2,000,943	2,955,673	4,554,501	11,046,985	3,472,353
Undrawn credit commitments and offers	—	2,353,526	185,832	846,508	764,348	554,713	2,125

Total	25,645,782	27,437,370	3,178,042	3,808,849	5,320,033	11,611,052	3,519,394
Derivatives	1,546,460
Outflows	—	13,826,904	1,156,399	2,180,899	2,838,553	7,521,203	129,849
Inflows	—	12,522,909	1,126,130	2,109,860	2,729,265	6,438,079	119,574

(50) Credit risk

Credit risk is the risk of unexpected losses as a result of the default or deterioration in credit quality of counterparties. In view of its business structure, OeKB Group distinguishes the following types of credit risk: counterparty risk/default risk, investee risk and concentration risk. The critical measure used for credit risk is Credit Value at Risk, representing the difference between absolute VAR at a given confidence level (99.98% in the gone concern approach) and the expected loss associated with the respective default.

Counterparties are classified into internal credit rating categories on the basis of external ratings from internationally recognised rating agencies and internal credit ratings. A detailed 22-point internal master scale and clearly defined rating and mapping rules are used; the assignment of probabilities of default within the segment of very good credit ratings differentiates between sovereign and other counterparties.

The credit exposure of OeKB Group consists largely of export credits. In keeping with the Group’s exacting lending standards, the approval of these loans and commitments is subject to high loan security requirements (such as, notably, guarantees of the Republic of Austria). To secure credit risks in connection with derivative transactions, collateral agreements are concluded with all counterparties, and downgrade trigger provisions are in place with all counterparties. These trigger clauses permit contracts to be assigned to third parties, or to be cancelled, upon a pre-defined deterioration in rating. Credit derivatives are not used.

In OeKB Group ICAAP, the Export Financing Scheme (EFS) is treated as investee risk. It forms its own accounting entity and is managed through a separate calculation of risk coverage. This means that the residual risks in the EFS not covered by security (which consists primarily of Austrian government guarantees) are valued like market and credit risks (including credit valuation adjustment risk and funding liquidity risk) and are compared to the interest rate stabilisation provision (which represents the dedicated capital available to cover the risks of the EFS). In accordance with the main underlying management principle, market risks are measured using Earnings at Risk. Any risk exceeding the dedicated economic capital of the EFS thus becomes part of the Group’s credit risk and enters into the calculation of risk coverage for OeKB Group. Thanks to the risk-averse management of the EFS, this contingency has not arisen since the inception of the calculation of risk coverage in 2007.

The extensive security and guarantees provided by the Austrian government, inherent in the business model, involve a high concentration of risk with the Republic of Austria.

The distribution of assets in the banking book (including the investment portfolio) across rating categories was as shown in the table below. Guaranteed assets are, to the extent of the guarantee, assigned to the rating category of the guarantor; assets guaranteed by the Republic of Austria are assigned to rating category 1.

Credit portfolio by rating category 2014

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Cash and balances at central banks	271,838	—	—	—	—	—	271,838
Loans and advances to banks	18,648,469	466,009	197,235	32	6	83	19,311,835
Loans and advances to customers	1,460,528	43,772	—	—	47	5,974	1,510,321
Allowance for impairment losses on loans and advances	—	—	—	—	—	(562)	(562)
Other financial instruments	1,452,048	61,033	273,426	2,173	630	31	1,789,342
Derivatives	3,859,006	1,013,872	—	—	—	—	4,872,878

Credit portfolio by rating category 2013

€ thousand	Rating category 1 (AAA/AA)	Rating category 2 (A)	Rating category 3 (BBB)	Rating category 4 (BB)	Rating category 5 (B)	Rating category 6 (CCC and below)	Total carrying amount
Cash and balances at central banks	520,631	—	—	—	—	—	520,631
Loans and advances to banks	20,453,421	910,511	337	25	—	35	21,364,329
Loans and advances to customers	1,445,388	24,199	13,350	—	4	6,220	1,489,161
Allowance for impairment losses on loans and advances	—	—	—	—	—	(472)	(472)
Other financial instruments	1,303,352	57,368	248,109	2,102	655	383	1,611,969
Derivatives	3,223,112	524,996	—	—	—	—	3,748,108

The table below analyses the banking book assets by country category; export credits backed by a guarantee under the Export Financing Act are included under ‘Austria’.

Banking book assets by country category

€ thousand	31 Dec 2013	31 Dec 2014
Austria	26,162,330	24,445,331
EU (excluding Austria)	2,323,054	3,179,666
Other countries	248,341	130,654

As at 31 December 2014 the highest exposures within the region ‘EU (excluding Austria)’ were with the United Kingdom (€ 993.2 million), France (€ 561.7 million) and Denmark (€ 420.0 million). The highest exposure under ‘Other countries’ was with the United States, at € 81.8 million.

The Group’s business operations are subject not only to the regulatory requirements but also to the volume limits set by the Executive Board at the transaction type, portfolio and counterparty level.

(51) Operational risk

Operational risk is the risk of losses resulting from inadequacy or failure of internal processes, people or systems, or from external events, including legal risks.

Standards, rules and processes are derived from the risk policy and documented in the operational risk manual. This also includes emergency management manuals and emergency plans, as well as crisis scenarios, all of which are annually reviewed. The maintenance and evaluation of the loss database on an ongoing basis helps to assure a permanent process of optimisation of operational risks.

In view of the high importance of information security, the Group has a dedicated information security officer. Legal risks are mitigated through ongoing monitoring by the business segments, through the activities of the bank’s Legal Officer, and through coordination by a Legal Compliance Officer.

The economic capital required is determined by scaling the regulatory capital requirement under the Basic Indicator approach to the respective confidence level.

Regular checks conducted by Internal Audit and an effective system of internal control contribute to the further mitigation of operational risks.

Concentration risks

OeKB Group is subject to various concentrations of risk. The most material instances of this are business segment concentration as a special-purpose bank, and the guarantees by the Republic of Austria under the Export Financing Scheme. These concentrations are inherent in the business and integral to the business model; the scope for diversification in this regard is limited.

Other than this, significant risk concentration within risk types is given only in the Export Financing Scheme (EFS), where it relates primarily to credit risk concentrations with banks and with guarantors, for which economic capital is calculated in the EFS ICAAP. Through a limit system implemented in SAP, compliance with defined customer-specific credit limits and with the large-loan limits set by the Supervisory Board is verified daily.

Concentration risks across risk types – i.e., concentration risks created only by combinations of the different risk types – are accounted for in the ICAAP through the assumption of perfect correlation between risk types (credit risk, market risk, etc.). Additional risk estimation is performed using multivariate stress tests.

Other risks

Strategic risks, reputation risks and business risks are not explicitly assessed. For these risks it is assumed that they are proportional to the explicitly measured risks; in the calculation of risk coverage they are therefore included as percentage-based add-ons to the economic capital determined for the measured risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group, as most of its balance sheet total represents the Export Financing Scheme. The EFS exposure is to a large extent secured by the guarantee of the Republic of Austria, and the debt financing is part of the business model.

Regarding risks from the macroeconomic environment as well, OeKB differs markedly from commercial banks. Thus, significantly, OeKB is not subject to the risk of a run on savings deposits. Other risks, such as swings in interest rates or share prices, are already covered in the ICAAP through other risk types or, like potential reductions in income caused by macroeconomic weakness, are income statement risks that are the subject of multi-year profit projections. Therefore, no additional economic capital is recognised for these risks.

(52) Staff count

During the financial year, the Group had an average of 400 employees (2013: 403), based on full-time equivalents.

(53) Boards’ compensation and loans

The following table gives details of the aggregate compensation of the Executive Board and Supervisory Board members and the termination benefits and pension expenses for Executive Board members, key management and other employees (including changes in entitlements and provisions).

Boards’ compensation and loans

€ thousand	2013	2014
Aggregate compensation
Current members of the Executive Board	Not disclosed	Not disclosed
Former members of the Executive Board	138	459
Members of the Supervisory Board	275	275
Pension and termination benefit expenses for
Executive Board (and former members)	2,741	2,755
Key management	2,001	1,178
Other employees	2,546	3,190

As permitted under section 266(7)b Austrian Commercial Code, the aggregate remuneration of current Executive Board members is not stated. At 31 December 2014 there were no outstanding loans to members of the Executive Board or Supervisory Board. There were also no guarantees by OeKB for these individuals. There are no management share option plans for the Executive Board or for key managers.

Based on the corporate business strategy, and in harmony with the Group’s risk policy, the Executive Board of OeKB sets the compensation policy for OeKB. The compensation policy is reviewed annually. The Supervisory Board of OeKB maintains a Compensation Committee, to which the compensation policy is submitted for approval and which supervises the policy’s implementation.

In implementing the compensation policy, the principle of proportionality was followed by taking into account the size of OeKB AG (about 400 employees), the complexity of the business model and the need for a relatively conservative compensation structure.

The human resources (HR) strategy seeks to foster sustainability and quality assurance. A key pillar of the HR strategy is to offer appropriate compensation, both for employees and management. Compensation is benchmarked annually against the market. OeKB also takes care to achieve a sound relationship between fixed and variable pay.

The design of the variable compensation policy ensures that the incentive structure is aligned with the long-term interests of OeKB Group. The variable pay represents an appropriate share of total compensation. It is based both on individual performance and on the performance of the company or Group against one-year and multi-year targets.

The quantitative measurement of performance focuses on a mix of corporate performance metrics. One-third of the amount of the total bonus pool to be paid out is dependent on corporate earnings, one-third is tied to sustained growth in enterprise value and one-third is determined by risk parameters. At OeEB and Exportfonds, slightly modified performance indicators are used.

For OeKB Group (including the fully consolidated institutions OeEB and Exportfonds) for all staff, including the Executive Board, the aggregate variable compensation for 2014 amounted to approximately 9% (2013: approximately 9%) of aggregate gross total salaries (including the variable component). For the Executive Board, the individual variable component payable is capped at an upper limit of 40% of the individual’s total compensation. From the second tier of management (department heads) on down, the upper limit for the variable component is 20% of individual total compensation. At the balance sheet date, the Group’s provision for unearned performance-related compensation was € 5,778 thousand (2013: € 5,438 thousand).

If the variable compensation accrued exceeds 20% of individual total compensation (or exceeds the materiality threshold of € 30 thousand set by the Financial Market Authority), a deferred-payment process is applied to honour the regulatory requirements of sustainability and risk awareness: In this case, 40% (or for particularly large amounts, 60%) of the variable compensation is deferred by paying it out over a period of five years. Until the actual disbursement of deferred compensation, the beneficiary has only a non-vested future interest in the deferred amount. The annual instalment payable from the deferred amount is reassessed every year. The size of the individual tranches follows the relative movement in Tier 1 capital as defined in the written compensation policy.

In the event of an unfavourable financial position and low or negative profitability, the Executive Board and/or Supervisory Board (Compensation Committee and Nomination Committee) reserve the right to reduce the current variable compensation and deferred bonus payments. To the extent consistent with the law, this may include the complete cancellation of the current and deferred variable compensation.

In the table below, the item ‘fixed compensation‘ includes not just current salaries but also miscellaneous compensation in kind as well as contributions to pension and termination benefit funds. The ‘variable compensation’ represents the amounts paid in the financial year under review, including also deferred bonuses from prior periods that were paid in the year under review.

Analysis of annual compensation of senior management

€ thousand	2013	2014
General managers of the banking group and OeKB department heads and compliance officer
Fixed compensation	5,475	5,087
Variable compensation	787	828

Total compensation	6,262	5,915
Variable compensation as a share of total compensation	12.57%	14.00%
Number of persons included	25	24

All variable compensation is paid in cash, as OeKB does not have suitable non-cash instruments.

As permitted under the Data Protection Act, the compensation of the Executive Board, the amount of deferred compensation and any reductions of deferred compensation are not disclosed separately.

For senior management and for OeKB Group’s employees in general, the fixed salary represents the major share of total compensation. This leaves scope for a high degree of flexibility regarding the policy for variable compensation, including the possibility of not paying a variable component at all.

In keeping with sound and effective risk management, the low ratio of variable to total compensation helps to ensure that no staff member has a bonus-related incentive to take risks that exceed the intended corporate risk appetite or risk tolerance.

At OeKB Group, guaranteed variable pay is not considered compatible with the principle of performance-based compensation and is therefore not used.

(54) Other related party transactions

As a specialised institution for export services and capital market services, OeKB engages in many transactions with its shareholders, such as in their role as banks of the export financing customers of OeKB and as issuers of securities. All these transactions are conducted at arm’s length.

The following balance sheet items include transactions with related parties of OeKB:

There were no transactions with Executive Board or Supervisory Board members.

Related party transactions

€ thousand	31 Dec 2013	31 Dec 2014
Related party transactions with shareholders of OeKB Group that have significant influence
Loans and advances to banks	16,043,896	14,253,189
Other financial instruments	72,816	22,004
Deposits from banks	40,720	36,330
Related party transactions with unconsolidated subsidiaries
Deposits from banks	6,694	6,176
Related party transactions with equity-accounted investees
Deposits from customers	30,029	22,211
Related party transactions with other investees
Deposits from customers	10,406	6,641

(55) Board members and officials

Members of the Executive Board

Rudolf Scholten

Angelika Sommer-Hemetsberger

Members of the Supervisory Board

Erich Hampel, Chairman

Walter Rothensteiner,

1st Vice-Chairman

Franz Hochstrasser,

2nd Vice-Chairman

Helmut Bernkopf

Peter Bosek

Gregor Deix (until 21 May 2014)

Michael Glaser

Matthias Heinrich (since 21 May 2014)

Dieter Hengl

Herbert Messinger

Heimo Penker (until 21 May 2014)

Christoph Raninger (since 21 May 2014)

Karl Sevelda

Herta Stockbauer (since 21 May 2014)

Herbert Tempsch

Susanne Wendler (until 21 May 2014)

Robert Zadrazil

Franz Zwickl

Staff representatives:

Martin Krull

Erna Scheriau

Alexandra Griebl

Anish Gupta (until 13 March 2014)

Elisabeth Halys

Christian Leicher

Claudia Richter (until 13 March 2014)

Ulrike Ritthaler (since 14 March 2014)

Christoph Seper (since 14 March 2014)

Markus Tichy

Government commissioners

under section 76 Austrian Banking Act

Harald Waiglein, Commissioner

Johann Kinast, Deputy Commissioner

The above government commissioners are also representatives of the Austrian Minister of Finance under section 6 Export Financing Guarantees Act.

Government commissioners

under section 27 of the Articles of Association

(supervision of bond cover pool)

Beate Schaffer, Commissioner

Edith Wanger, Deputy Commissioner

(56) Date of approval for publication

The date of submission of these financial statements to the Supervisory Board for approval is 18 March 2015. Expanded disclosures in accordance with Part 8 of Regulation (EU) No 575/2013 are provided on the OeKB website (www.oekb.at).

Vienna, 25 February 2015

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

RUDOLF SCHOLTEN                              ANGELIKA SOMMER-HEMETSBERGER

Auditor’s Report

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of

Oesterreichische Kontrollbank AG,

Vienna,

for the year from 1 January 2014 to 31 December 2014. These consolidated financial statements comprise the consolidated balance sheet as of 31 December 2014, the consolidated statement of profit or loss and other comprehensive income, the consolidated cash flow statement and the consolidated statement of changes in equity for the year ended 31 December 2014 and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Consolidated Financial Statements and for the Accounting System

The Company’s management is responsible for the group accounting system and for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act). This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditors’ Responsibility and Description of Type and Scope of the Statutory Audit

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria and in accordance with International Standards on Auditing, issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). Those standards require that we comply with professional guidelines and that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the consolidated financial statements comply with legal requirements and give a true and fair view of the financial position of the Group as of 31 December 2014 and of its financial performance and its cash flows for the year from 1 January to 31 December 2014 in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Report on the Management Report for the Group

Pursuant to statutory provisions, the management report for the Group is to be audited as to whether it is consistent with the consolidated financial statements and as to whether the other disclosures are not misleading with respect to the Company’s position. The auditor’s report also has to contain a statement as to whether the management report for the Group is consistent with the consolidated financial statements.

In our opinion, the management report for the Group is consistent with the consolidated financial statements.

Vienna, 25 February 2015

KPMG Austria GmbH

Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed by

DDR. MARTIN WAGNER	ppa. MAG. RENATE VALA
Austrian Chartered Accountant	Austrian Chartered Accountant

MAP OF AUSTRIA

REPUBLIC OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	the Federal Republic of Germany, the Czech Republic and the Slovak Republic in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The population of Austria in 2010 was approximately 8,375,000, according to Statistik Austria estimates. From 2000 to 2010, Austria’s population increased by 4.7%. Vienna, the capital, had a population of 1.7 million in 2010.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2013. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Heinz Fischer was elected Federal President on April 25, 2004 and assumed the office on July 8, 2004. He was reelected for a further term of six years on April 25, 2010. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on December 16, 2013 by a coalition of the Austrian Social Democratic Party and the Austrian People’s Party and is led by Werner Faymann of the Austrian Social Democratic Party as Chancellor and Reinhold Mitterlehner of the Austrian People’s Party as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2002 Elections	2006 Elections	2008 Elections	2013 Elections	Composition since August 2013
Austrian Social Democratic Party (SPÖ)	69	68	57	52	22
Austrian People’s Party (ÖVP)	79	66	51	47	25
Austrian Freedom Party (FPÖ)	18	21	34	40	9
Green Party (Grüne)	17	21	20	24	4
Alliance for the Future of Austria (BZÖ)	—	7	21	—	—
Team Frank Stronach (FRANK)	—	—	—	11	—
Das neue Österreich (NEOS)	—	—	—	9	—
Without party affiliation	—	—	—	—	1
Total	183	183	183	183	61

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations:

•	the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 28.4% of the gross value added at current prices in 2014. Industrial development has been favored by the availability of domestic sources of electric power and raw materials. Tourism, agriculture and forestry also play an important part in Austria’s economy.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2010 through 2014. The 2014 GDP at current prices totaled EUR 329.0 billion, representing a 2.0% increase over 2013. In 2014 real GDP (reference year 2010) totaled EUR 307.6 billion, representing a 0.3% increase over 2013. The increase in GDP in 2014 was mainly driven by exports.

GROSS DOMESTIC PRODUCT(1)

	2010	2011	2012	2013	2014	Percentage of 2014 total gross value added
	(Billions of euros, at current prices)
Agriculture, forestry and fishing	3.8	4.4	4.3	4.1	3.9	1.3
Industry:
Mining and quarrying	1.2	1.5	1.5	1.5	1.4	0.5
Manufacturing	48.8	51.6	52.6	53.1	54.7	18.7
Electricity, gas and water supply, waste management	7.9	7.9	8.5	8.3	8.6	2.9
Construction	17.1	17.5	17.6	18.2	18.5	6.3

Total Industry	74.9	78.5	80.3	81.1	83.2	28.4
Service activities:
Wholesale and retail trade	34.0	35.9	36.6	35.8	35.4	12.1
Transportation and storage	14.6	15.3	15.9	16.6	16.3	5.6
Accommodation and food service activities	12.6	13.2	13.9	14.4	15.1	5.1
Information and communication	8.5	9.1	9.2	9.2	9.0	3.1
Financial and insurance activities	11.9	12.7	12.2	13.1	13.2	4.5
Real estate activities	24.1	25.3	26.3	28.0	29.3	10.0
Other business activities	23.3	24.9	26.1	26.6	27.4	9.3
Public administration(2)	46.8	47.7	49.2	50.0	51.8	17.7
Other service activities	7.5	7.8	8.0	8.1	8.5	2.9

Total service activities	183.2	192.0	197.4	202.1	205.8	70.3
Total gross value added	261.9	274.9	282.1	287.3	292.9	100.0

Taxes less subsidies on products	32.3	33.8	35.2	35.3	36.1

Gross domestic product Value	294.2	308.7	317.2	322.6	329.0

Volume(3)		294.2	303.2	309.9	306.6	307.6
Percentage change in gross domestic product over preceding year
Value		2.8	4.9	2.8	1.7	2.0
Volume(3)		1.9	3.1	0.9	0.2	0.3

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2010.

SOURCE: WIFO database.

These GDP results are based on a revised statistical methodology that has been applied for the first time. The revision was required to implement the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2010 through 2014.

DOMESTIC EXPENDITURE(1)

	2010	2011	2012	2013	2014	Percentage of 2014 gross domestic product
	(Billions of euros at current prices)
Gross domestic product	294.2	308.7	317.2	322.6	329.0	100.0
Add: Imports	139.9	157.9	162.0	161.0	164.1	49.9

Total demand	434.1	466.5	479.2	483.6	493.1	149.9
Less: Exports	149.1	165.6	170.0	172.5	175.8	53.4
Total domestic demand	284.9	300.9	309.2	311.1	317.2	96.4
Domestic expenditure:
Consumption expenditure:
Households(2)	158.9	165.3	170.3	173.8	177.2	53.9
General government	60.0	61.1	62.8	64.0	65.1	19.8

Final consumption expenditure	218.9	226.4	233.1	237.8	242.3	73.7
Investment:
Machinery and equipment(3)	32.6	36.8	37.4	37.5	38.0	11.5
Construction	31.0	32.8	34.1	34.1	34.8	10.6

Gross fixed capital formation	63.5	69.7	71.5	71.6	72.8	22.1
Changes in inventories(4)	2.9	5.2	4.7	2.1	1.7	0.5

Gross capital formation	66.4	74.8	76.3	73.7	74.5	22.6
Statistical discrepancy	-0.4	-0.3	-0.2	-0.3	0.5	0.1
Gross domestic final expenditure	284.9	300.9	309.2	311.1	317.2	96.4

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including intangible fixed assets, other products, and products of agriculture, forestry, fisheries and aquaculture.
(4)	Including acquisition less disposals of valuables.

SOURCE: WIFO database.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2010 through 2014.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per employee		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year	Index (2010 = 100)	Percentage increase over previous year
2010	101.0	1.1	100.0	1.0	100.0	5.0	100.0	1.7
2011	101.3	1.3	101.8	1.8	108.3	8.3	106.6	3.6
2012	101.1	–0.2	104.6	2.7	110.9	2.4	106.2	2.6
2013	100.6	–0.5	106.4	1.7	109.7	–1.1	108.5	2.1
2014	100.0	–0.6	108.3	1.7	107.6	–1.9	110.0	1.5

(1)	Indices based on average of monthly data for the periods indicated.

SOURCE: WIFO database.

Industry

In 2014, manufacturing accounted for 18.7% of gross value added. Thus the contribution of manufacturing to Austria’s GDP is higher than the average in European Union member states. Austria’s share of the European Union’s (28 countries) manufacturing output increased between 2005 and 2014 from 2.6% to 2.9%. The gross value added per employee was the sixth highest among the 28 member states of the European Union.

In terms of contribution to GDP, machinery and equipment was the largest sector within the industrial sector in 2014, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and basic metal products industry. The export intensity in Austrian manufacturing is high. In 2013 approximately 19.7% of exports went to non-European destination countries, primarily in Asia and Americas, but the EU countries remained the main destination for Austrian exports, capturing approximately 69% of Austrian exports.In 2013, R&D expenditures were above the European Union average, amounting to 2.8% of GDP.

In 2014, an average of 246,800 individuals was engaged in construction, representing 7.2% of Austria’s wage and salary earners. Construction accounted for 6.3% of gross value added in 2014.

In order to address potential liquidity shortages of non-financial sector companies resulting from the financial crisis, Austria enacted the Corporate Liquidity Strengthening Act (Unternehmensliquiditätsstärkungsgesetz—the “ULSG”), which was approved by the European Commission and became effective on August 25, 2009. The ULSG enabled the Minister of Finance to offer government guarantees for financings by solvent large- and medium-sized corporate sector companies. The guarantees issued have a maximum term of five years, and the maximum amount of guarantees that can be extended to any company is EUR 300 million. Guarantees were issued for the financing of working capital and investments, as well as for the refinancing of maturing bonds and loans. Guarantees cover between 30 and 70% of the underlying financing. The ULSG expired on December 31, 2010, but guarantees issued under the ULSG remain valid. In total, since the inception of the program, EUR 1.31 billion ($1.59 billion) in guarantees were issued under the program as of December 31, 2010, covering credit facilities of EUR 2.25 billion ($2.73 billion). The Ministry of Finance has entrusted the Bank with the administration of these guarantees of which EUR 107 million ($ 130 million) were still outstanding as of December 31, 2014.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union has increased competition within Austria’s financial services industry and led to a series of mergers and consolidations. Consequently, the number of banks declined from 923 in 2000 to 764 in 2014 and the number of branches was reduced by 301.

In 2007, the global financial system came under considerable strain caused by a deterioration of credit quality, a drop in valuations of structured credit products, and a lack of market liquidity accompanying a broad deleveraging in the financial system. The confidence crisis regarding the credit quality of individual banks hit Austria’s banks particularly hard due to their exposure to Eastern Europe (see “—Banking System and Monetary Policy—Exposure to Peripheral European Countries and Eastern Europe Regions and Countries”). As of June 30, 2014, majority-Austrian-owned banks had a total exposure of EUR 198 billion to countries in the Central, Eastern and Southeastern Europe (“CESEE”) area, amounting to approximately two-thirds of Austrian GDP. Foreign currency lending by Austrian banks has further declined in CESEE as well as in Austria, which can be attributed to supervisory initiatives by the Austrian authorities. However, the risks stemming from the relatively high volumes outstanding still prevail.

Due to a surge in single premium life insurance (+42%), total premium income in the Austrian private insurance industry showed a robust growth performance in 2014 (+3.3%). Amid high property prices and expectations of a protracted low interest rate environment private households switched part of their portfolio towards life insurance products. The increase in premium intakes in non-life insurance moderated towards 2.8% in 2014, mainly depressed by weak additional demand for mandatory third party motor vehicle insurance. Throughout life and non-life insurance claims payments experienced a lively upturn (+10%), which is likely to affect reserve accumulation as well as profitability in the industry. For the year 2015 the Austrian Insurance Association forecasts a return to the subdued revenue growth path of recent years (+0.6%) which is expected to continue into 2016 (+1.4%).

In 2014, financial and insurance activities contributed approximately 4.5% to Austrian gross value added at current prices.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2010 through 2013.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2010	2011	2012	2013
	(Tera Joules)
Domestic production:
Coal, coke and lignite	4	4	4	4
Hydro-electricity(1)	145,858	130,872	167,809	164,563
Oil and oil products	47,612	36,765	39,053	37,076
Natural gas	62,215	61,030	65,500	47,061
Other energy(2)	260,109	255,399	271,063	264,586

Total(3)	515,799	484,070	543,430	513,290

Domestic consumption(4):
Coal, coke and lignite	141,477	146,215	134,899	138,428
Hydro-electricity(1)	154,249	160,373	177,922	190,738
Oil and oil products	548,557	514,123	503,809	515,581
Natural gas	343,921	325,971	310,433	293,566
Other energy(2)	276,839106	272,770	291,007	286,580

Total(3)	1,465,045	1,419,452	1,418,069	1,424,893

Domestic production as a percentage of domestic consumption	35.2	34.1	38.3	36.0

(1)	Without calorific production.
(2)	Includes firewood and waste.
(3)	Amounts may not add due to rounding.
(4)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WIFO database.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption has been relatively stable, the use of natural gas and biomass has increased. In the foreseeable future, Austria will have to continue importing significant amounts of non-hydro-electric energy products.

In 2013, 0.917 million metric tons of crude oil (including natural gas liquids) were produced in Austria, amounting to 9.8% of total crude oil consumption. The production of natural gas from domestic sources covered 19.4% of total natural gas consumption. According to the Geological Survey, Austria had proven (and potentially available) reserves of 19.2 billion m3 of natural gas (excluding inert gas) and of 11.0 million tons of crude oil at the end of 2013.

OMV AG (“OMV”), formerly Osterreichische Mineralölverwaltung AG, is an integrated oil and chemical company responsible for the largest part of the exploration and drilling activities in Austria and owns and operates Austria’s only oil refinery, located in Schwechat, near Vienna. OMV is partly, and indirectly, state-owned. Foreign companies have the major share of the market for petroleum products in Austria.

In 2013, Austria generated 6% less electricity than in 2012 and was a net importer of electricity (net imports amounting to 10.4% of total electricity consumption). Since 1978, following a national referendum, Austrian law has forbidden the use of nuclear power as a source of energy.

In 2014, expenditures for imported energy accounted for 4.0% of Austria’s gross domestic product. Kazakhstan, Libya and Saudi Arabia were the principal suppliers of crude oil to Austria in 2014. In that year, 55% of all natural gas imports came from Russia and 28% came from Germany, whereas the share of Norwegian gas imports under the Troll-Gas-Sales Agreement reached only 0.6%. Coal and coke were imported mainly from Poland.

Austria’s reliance on Russia for approximately two-thirds of its natural gas supply exposes Austria to the risk of supply disruptions and increases in gas prices, which could have an adverse effect on Austria’s industry and a large portion of its population, which relies on natural gas for electricity and heating. Various events, including international conflicts and natural disasters, can lead to disruptions in the supply of natural gas from Russia. In early January 2009, for example, as a result of a dispute between Russia and Ukraine, which is a transit country for the gas pipeline between Russia and Austria, Russia’s gas supply to Austria fell by up to 90% during an approximately two-week period. In order to address supply disruptions in the short-term, RAG Rohöl-Aufsuchungs Aktiengesellschaft, an Austrian natural gas storage operator, increased its natural gas storage volumes. In addition, Austrian authorities issued regulations requiring major industrial gas consumers, such as gas-fired power plants, to reduce gas consumption in the event of supply disruptions.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2013, livestock raising and dairy operations accounted for about 45% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 43% of its surface area, or approximately 14,000 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 6.5% of Austria’s exports in 2013.

In 2013, an average of approximately 170,000 individuals was employed in agriculture and forestry, representing 4.7% of Austria’s labor force.

Tourism

Austria’s tourism industry benefits from extended summer and winter seasons. Various natural and scenic attractions, as well as the rich traditions in music and other forms of art and science, attract a great number of international tourists each year.

In 2014, the total number of overnight stays amounted to 131.9 million, representing a slight decrease of 0.5% compared to 2013. Of this number, 27.0% were domestic tourists (35.7 million; a marginal reduction of 0.2% in comparison to 2013); non-resident tourists therefore accounted for 73.0% (96.2 million; representing a decrease of 0.7% compared to 2013). Among Austria’s most important source markets, the most significant gains in the number of overnight stays stemmed from visitors from the People’s Republic of China (+17.9%), the United States (+9.1%), Poland (+7.0%), Slovakia (+6.2%) and Spain (+6.0%). Overnight stays by tourists from the Czech Republic (+3.1%), Hungary (+1.8%), Belgium (+1.7%), Switzerland (+1.4%), Romania (+1.1%) and the United Kingdom (+0.6%) also increased, while those by visitors from Italy remained the same. Fewer nights than in 2013 were spent in Austrian tourist accommodations by visitors from Sweden (–0.7%), Denmark (–0.8%), the Netherlands (–1.4%) and France (–1.8%) as well as from Austria’s main market Germany (–2.6%) and Japan (–3.4%). The number of nights tourists from Russia (–7.9%) spent in Austrian tourist accommodations declined sharply compared to 2013.

According to the latest Tourism Satellite Account (TSA) based on the European System of National Accounts 2010, direct tourism value added (excluding business trips) accounted for 5.3% of Austria’s GDP in 2013. This represents a gain of 0.5 percentage points over the base year 2000. The direct and indirect effects of tourism contributed 7.9% to the overall economy (on an input-output analysis 2007 basis). This figure remained stable compared to 2012 and increased by 0.3 percentage points since 2000.

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts derived therefrom.

OVERNIGHT STAYS BY FOREIGNERS AND

RELATED FOREIGN EXCHANGE RECEIPTS

	2010	2011	2012	2013	2014
Overnight stays by foreigners (thousands)	89,857	90,706	95,052	96,874	96,233
Total foreign exchange receipts (1) (millions of euros)	15,704	16,186	16,662	17,145	17,239	(2)

(1)	Including international transport.
(2)	Estimate.

SOURCE: WIFO database.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). ÖBIB is wholly-owned by the Republic of Austria.

As of March 2015, ÖBIB held GKB Bergbau GmbH (“GKB Bergbau”) and Finanzmarktbeteiligungs AG (“FIMBAG”), as wholly-owned subsidiaries, held a majority of the shares of Österreichische Post AG (“Post”), and held minority interests in Telekom Austria AG (“Telekom Austria”) and OMV. Regarding these holdings:

•	Post is Austria’s leading service provider in mail carriage.

•	Telekom Austria is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	OMV is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	GKB Bergbau is responsible for closing down, securing and monitoring the disused mines in Voitsberg-Köflach, Wies-Eibiswald, Wolfsberg and Bad Bleiberg and other, smaller external mining sites and closing down and recultivating former lignite mining areas in the Voitsberg district.

•	FIMBAG is the operating vehicle that fulfils the tasks set up in the Financial Market Stability Act of 2008 (FinStaG) to strengthen the Austrian financial market. As of March 2015, FIMBAG held, on behalf of the Republic of Austria, EUR 275 million of participation capital in Heta Asset Resolution AG (formerly Hypo Alpe-Adria Bank International AG), EUR 300 million of participation capital in Österreichische Volksbanken-AG, 99.8% of the share capital in Kommunalkredit Austria AG and 100% of the share capital in each of KA Finanz AG and Hypo Group Alpe Adria AG (formerly Hypo SEE Holding AG).

The following organizational chart presents the structure of ÖBIB and the extent of its interests in its subsidiaries and equity holdings as of March 2015.

In addition, ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

Austria’s average active population (men between the ages of 15 and 65 and women between the ages of 15 and 60) in 2014 was estimated at approximately 5.5 million individuals, and the Austrian labor force (wage and salary earners, self-employed individuals and unemployed individuals) was estimated at 4.3 million.

In recent years, a substantial number of foreign workers have been employed in Austria. An average of approximately 0.59 million such foreign workers were employed in Austria in 2014, representing 16.8% of the labor force. Approximately 29% of the foreign workers are citizens of the countries comprising the former Yugoslavia, about 15% are citizens of Germany and approximately 9% are citizens of Turkey.

The rate of unemployment (according to Eurostat Labour Force Survey), as a percentage of the total number of wage and salary earners, including self-employed and unemployed, was 5.4% in 2013. In 2014 the average number of unemployed was approximately 0.24 million, representing 5.6% of the labor force.

The following table sets forth certain information relating to unemployment and wage increases for the years 2010 through 2014:

	2010	2011	2012	2013	2014
	(%)
Unemployment rate (according to Eurostat Labour Force Survey)	4.8	4.6	4.9	5.4	5.6
Index increase of agreed scale wages	+1.5	+2.0	+3.3	+2.6	+2.4

SOURCE : Eurostat, WIFO database.

Austria’s social security system includes health, maternity, disability and old age benefits, workmen’s compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. Approximately 99% of Austria’s population is covered by health insurance, which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget. In 2013 50.7% of the social expenditures (EUR 47.3 billion) were used for old age survivors pensions, 25.7% (EUR 24.0 billion) were spent on health care and sickness, 9.3% (EUR 8.7 billion) were used for family allowances, 7.1% (EUR 6.7 billion) for disability, 5.5% (EUR 5.1 billion) for unemployment policy and 1.7% (EUR 1.5 billion) for housing and social inclusion. According to ESSPROS (European System of Integrated Social Protection Statistics) the social expenditure to GDP ratio was 29.8% in 2013.

Foreign Direct Investments

The amount of inward foreign direct investment increased by 8.8% in 2013 following a gain in 2012 (+5.6%). The main part of inward foreign direct investment originated from the 28 EU member states (58.8%) but their share has been decreasing since 2011. The most important investors in 2013 were Germany and Italy. The proportion of inward foreign direct investment accounted for by the “new” EU member states was only 3.1%. All European countries together accounted for 73.1% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (7.7%) and Switzerland and Liechtenstein (together accounting for a share of 5.9% of inward foreign direct investment in Austria). Outside Europe, the United States was the single most important investor in Austria, accounting for 10.7% of the total inward foreign direct investment. Brazil accounted for 2.0% of inward foreign direct investment and Japan accounted for a share of 1.8%. China’s share remained constant over the last 4 years and amounted to 0.4% in 2013.

Investment in the services sector, which accounted for 88.3% of inward foreign direct investment in 2013, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in banking and insurance operations (34.7%), professional, scientific and technical services activities (34.2%) and trade (13.2%). Important industries in which foreign entities have acquired major interests are the chemical industry (3.4%) and computer, electronic and optical products (1.6%). In 2013, the sectors other products and repair, construction and transport equipment experienced the highest increases in foreign direct investment.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Austria became a member of the EFTA at its establishment in 1960. By 1966, all tariffs between EFTA members were eliminated. On May 2, 1992 Austria joined the EEA and its membership in the EU became effective on January 1, 1995.

The following table, which should be considered in conjunction with the price indices shown below, shows the exports and imports of Austria in the years 2010 through 2014.

FOREIGN TRADE(1)

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2010	109,373	113,652	–4,279	96.2
2011	121,774	131,008	–9,234	93.0
2012	123,544	131,982	–8,439	93.6
2013	125,812	130,707	–4,895	96.3
2014	127,896	129,724	–1,828	98.6

(1)	Based on movements of goods.

SOURCE: STATISTICS AUSTRIA, WIFO database.

Over the past 15 years, foreign trade has substantially gained importance for the Austrian economy. In 2014, exports of goods at current prices (EUR 127.9 billion) corresponded to a share of 38.9% of GDP, compared to 32.7% in 2000. Austrian exports of goods increased by 1.7% in 2014, nearly the same rate as in 2013 (1.8%). In 2014, total imports decreased by 0.8% compared to 2013 and amounted to EUR 129.7 billion at current prices. The import share in GDP increased from 35.1% (2000) to 39.4% (2014). The Austrian trade balance improved by EUR 3.1 billion compared to 2013.

In 2014, Germany remained Austria’s most important trading partner, accounting for 29.8% of exports and 37.4% of imports. Exports to Germany increased by 0.5% in 2014, imports from Germany decreased in 2014 compared to 2013 by 1.0%. Although there is still a high export concentration on the EU-15 market (51.7% of total goods exports in 2014), this share has decreased in recent years. The region comprising the 21 Central and Eastern European countries is the second most important region – more than one-fifth of all Austrian exports of goods were delivered to these countries. In 2014 exports to the United States increased by 10.1% and to Switzerland by 5.5%. China accounted for a 2.6% share of total exports in 2014, with nominal values increasing by 7.8%, and ranks tenth among the top export destination countries of Austria.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE(1)

(2005 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(2)
Year	Price index	Volume index	Price index	Volume index
2010	100.0	100.0	100.0	100.0	100.0
2011	104.0	107.0	106.5	108.2	97.7
2012	104.9	107.7	108.3	107.2	96.8
2013	103.9	110.7	107.1	107.4	97.0
2014	103.4	113.1	105.3	108.4	98.2

(1)	Based on movements of goods.
(2)	Export price index divided by import price index, expressed in percentages.

SOURCE: STATISTICS AUSTRIA, WIFO database.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2010 through 2014.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2010	2011	2012	2013	2014	Percentage of 2014
	(Millions of euros)
Exports (f.o.b.):
Food and live animals	5,671	6,358	6,677	7,126	7,412	5.8
Beverages and tobacco	1,614	1,767	1,785	1,672	1,681	1.3
Crude materials, inedible except fuels	3,692	3,988	3,833	3,869	3,828	3.0
Mineral fuels, lubricants and related materials	3,511	4,112	4,524	3,382	3,072	2.4
Animal and vegetable oils, fats and waxes	169	230	209	239	185	0.1
Chemicals and related products n.e.s.	14,167	15,617	16,456	16,653	17,826	13.9
Manufactured goods classified chiefly by material(2)	25,162	28,515	28,198	27,541	28,097	22.0
Machinery and transport equipment	41,365	46,072	46,963	49,258	49,978	39.1
Miscellaneous manufactured articles	14,022	15,115	14,898	16,072	15,816	12.4

Total exports(3)	109,373	121,774	123,544	125,812	127,896	100.0

Imports (c.i.f.):
Food and live animals	6,679	7,422	7,914	8,363	8,657	6.7
Beverages and tobacco	866	882	921	833	833	0.6
Crude materials, inedible except fuels	5,811	6,709	6,308	5,928	5,748	4.5
Mineral fuels, lubricants and related materials	12,167	15,660	17,297	14,758	13,039	10.1
Animal and vegetable oils, fats and waxes	374	496	442	380	370	0.3
Chemicals and related products, n.e.s.	14,441	16,163	16,448	16,989	17,647	13.6
Manufactured goods classified chiefly by material(2)	18,060	21,516	20,310	19,834	20,099	15.5
Machinery and transport equipment	36,958	41,714	42,068	43,232	42,836	33.0
Miscellaneous manufactured articles	18,294	20,445	20,274	20,392	20,495	15.8

Total imports(3)	113,652	131,008	131,982	130,707	129,724	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WIFO database.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2010 through 2014.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2010	2011	2012	2013	2014	Percentage of 2014
	(Millions of euros)
Exports (f.o.b.):
EU countries(2)
Germany	34,530	38,042	37,843	37,873	38,050	29.8
Italy	8,576	9,345	8,447	8,228	8,224	6.4
United Kingdom	3,319	3,553	3,406	3,602	3,905	3.1
Czech Republic	4,145	4,763	4,471	4,388	4,367	3.4
Hungary	3,345	3,775	3,688	3,851	4,269	3.3
Other EU countries	24,361	26,490	27,532	28,798	29,182	22.8

Total EU countries	78,275	85,969	85,387	86,740	87,997	68.8
Other countries
Switzerland	5,199	5,986	6,232	6,337	6,686	5.2
Eastern European countries(3)	4,424	4,963	5,244	5,561	5,072	4.0
United States	4,958	6,389	6,932	7,060	7,775	6.1
All other countries	16,517	18,467	19,748	20,111	20,365	15.9

Total exports(4)	109,373	121,774	123,544	125,812	127,896	100.0

Imports (c.i.f.):
EU countries(2)
Germany	44,851	50,050	49,587	49,020	48,548	37.4
Italy	7,690	8,527	8,209	8,007	7,986	6.2
United Kingdom	1,728	2,018	2,183	2,044	2,299	1.8
Czech Republic	4,186	4,879	4,894	5,264	5,430	4.2
Hungary	3,132	3,654	3,761	3,729	3,831	3.0
Other EU countries	21,280	25,054	25,166	25,107	24,380	18.8

Total EU countries	82,867	94,182	93,800	93,170	92,473	71.3
Other countries
Switzerland	5,941	7,045	6,870	6,822	6,634	5.1
Eastern European countries(3)	3,761	5,030	5,666	4,733	3,846	3.0
United States	3,261	3,764	4,114	4,317	4,462	3.4
All other countries	17,822	20,987	21,532	21,663	22,308	17.2

Total imports(4)	113,652	131,008	131,982	130,707	129,724	100.0

(1)	Based on movements of goods.
(2)	The EU consists of Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden, United Kingdom.
(3)	Albania, Belarus, Bosnia and Herzegovina, Croatia, Kosovo, Macedonia, Moldova, Montenegro, Russia, Serbia, Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: STATISTICS AUSTRIA, WIFO database.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), Central Bank of Austria, for the years 2010 through 2014.

BALANCE OF PAYMENTS(1)

	2010	2011	2012	2013	2014
	(Millions of euros)
Current account	8,447	5,057	4,726	3,060	2,555
Goods	–1,384	–3,632	–3,162	–1,908	–2,346
Exports	109,498	122,326	124,660	123,150	123,723
Imports	110,882	125,958	127,822	125,058	126,070
Services	10,345	10,661	10,672	10,766	10,360
Exports	39,664	42,611	45,066	48,273	50,472
Imports	29,319	31,950	34,394	37,507	40,112
Income	2,475	1,046	405	–1,961	–1,905
Current transfers	–2,989	–3,018	–3,189	–3,837	–3,553
Capital account	–348	–330	–448	–473	–452
Financial account	3,436	4,822	5,204	7,526	6,019
Direct investment	5,760	11,032	10,179	4,233	3,123
Portfolio investment	6,994	–15,822	–5,751	–2,310	10,483
Other investment	–10,620	9,640	892	8,999	–8,307
Financial derivatives	208	–747	–1,051	–3,792	–1,408
Reserve assets	1,095	719	935	395	2,129
Errors and omissions	–4,662	95	926	4,939	3,916

(1)	Amounts may not add due to rounding.

SOURCE: WIFO database.

In 2014, the current account surplus amounted to EUR 8.5 billion, or 2.7% of gross domestic product. The increased surplus resulted primarily from higher goods exports and the continued positive development in services trade. A significant reduction in reinvested earnings from direct investment, however, offset part of the improvement. Economic sentiment in the non-financial business sector was stable in 2014, while capital markets remained restrained by uncertainty, precaution and low activity.

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating Member States of the European Union. During a transition period from January 1, 1999 until December 31, 2001, the Austrian schilling (ATS) was a non-decimal unit of the euro, expressed by the conversion rate irrevocably fixed on December 31, 1998 at ATS 13.7603 per 1 euro. Both the euro and the schilling were initially legal tender in Austria. Euro coins and bank notes became available on January 1, 2002. The Austrian schilling ceased to be legal tender at the end of February 2002.

The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2010	1.327
2011	1.392
2012	1.286
2013	1.328
2014	1.329
Monthly average
January 2015	1.162
February 2015	1.135
March 2015	1.084
April 2015	1.078

SOURCE: WIFO database.

The exchange rate of the euro was at 1.366 USD per EUR on January 2, 2014 and closed the year at its low at 1.214 USD per EUR. During 2014, the Euro reached its peak at 1.395 USD per EUR on May 5, 2014.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law. The transfer of shares in OeNB is subject to approval by the bank’s general meeting.

The OeNB is supervised by a General Council (Generalrat) consisting of fourteen members: the President and Vice-President of the OeNB, six members appointed by the Federal Government, and six members elected by the shareholders meeting. Pursuant to the National Bank Act, the members of the General Council shall include representatives from banks, industry, trade, small business and agriculture, as well as representatives of salaried employees and wage earners. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the Member States; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the Member States. Each NCB’s capital share is based on the respective Member State’s share in the population and the GDP of the EU. As of January 1, 2015, the OeNB had a share of 1.96% in the subscribed capital of the ECB.

By establishing the ECB, the participating Member States abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating Member States, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of the end of 2014, Austria had a total of 764 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	42 joint stock banks and private bankers

•	49 savings banks

•	10 regional mortgage banks

•	498 rural credit cooperatives

•	53 small business credit cooperatives

•	4 building and loan societies

•	78 special purpose banks

•	30 branches of foreign banks

While the number of credit institutions was 26 less than as of the end of 2013 (790 banks), the total number of branches and banking outlets decreased from 4,359 to 4,255.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation. The aggregate total assets of all Austrian-based credit institutions decreased by 3.3% in 2014 compared with 2013. Loan demand of the non-bank sector was almost unchanged compared to 2013, with an increase of loan demand of private households and of the general government by 2.1% and by 6.5% respectively being compensated by a decline in non-financial corporations’ demand by 3.5%. Growth of domestic nonbanks’ deposits was 3.2% in 2014, mainly due to an increase in time deposits (+19.2%), while demand deposits increased only by 5.5%. Savings deposits declined slightly (-1.8%) and direct domestic issues by banks declined by 13.9% in 2014.

In 2014, the total operating profit of all Austrian-based credit institutions slightly decreased by 1.5% compared to 2013. This development resulted from an increase in interest income (+5.7%) as well as in revenues from securities and participating interests (+17.6%) and an increase in commission income (+4.6%). Net income from financial transactions, however, showed a decrease of 25.7%. Operating income rose by 5.2%, whereas operating expenses increased by 8.5%. As a result, the cost/income ratio increased to 69.7%. Six Austrian banks (Erste Group, BAWAG P.S.K, Österreichische Volksbanken AG, Raiffeisen Zentralbank as well as two Raiffeisen Landesbanks) together with Italy-owned UniCredit Bank Austria are going to be supervised under the Single Supervisory Mechanism (SSM).

Hypo Alpe Adria wind-down. In December 2009, the Republic of Austria acquired the entire share capital of Hypo Alpe-Adria-Bank International AG in order to stabilize the distressed bank. Subsequently, several state support measures were granted to Hypo Alpe Adria and the state aid procedure with the European Commission was conducted. In September 2013 a final resolution plan and future state aid of up to EUR 5.4 billion through capital measures and up to EUR 3.3 billion through liquidity support were approved by the European Commission. According to the resolution plan, Hypo Alpe Adria was required to sell its Austrian bank subsidiary and its banking network in Southeastern Europe by June 30, 2015. The Austrian bank subsidiary was sold in December 2013. On December 22, 2014, an agreement was signed for the sale of the Southeastern European banking network, including the network’s holding company based in Austria. The closing of the transaction is expected in mid-2015 and is subject to approvals of the relevant regulators and the European Union. The remaining parts of the Hypo Alpe Adria group have discontinued all business activities and are marked for wind-down.

On March 14, 2014, the Minister of Finance, supported by a group of national experts, decided to implement a “bad bank” in the form of a special legal entity called “Anstalt” for the wind-down part of state owned Hypo Alpe Adria Bank International AG. On July 30, 2014, the Federal President signed an Act on Restructuring Measures for Hypo Alpe Adria Bank International AG (Gesetz über Sanierungsmaßnahmen für die Hypo Alpe Adria Bank International AG), pursuant to which certain costs of the wind-down will be shared with subordinated creditors and the former owners of Hypo Alpe Adria Bank International AG. As of October 30, 2014, Hypo Alpe-Adria-Bank International AG’s license to conduct banking activities pursuant to the Austrian Banking Law terminated and it continued its operations as a wind-down entity called Heta Asset Resolution AG (“HETA”).

On February 27, 2015 the results of an asset quality review conducted as part of the liquidity- and wind-down-plan indicated a shortfall in HETA’s capital in the range between EUR 4.0 billion and EUR 7.6 billion. HETA’s management board therefore determined that objective and specific indications existed to suggest that HETA would not be able to repay its debts and to meet its liabilities when due in the near future. On March 1, 2015, the Austrian Financial Market

Authority (FMA), in accordance with the new European resolution regime for banks, issued an administrative decision initiating the resolution of HETA. The FMA furthermore imposed a temporary moratorium on payments of HETA’s debt, including securities guaranteed by Carinthia, until May 31, 2016 in order to draw up a resolution plan. Several investors have brought lawsuits or have threatened to bring lawsuits in response to the moratorium.

Exposure to Peripheral European Countries and Eastern Europe Regions and Countries

As of December 31, 2014, the total international exposure (claims) of Austrian banks amounted to EUR 332 billion or 105% of Austrian GDP.

As Austrian banks have strongly focused their activities on countries in Central, Eastern and Southeastern Europe (“CESEE”), they are only marginally exposed to the “peripheral” euro zone markets currently faced with difficult economic conditions, namely Cyprus, Spain, Greece and Portugal. The exposure of Austrian banks to CESEE is fairly large, but broadly diversified. At December 31, 2014, majority-Austrian-owned banks had a total exposure of EUR 198 billion to the CESEE area, which represents a decrease of 3.9% compared to September 30, 2013. The integration of the Austrian banking sector with this region continues to be broadly based, with the EU-2004 countries—some of which have recently again been facing higher political risks—accounting for as much as 85% of the exposure. In the first half of 2014 the CESEE subsidiaries generated an aggregate period result of some EUR 1 billion, which is 26% less than in the first half of 2013, amounting to a return on assets of approximately 0.7% (down from 1.0%). The main drivers for this development were the activities of Austrian subsidiaries in Romania and Hungary. While in Romania the net profit after tax turned negative in the first half of 2014 due to one-off effects, losses faced by Austrian subsidiaries in Hungary widened in a year-on-year comparison in the wake of a tough local operating environment. In recent years, profits have increasingly concentrated on the Czech Republic, Slovakia, Russia and Turkey.

Due to a still weak macroeconomic environment, credit quality continued to decrease. The aggregate loan loss provision ratio of Austrian banks’ CESEE subsidiaries stood at around 0.8% in June 2014. The foreign currency loan volume of Austrian banks’ subsidiaries in CESEE amounted to EUR 78.9 billion in June 2014 (aggregate share of foreign currency loans in total loans: 42%) and was mainly denominated in euro. Although this still represents another challenge for Austrian banks, there is nevertheless further potential for growth in the region and, thanks to their broadly diversified exposure, Austrian banks are well positioned to exploit strategic growth opportunities.

Austrian banks, which in the aggregate compared to other countries’ banks are the non-domestic banks most exposed (measured relative to total bank asset size) to the Russian and Ukrainian markets, are exposed to increased risk of credit default in these markets resulting from the political tensions between Russia and Ukraine and the current international sanctions against Russia.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the Member States that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of December 31, 2013, the Austrian share amounted to approximately 3.1% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2013. In the course of 2013, required reserves remained stable at approximately EUR 3.2 billion in December 2013 compared to December 2012. Minimum reserves accrue interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. This means that for the year 2013 the rate was between 0.25% and 0.75%.

The following table sets out Austria’s official reserve assets as at December 31, 2012, 2013 and 2014.

		December 31, 2012	December 31, 2013	December 31, 2014
Official Reserve Assets		19,446	16,893	20,542
1.	Foreign currency assets (in convertible foreign currencies)	6,027	5,863	8,776
	(1a) Securities	5,198	5,232	7,710
	(1b) total currency and deposits with:	829	631	1,066
	(i) other national central banks BIS and IMF	199	246	528
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	630	385	538
2.	IMF reserve position	1,282	1,154	986
3.	SDRs	1,949	1,991	1,901
4.	Gold (including gold deposits and gold swapped)	11,353	7,843	8,892
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	15	41	-13
	- financial derivatives	15	41	-13
	Other Foreign Currency Assets	4,422	714	826
	- securities not included in official reserve assets	576	700	834
	- deposits not included in official reserve assets	455	0	0
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	19	14	-8

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2001/15. According to these calculations, there were EUR 24,497 million banknotes in circulation in Austria as at December 31, 2013, EUR 23,298 million at December 31, 2012, and EUR 22,687 million at December 31, 2011.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (the Court of Accounts) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the Member States agreed on the main elements of a Stability and Growth Pact (the “Pact”) in 1996. According to the Pact, which was last amended in 2011, Member States must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). In addition, 25 Member States, including Austria, agreed on national “debt brakes”, pursuant to which the structural deficit may not exceed 0.5% of GDP after a transition period.

Under the TFEU and the Pact, a Member State whose general government deficit exceeds the reference value of 3% of GDP becomes subject to the Excessive Deficit Procedure (“EDP”). Under the EDP, the Economic and Finance Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the Member States. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend corrective measures aimed at correcting the excessive deficit and will review the corrective measures taken by the Member State. For those Member States whose currency is the euro, the Pact contemplates a set of financial sanctions. After the amendment of the Pact in 2011, those Member States can be required to provide an interest bearing deposit of 0.2% of GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a Member State’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, it can impose a fine of 0.2% of GDP. The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. a Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the Commission’s recommendation. However, the Pact provides that the 3% limit may be exceeded temporarily without triggering an EDP in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the Member State concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term.

On December 2, 2009, the Ecofin Council determined that an excessive deficit existed in Austria and recommended that Austria adopt fiscal consolidation measures beginning 2011 at the latest in order to reduce the deficit to below 3% of GDP by 2013, which required an annual consolidation effort of 0.75 percentage point of GDP in the years 2011 to 2013. On April 29, 2014, an updated Austrian Stability Program for the period 2014 to 2018 was submitted to the Council of the European Union, the European Commission and the Austrian Parliament as well as to the social partners and the partners in the Austrian revenue sharing system. On June 17, 2014, the Ecofin Council determined that an excessive deficit no longer existed in Austria and closed the excessive deficit procedure against Austria.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union was ratified by twelve Euro Area Member States and entered into force. Its provisions are binding for Euro Area Member States, while the other Member States will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact.” The Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact. The fiscal compact requires contracting parties to ensure convergence towards the country-specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules are to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply with this obligation, the matter will automatically be brought before the EU Court of Justice. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of Euro Area Member States. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant Member State has ratified the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by Euro Area Member States to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. On May 9, 2012, the Federal Government together with the provincial governments (Länder) and the local authorities (Gemeinden) agreed on the “Austrian Fiscal Compact 2012” which, after being approved by the Nationalrat as well as the regional parliaments, entered into force retroactively as of January 1, 2012.

Response to the European Sovereign Debt Crisis

After Greece had experienced serious difficulties in accessing the financial markets to obtain new borrowings to cover its substantial financing needs in the first months of 2010, the Euro Area Member States concluded that the stability of the euro area as a whole was threatened and agreed to help Greece meet its financing needs. In May 2010, the Euro Area Member States agreed to provide Greece with stability support (the “Greek Loan Facility”) in the form of pooled bilateral loans of up to EUR 80 billion, parallel to a loan facility provided by the International Monetary Fund (“IMF”) of up to EUR 30 billion. The amounts under the Greek Loan Facility were to be disbursed over the period May 2010 through June 2013. Austria’s contribution amounted to approximately EUR 2.3 billion.

On May 10, 2010, the Council of the European Union and the Member States decided on a temporary package of measures to address the risk of contagion in an environment of fragile financial markets and to preserve financial stability in Europe. This package included the European Financial Stabilization Mechanism (“EFSM”), a facility of up to EUR 60 billion guaranteed by the EU budget. In addition, the Euro Area Member States established the European Financial Stability Facility (“EFSF”). This special purpose vehicle was initially authorized to issue bonds guaranteed by Euro Area Member States up to an aggregate principal amount of EUR 440 billion for the purpose of on-lending to Euro Area Member States in financial difficulties. The EFSF became fully operational on August 4, 2010 and commenced refinancing activities at the beginning of 2011. In mid-2011, the Heads of State or Government agreed to increase the EFSF’s guarantee commitments from EUR 440 billion to EUR 780 billion (with Austria’s total participation amounting to approximately EUR 21.6 billion) and to increase its scope of activity to include additional measures designed to alleviate the Greek debt crisis and enhance the stability of the euro area as a whole. These amendments to the EFSF framework became effective in October 2011. As of July 1, 2013, the European Stability Mechanism (“ESM”), which is discussed below, became the sole and permanent mechanism for responding to new requests for financial assistance by Euro Area Member States. The EFSF may no longer engage in new financing programs or enter into new financial assistance facility agreements, but will remain active in financing its ongoing programs. It is expected to be dissolved and liquidated once it has received full payment of financing granted to Euro Area Member States and once it has repaid its liabilities under financial instruments issued and any obligations to reimburse guarantors.

The first Euro Area Member State to receive support from the EFSM and EFSF was Ireland. Under this program, a total of EUR 67.5 billion from the EFSM, the EFSF, the IMF, bilateral loans from the United Kingdom, Denmark and Sweden were made available for Ireland beginning in 2011. An additional EUR 17.5 billion was financed by the Irish Treasury cash buffer and investment of the Irish National Pension Reserve Fund. In November 2013, the Irish government announced its decision not to request successor financial assistance, and the financial assistance program for Ireland expired as planned in December 2013.

In early April 2011, Portugal officially applied for support under the financial support mechanisms. Financial support was provided for the period from 2011 to mid-2014 on the basis of an agreement on an economic adjustment program, which was negotiated between the Portuguese authorities and the European Commission, the IMF and the ECB in May 2011. The total financial support agreed upon amounted to EUR 78 billion, including EUR 26 billion financed through the EFSM, EUR 26 billion financed through the EFSF and EUR 26 billion financed through the IMF. In May 2014, the Portuguese Government decided to forgo the last program disbursement by the EFSM and the IMF and to exit the program, which ended on May 17, 2014, without requesting any further financial assistance.

In June 2013, it was decided to extend the average maturities of loans granted to Ireland and Portugal through the EFSM and the EFSF by seven years (i.e., from 12.5 years to 19.5 years), in order to reduce these countries’ refinancing needs following their respective economic adjustment programs. In addition, the decisions authorize the European Commission to extend the maturity of installments and tranches at the request of the respective country and to refinance all or part of its borrowings for such purpose.

In July 2011, the Heads of State or Government of the euro area and EU institutions agreed to support a new program for Greece that included IMF support and a voluntary contribution from the private sector. A sufficient majority of private sector creditors accepted a voluntary exchange of Greek debt in early March 2012. Of a total of EUR 205.6 billion in bonds eligible for the exchange offer, approximately EUR 197 billion, or 96%, were exchanged. Accordingly, in March 2012, the Euro Area Member States formally approved a second adjustment program for Greece. Under the second program, the EFSF and the IMF committed the undisbursed amounts of the first program plus an additional EUR 120.2 billion and approximately EUR 18 billion, respectively, for the years 2012 to 2016. Thus, the EFSF committed an overall amount of EUR 144.6 billion (including amounts already committed or disbursed for the involvement of private sector creditors and bank recapitalization) for the years 2012 to 2014, while the IMF committed to contribute EUR 28 billion over the course of a four-year period.

In February 2012, the Euro Area Member States signed the Treaty establishing the ESM. After the ESM Treaty was ratified by the Euro Area Member States, the ESM was launched on October 8, 2012. The ESM is designed as a permanent stability mechanism that assumes the tasks previously fulfilled by the EFSF and the EFSM. The ESM is an intergovernmental organization under public international law. Following Lithuania’s accession to the ESM in February 2015, the ESM now has an effective lending capacity of EUR 500 billion backed by an authorized capital stock of EUR 704.8 billion. The authorized capital stock is divided into paid-in shares (ca. EUR 80.5 billion) and callable shares (committed by ESM Members). The contribution of each Euro Area Member State is based on the paid-in capital for the ECB. On this basis, Austria’s contribution amounts to approximately 2.8% of the aggregate contributions to the ESM, with paid-in capital in a total amount of approximately EUR 2.2 billion.

The ESM’s purpose is to provide financial assistance to Euro Area Member States experiencing or threatened by severe financing problems, if such assistance is deemed essential to safeguard financial stability in the euro area as a whole. The ESM is allowed to use the same range of instruments that was put in place for the EFSF. Financial support is subject to strict economic policy conditionality. Furthermore, the contracting parties stated in the ESM Treaty that as of March 1, 2013, only Euro Area Member States that have ratified the Treaty on Stability, Coordination and Governance in the Economic and Monetary Union (also known as the “fiscal compact”) and have implemented the balanced budget rule as specified in the fiscal compact within the agreed time line (one year after entry into force) are eligible for financial support from the ESM. Financial assistance from the ESM is activated upon an ESM Member’s request. Once such a request is made, active participation of the IMF will be sought. The ESM’s rules provide for case-by-case participation of private sector creditors, consistent with IMF policies. In order to facilitate this process, standardized and identical collective action clauses are included in the terms and conditions of all new euro area government bonds issued on or after January 1, 2013 with a maturity of more than one year. ESM loans enjoy preferred creditor status in a similar fashion to those extended by the IMF, while accepting preferred creditor status of the IMF over the ESM. In the event of ESM financial assistance in the form of ESM loans following a European financial assistance program existing at the time of the signature of the ESM Treaty, the ESM will enjoy the same seniority as all other loans and obligations of the beneficiary ESM Member, with the exception of the IMF loans. In principle, all major decisions under the ESM are taken by mutual agreement. However, the ESM Treaty provides for an emergency voting rule. In the event that the European Commission and the ECB conclude that an urgent decision related to financial assistance is needed because the financial and economic sustainability of the euro area is threatened, the mutual agreement rule requires a qualified majority of 85%.

In June 2012, the Spanish government requested financial assistance for the recapitalization of certain of its financial institutions from the Euro Area Member States. On July 20, 2012, the finance ministers of the Euro Area Member States unanimously agreed to grant such financial assistance. The assistance was initially financed by the EFSF and then transferred to the ESM. The ESM disbursed a total of EUR 41.3 billion to the Spanish government for the recapitalization of the country’s banking sector. In January 2014, the financial assistance program of the ESM for Spain was formally concluded. The ESM announced that Spain will not request any follow-up assistance from the ESM. After two early voluntary repayments by Spain in July 2014 and March 2015 the total outstanding amount to the ESM equals EUR 38.2 billion.

In August 2012, the ECB announced that it may undertake outright open market operations of a size adequate to address the severe malfunctioning in the price formation process in the bond markets of Euro Area Member States. In addition, the Governing Council may consider undertaking further non-standard monetary policy measures according to what will be required to repair monetary policy transmission and will design appropriate modalities for these policy measures. In September 2012, the ECB detailed the modalities for undertaking Outright Monetary Transactions (“OMTs”) in secondary markets for sovereign bonds in the euro area. Within its mandate to maintain price stability over the medium term and in observance of its independence in determining monetary policy, the ECB intends to preserve the singleness of its monetary policy and to ensure the proper transmission of its policy stance to the real economy throughout the euro area. OMTs are aimed at enabling the ECB to address severe distortions in government bond markets.

In the fall of 2012, the outlook for the sustainability of Greek government debt had worsened compared to March 2012, when the second program was concluded, mainly on account of a deteriorated macro-economic situation and delays in program implementation caused by two election rounds. Against this background, in November 2012 the euro area finance ministers and the IMF agreed to extend the fiscal adjustment path by two years and on a package of measures aimed at reducing Greece’s debt to 124% of GDP by 2020. In parallel, Greece carried out a successful public debt buy-back tender process. Under the second program, the EFSF disbursed EUR 108.3 billion in 2012 and EUR 25.3 billion in 2013. As of March 31, 2015 the cumulative amount disbursed was EUR 130.9 billion, after accounting for the redelivery of EFSF bonds worth EUR 10.9 billion not used by the Hellenic Financial Stability Fund (HFSF). Finally, in February 2015 the availability period of the second program was extended to June 2015. The remaining amount for disbursement under the EFSF (excluding EFSF bonds which can be re-borrowed by Greece in case of bank recapitalization or resolution needs until the end of June 2015) is EUR 1.8 billion.

Following a request by Cyprus in June 2012, the EU, the ECB, the IMF and Cypriot authorities reached an agreement in May 2013 for a macroeconomic adjustment program, including a combined financing package of up to EUR 10 billion designed to help Cyprus cover its financing needs. The ESM will contribute up to EUR 9 billion, and the IMF is expected to contribute around EUR 1 billion. As of March 31, 2015, the cumulative amount disbursed by the ESM under the program was EUR 5.7 billion.

On June 5, 2014, the ECB announced several measures designed to enhance the functioning of the monetary policy transmission mechanism by supporting lending to the real economy. In particular, the ECB decided to conduct a series of targeted longer-term refinancing operations (“TLTROs”). These TLTROs are aimed at improving bank lending to the euro area non-financial private sector (defined as euro area households and non-financial corporations), excluding loans to households for house purchase, for a period of two years.

On January 13, 2015, the European Commission adopted a legislative proposal establishing the European Fund for Strategic Investments (“EFSI”) with an initial contribution on the EU level of EUR 21 billion. The EFSI is set up as a dedicated trust-fund within the European Investment Bank (“EIB”) with a view to presenting a different risk profile, providing additional sources of financing and targeting projects delivering greater societal and economic value beyond the projects currently financed through the EIB or existing EU programs. The EFSI is part of the European Commission’s investment plan for Europe, a proposed package of measures seeking to mobilize EUR 315 billion in public and private investments over the next three years (2015–2017). The EFSI is open to contributions from member states of the EU, national promotional banks, regional authorities and private investors, including entities outside the EU subject to the consent of existing contributors. Contributions to the EFSI by member states will not be counted when defining the fiscal adjustment under either the preventive or corrective arm of the Pact.

On January 22, 2015, the ECB announced an expanded asset purchase program under which the ECB will add the purchase of sovereign bonds to its existing private sector asset purchase programs in order to address the risks of a prolonged period of low inflation. The ECB will buy bonds issued by euro area central governments, agencies and European institutions in the secondary market against central bank money. Monthly purchases under the program are expected to amount to EUR 60 billion. The ECB has announced it intends to carry out these purchases until at least September 2016 and, in any case, until the ECB sees a sustained adjustment in the path of inflation that is consistent with its aim of achieving inflation rates below, but close to, 2% over the medium term.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2010 to 2013 were audited by the Rechnungshof and approved by the Nationalrat.

For further information concerning the budget for the fiscal years 2011 to 2015, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

		2011	2012	2013	2014(1)	2015(1)
		(Millions of euros)
I.	General Account
	Federal Government Revenues:
	Total taxes and levies—gross	69,858	73,153	76,370	79,380	81,780
	Less: transfers to provinces, municipalities and funds	(25,414)	(26,458)	(27,598)	(28,598)	(29,583)
	Transfer to EU—budget	(2,512)	(2,888)	(2,971)	(2,900)	(3,000)

	Total taxes and levies—net	41,931	43,807	45,801	47,882	49,197
	Other sources	21,521	22,124	25,563	24,314	22,329
	Total revenues	63,452	65,931	71,364	72,196	71,525

	Total Expenditures	67,814	72,880	75,567	75,765	74,719
	Budget deficit—net of public debt redemptions	4,362	6,949	4,204	3,569	3,194
	Budget deficit—net, as a percentage of gross domestic product	(1.5%)	(2.3%)	(1.3%)	(1.1%)	(0.9%)
	General Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.5%)	(2.6%)	(1.5%)	(2.7%)	(1.4%)
	Central Government deficit in national accounts delineation (“Maastricht” deficit)—as a percentage of gross domestic product	(2.4%)	(2.6%)	(1.6%)	(2.8%)	(2.2%)
II.	Financing Account
	Expenditure	63,280	44,007	47,778	93,989	84,383
	Revenue	67,642	50,956	51,981	97,558	87,577

	Surplus	4,362	6,949	4,204	3,569	3,194

Differences may arise due to rounding

(1)	Federal Budget

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013 and the Federal Budget for 2014 and 2015 are only to a limited extent comparable to the amounts shown in the federal accounts for 2011 and 2012.

SOURCE: Federal Ministry of Finance.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”). Personal income taxation is progressive, with a top marginal rate of 50% on taxable income in excess of EUR 51,000. For employees, this top marginal rate is reduced to about 43% by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 25%. The general VAT rate is 20%, and the reduced rate, mainly on food products, rents, passenger transport, books and newspapers and certain services, is 10%. In comparison to other European countries, effective direct taxation is low, while indirect taxation is above average.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2008 covers the period 2008 to 2014.

Austria is a party to tax treaties with 54 countries worldwide, including the United States.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 for the years indicated:

	December 31,
	2009	2010	2011	2012	2013
	(Millions of euros)
Domestic	172,985	182,886	190,986	201,671	207,633
External(1)	5,092	3,856	2,624	0	0

Total	178,077	186,742	193,610	201,671	207,633

Less: Holdings of own Bonds	(9,362)	(9,972)	(10,435)	(12,121)	(13,691)

Total	168,715	176,770	183,175	189,550	193,942

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2013, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of each of the years 2009 through 2013.

GUARANTEED DEBT

	December 31,
	2009	2010	2011	2012	2013
	(Millions of euros)
Domestic	92,038	95,991	87,331	85,752	75,056
External(1)	25,646	25,460	27,232	23,397	25,227

Total Guaranteed Debt(2)	117,684	121,451	114,563	109,149	100,283

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.5 billion as of December 31, 2013.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2013.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2014	2015	2016	2017	2018
	(Billions of euros)
Interest	7.3	6.5	6.8	5.6	5.0
Principal	24.5	19.4	12.5	16.2	15.7

Total	31.8	25.9	19.3	21.8	20.7

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2013, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member States are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually. Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	2010	2011	2012	2013	2014(2)
	(Millions of Euros)
General government gross debt (3)	242,442	253,293	258,526	260,977	278,089
General government gross debt as a percentage of gross domestic product	82.4%	82.1%	81.5%	80.9%	84.5%

(1)	All values reflect the first-time adoption of revised statistical methodologies required by the European System of Accounts 2010 (ESA 2010). Applying the rules of ESA 2010 in Austria led to the reclassification of 1,400 units to the general government sector, among them ÖBB-Infrastruktur, ÖBB-Personenverkehr, KA Finanz, BIG, several holding companies whose main purpose is the administration of government assets, Wiener Linien and public hospitals.
(2)	Forecast.
(3)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: STATISTICS AUSTRIA.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2014

Outstanding Issues Report as of 12/31/2014

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2014
USD 1.000.000.000 4.5% Guaranteed Global Notes	3/9/2005	3/9/2015	4.50000%	USD	1,000,000,000.00	EUR	823,655,382.59
EUR 300.000.000 Floating Rate Notes	12/22/2011	6/22/2015	0.17600%	EUR	300,000,000.00	EUR	300,000,000.00
USD 1.500.000.000 1.125% Guaranteed Global Notes	7/3/2012	7/6/2015	1.12500%	USD	1,500,000,000.00	EUR	1,235,483,073.88
USD 1.000.000.000 1.75% Guaranteed Global Notes	10/5/2010	10/5/2015	1.75000%	USD	1,000,000,000.00	EUR	823,655,382.59
CHF 1.050.000.000 3% Guaranteed Notes	10/23/2003	10/23/2015	3.00000%	CHF	1,050,000,000.00	EUR	873,253,493.01
NOK 500.000.000 3.0% Guaranteed Notes	11/10/2011	11/10/2015	3.00000%	NOK	500,000,000.00	EUR	55,297,500.55
USD 1.000.000.000 4.875% Guaranteed Global Notes	2/16/2006	2/16/2016	4.87500%	USD	1,000,000,000.00	EUR	823,655,382.59
AUD 350.000.000 6,25% Guaranteed Notes	2/23/2011	2/23/2016	6.25000%	AUD	350,000,000.00	EUR	236,024,007.01
CHF 125.000.000 1.50% Guaranteed Notes	2/23/2011	2/23/2016	1.50000%	CHF	125,000,000.00	EUR	103,958,749.17
USD 200.000.000 Floating Rate Notes	2/28/2013	2/26/2016	0.36435%	USD	200,000,000.00	EUR	164,731,076.52
USD 1.250.000.000 2.0% Guaranteed Global Notes	6/3/2011	6/3/2016	2.00000%	USD	1,250,000,000.00	EUR	1,029,569,228.23
EUR 350.000.000 Floating Rate Notes	12/22/2011	6/22/2016	0.17600%	EUR	350,000,000.00	EUR	350,000,000.00
USD 30.000.000 Floating Rate Notes	7/5/2013	7/5/2016	0.27120%	USD	30,000,000.00	EUR	24,709,661.48
USD 400.000.000 Floating Rate Notes	7/25/2012	7/25/2016	0.60360%	USD	400,000,000.00	EUR	329,462,153.04
EUR 1.500.000.000 3.875% Guaranteed Notes	9/15/2006	9/15/2016	3.87500%	EUR	1,500,000,000.00	EUR	1,500,000,000.00
CHF 150.000.000 3.00% Guaranteed Notes	10/6/2008	10/6/2016	3.00000%	CHF	150,000,000.00	EUR	124,750,499.00
USD 1.000.000.000 0.75% Guaranteed Global Notes	11/5/2013	12/15/2016	0.75000%	USD	1,000,000,000.00	EUR	823,655,382.59
USD 1.000.000.000 5.00% Guaranteed Global Notes	4/25/2007	4/25/2017	5.00000%	USD	1,000,000,000.00	EUR	823,655,382.59
CHF 150.000.000 1.75% Guaranteed Notes	6/14/2011	6/14/2017	1.75000%	CHF	150,000,000.00	EUR	124,750,499.00
EUR 450.000.000 Floating Rate Notes	12/22/2011	6/22/2017	0.17600%	EUR	450,000,000.00	EUR	450,000,000.00
AUD 500.000.000 6.655% Guaranteed Notes	4/15/2008	3/28/2018	6.65500%	AUD	500,000,000.00	EUR	337,177,152.88
USD 1.750.000.000 1.125% Guaranteed Global Notes	5/29/2013	5/29/2018	1.12500%	USD	1,750,000,000.00	EUR	1,441,396,919.53
CHF 250.000.000 1,125% Guaranteed Notes	5/24/2012	5/24/2018	1.12500%	CHF	250,000,000.00	EUR	207,917,498.34
USD 300.000.000 Floating Rate Notes	9/18/2014	9/18/2018	0.24260%	USD	300,000,000.00	EUR	247,096,614.78
CHF 250.000.000 2.125% Guaranteed Notes	10/18/2005	10/18/2018	2.12500%	CHF	250,000,000.00	EUR	207,917,498.34
GBP 350.000.000 2.00% Guaranteed Notes	2/3/2014	12/17/2018	2.00000%	GBP	350,000,000.00	EUR	449,351,649.76
USD 1.250.000.000 1,625% Guaranteed Global Notes	3/12/2014	3/12/2019	1.62500%	USD	1,250,000,000.00	EUR	1,029,569,228.23
CHF 300.000.000 2.125% Guaranteed Notes	2/23/2011	7/23/2019	2.12500%	CHF	300,000,000.00	EUR	249,500,998.00
CHF 425.000.000 2.75% Guaranteed Notes	1/28/2005	1/28/2020	2.75000%	CHF	425,000,000.00	EUR	353,459,747.17
CHF 500.000.000 1.125% Guaranteed Notes	7/26/2013	7/24/2020	1.12500%	CHF	500,000,000.00	EUR	415,834,996.67
CHF 400.000.000 1.00% Guaranteed Notes	9/28/2012	9/28/2021	1.00000%	CHF	400,000,000.00	EUR	332,667,997.34
USD 1.000.000.000 2,375% Guaranteed Global Notes	10/1/2014	10/1/2021	2.37500%	USD	1,000,000,000.00	EUR	823,655,382.59
NOK 1.000.000.000 4.3% Guaranteed Notes	11/2/2011	11/2/2021	4.30000%	NOK	1,000,000,000.00	EUR	110,595,001.11
CHF 300.000.000 3.00% Guaranteed Notes	6/14/2007	6/14/2022	3.00000%	CHF	300,000,000.00	EUR	249,500,998.00
CHF 150.000.000 1.75% Guaranteed Notes	5/24/2012	5/24/2023	1.75000%	CHF	150,000,000.00	EUR	124,750,499.00
CHF 705.000.000 2.625% Guaranteed Notes	11/22/2006	11/22/2024	2.62500%	CHF	705,000,000.00	EUR	586,327,345.31
GBP 150.000.000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	192,579,278.47
CHF 1.090.000.000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	906,520,292.75
CHF 200.000.000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	166,333,998.67

	Exchange Rate 12/31/2014
		AUD	850,000,000.00	EUR	573,201,159.89
AUD	1.48290	CAD	0.00	EUR	0.00
CAD	1.40630	CHF	6,045,000,000.00	EUR	5,027,445,109.77
CHF	1.20240	EUR	2,600,000,000.00	EUR	2,600,000,000.00
GBP	0.77890	GBP	500,000,000.00	EUR	641,930,928.23
JPY	145.23000	JPY	0.00	EUR	0.00
TRY	2.83200	TRY	0.00	EUR	0.00
USD	1.21410	USD	12,680,000,000.00	EUR	10,443,950,251.23
NOK	9.042	NOK	1,500,000,000.00	EUR	165,892,501.66

				EUR	19,452,419,950.78

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2011	2012	2013	2014(1)	2015(1)
	(Millions of euros)
Total taxes and levies, gross	69,858	73,153	76,370	79,380	81,780
Of which:
Personal Income Tax	2,678	2,603	3,121	3,500	3,500
Wage Tax	21,784	23,392	24,597	26,000	27,300
Tax on Interest	2,712	2,511	2,590	2,650	2,700
Corporate Income Tax	5,277	5,327	6,018	6,200	6,600
Turnover Tax	23,391	24,602	24,867	25,600	26,300
Mineral Oils Tax	4,213	4,181	4,165	4,150	4,200
Other Taxes and Levies	9,802	10,536	11,012	11,280	11,180

Less: transfers to provinces and municipalities, funds, etc.	(25,414)	(26,458)	(27,598)	(28,598)	(29,583)
Transfers to the European Union	(2,512)	(2,888)	(2,971)	(2,900)	(3,000)

Public taxes, net	41,931	43,807	45,801	47,882	49,197
Other sources	21,521	22,124	25,545	24,314	22,329

Total	63,452	65,931	71,346	72,196	71,525

Differences may arise due to rounding

(1)	Federal Budget

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting. Due to this new accounting system, the amounts shown in the federal accounts for 2013 and the Federal Budget for 2014 and 2015 are only to a limited extent comparable to the amounts shown in the federal accounts for 2011 and 2012.

SOURCE: Federal Ministry of Finance.

ORDINARY BUDGET EXPENDITURES

	2011	2012	2013	2014(1)	2015(1)
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	7	8	8	8	8
Federal Legislature	136	163	146	163	166
Constitutional Court	12	13	13	14	15
Administrative Court	16	17	18	19	19
Public Attorney’s Office	6	8	9	10	10
Court of Accounts	27	30	30	31	32
Federal Chancellery	326	277	336	396	398
Interior Affairs	2,295	2,404	2,524	2,530	2,530
Foreign Affairs	417	398	412	419	409
Justice	1,202	1,276	1,311	1,299	1,309
Military Affairs and Sport	2,158	2,205	2,273	2,157	1,982
Financial Administration	1,099	1,143	1,139	1,101	1,157
Tax Collection	—	—	—	—	—
Pensions	8,008	8,918	8,611	8,974	9,288
Grants to Provinces and Municipalities	689	709	880	1,014	989
Federal Property	1,563	1,557	1,717	1,540	1,023
Financial Market Stability	80	1,887	3,286	1,832	431
Treasury Operations	346	337	324	1	1
Public Debt Services incl. Swaps	6,828	6,616	6,397	6,904	6,557
Employment	6,034	6,110	6,707	7,028	7,147
Social Affairs and Consumer Protection	2,454	2,987	2,930	2,923	3,000
Social Security	9,114	9,795	9,793	10,194	10,680
Health	904	950	969	953	957
Youth and Family	6,294	6,371	6,570	6,805	7,023
Commerce (Research)	106	110	100	102	102
Economy	409	460	402	361	365
Education, Arts and Culture	7,848	8,354	8,516	8,079	7,994
Science	3,632	3,778	3,900	4,078	4,119
Transportation, Innovation and Technology (Research)	350	340	370	424	429
Transportation, Innovation and Technology	2,742	2,814	2,953	3,174	3,349
Agriculture, Forestry and Water economy	2,034	2,109	2,126	2,226	2,145
Environment	678	735	795	639	643
Total Federal Expenditure	67,814	72,880	75,567	75,765	74,719
Net Deficit	4,362	6,949	4,204	3,569	3,194

II. Financing Account
Expenditure	63,280	44,007	47,778	93,989	84,383
Revenue	67,642	50,956	51,981	97,558	87,577

Surplus	4,362	6,949	4,204	3,569	3,194

Differences may arise due to rounding

(1)	Federal Budget

SOURCE: Federal Budget Laws.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2013

				Financial debt before swap			On-lending to affiliates			Liability swaps - asset leg			Liability swaps - liability leg			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 1997-2027	07-97	07-27	6,250	EUR	7.131.099.002,31	7.131.099.002,31	EUR	234.940.000,00	234.940.000,00							EUR	149.496.000,00	149.496.000,00
Government Bond 1999-2014	01-99	01-14	4,125	EUR	1.321.000.000,00	1.321.000.000,00	EUR	23.407.142,86	23.407.142,86							EUR	296.402.000,00	296.402.000,00
Government Bond 1994-2024	01-94	01-24	6,500	EUR	530.915.263,60	530.915.263,60
Government Bond 1994-2024	02-94	02-24	6,250	EUR	276.876.267,76	276.876.267,76
Government Bond 1986-2016	05-86	05-16	5,750	EUR	196.847.374,26	196.847.374,26
Government Bond 2003-2018	01-03	01-18	4,650	EUR	12.246.606.000,00	12.246.606.000,00	EUR	399.830.000,00	399.830.000,00							EUR	362.170.000,00	362.170.000,00
Government Bond 2004-2018	04-04	01-18	4,450							EUR	519.928.922,41	519.928.922,41
Government Bond 2004-2018	04-04	01-18	1,690										JPY	59.290.000.000,00	409.687.672,75
Government Bond 2011-2018	02-11	01-18	3,125										EUR	622.967.050,67	622.967.050,67
Government Bond 2011-2018	02-11	01-18	0,588							JPY	59.290.000.000,00	409.687.672,75
Government Bond 2006-2018	02-06	01-18	2,525										CHF	88.500.000,00	72.091.886,61
Government Bond 2012-2018	06-12	01-18	0,353							CHF	88.500.000,00	72.091.886,61
Government Bond 2004-2014	01-04	07-14	4,300	EUR	9.559.600.000,00	9.559.600.000,00	EUR	102.600.000,00	102.600.000,00							EUR	1.449.500.000,00	1.449.500.000,00
Government Bond 2011-2014	03-11	07-14	2,300										EUR	19.584.802,00	19.584.802,00
Government Bond 2004-2014	11-04	07-14	3,815							EUR	16.485.328,06	16.485.328,06
Government Bond 2004-2014	11-04	07-14	2,530										CHF	25.000.000,00	20.364.939,72
Government Bond 2011-2014	03-11	07-14	0,855							CHF	25.000.000,00	20.364.939,72
Government Bond 2005-2020	01-05	07-20	3,900	EUR	13.047.220.000,00	13.047.220.000,00	EUR	309.400.000,00	309.400.000,00							EUR	280.000.000,00	280.000.000,00
Government Bond 2005-2015	05-05	07-15	3,500	EUR	13.120.110.000,00	13.120.110.000,00	EUR	789.007.142,86	789.007.142,86							EUR	703.000.000,00	703.000.000,00
Government Bond 2006-2021	01-06	09-21	3,500	EUR	13.630.082.000,00	13.630.082.000,00	EUR	368.948.571,40	368.948.571,40							EUR	434.980.000,00	434.980.000,00
Government Bond 2006-2016	04-06	09-16	4,000	EUR	11.565.543.000,00	11.565.543.000,00	EUR	898.331.291,29	898.331.291,29							EUR	85.150.000,00	85.150.000,00
Government Bond 2006-2016	10-06	09-16	4,000										EUR	631.074.148,43	631.074.148,43
Government Bond 2006-2016	10-06	09-16	4,000							EUR	631.074.148,43	631.074.148,43
Government Bond 2006-2016	10-06	09-16	2,465										CHF	1.000.000.000,00	814.597.588,79
Government Bond 2006-2016	10-06	09-16	2,465							CHF	1.000.000.000,00	814.597.588,79
Government Bond 2007-2037	01-07	03-37	4,150	EUR	12.132.322.000,00	12.132.322.000,00	EUR	368.385.000,00	368.385.000,00							EUR	446.715.000,00	446.715.000,00
Government Bond 2007-2017	09-07	09-17	4,300	EUR	7.979.279.000,00	7.979.279.000,00	EUR	173.407.142,86	173.407.142,86							EUR	426.000.000,00	426.000.000,00
Government Bond 2008-2019	01-08	03-19	4,350	EUR	11.317.729.000,00	11.317.729.000,00	EUR	112.000.000,00	112.000.000,00							EUR	638.500.000,00	638.500.000,00
Government Bond 2009-2014	01-09	10-14	3,400	EUR	11.140.871.000,00	11.140.871.000,00	EUR	740.000.000,00	740.000.000,00							EUR	1.640.000.000,00	1.640.000.000,00
Government Bond 2009-2026	06-09	03-26	4,850	EUR	7.923.615.000,00	7.923.615.000,00	EUR	354.600.000,00	354.600.000,00							EUR	355.400.000,00	355.400.000,00
Government Bond 2010-2017	01-10	02-17	3,200	EUR	9.876.665.000,00	9.876.665.000,00	EUR	690.000.000,00	690.000.000,00							EUR	458.000.000,00	458.000.000,00
Government Bond 2011-2022	01-11	04-22	3,650	EUR	8.535.171.000,00	8.535.171.000,00	EUR	858.860.000,00	858.860.000,00							EUR	543.000.000,00	543.000.000,00
Government Bond 2012-2062	01-12	01-62	3,800	EUR	2.990.000.000,00	2.990.000.000,00										EUR	290.000.000,00	290.000.000,00
Government Bond 2012-2022	01-12	11-22	3,400	EUR	9.941.375.000,00	9.941.375.000,00	EUR	223.025.000,00	223.025.000,00							EUR	796.675.000,00	796.675.000,00
Government Bond 2012-2044	07-12	06-44	3,150	EUR	4.313.300.000,00	4.313.300.000,00	EUR	4.600.000,00	4.600.000,00							EUR	455.400.000,00	455.400.000,00
Government Bond 2012-2019	07-12	06-19	1,950	EUR	6.673.921.000,00	6.673.921.000,00	EUR	365.335.000,00	365.335.000,00							EUR	543.200.000,00	543.200.000,00
Government Bond 2013-2034	04-13	05-34	2,400	EUR	3.040.000.000,00	3.040.000.000,00	EUR	6.800.000,00	6.800.000,00							EUR	333.200.000,00	333.200.000,00
Government Bond 2013-2023	04-13	10-23	1,750	EUR	6.036.750.000,00	6.036.750.000,00	EUR	521.100.000,00	521.100.000,00							EUR	653.900.000,00	653.900.000,00
Government Bond 2013-2018	09-13	10-18	1,150	EUR	4.990.000.000,00	4.990.000.000,00	EUR	521.000.000,00	521.000.000,00							EUR	490.000.000,00	490.000.000,00
Government Bond 1999-2029	10-99	10-29	4,750	GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58
Government Bond 1999-2029	10-99	10-29	var.										EUR	86.767.895,88	86.767.895,88
Government Bond 1999-2029	10-99	10-29	var.							EUR	86.767.895,88	86.767.895,88
Government Bond 1999-2029	10-99	10-29	7,250										GBP	80.000.000,00	95.957.778,58
Government Bond 1999-2029	10-99	10-29	7,250							GBP	80.000.000,00	95.957.778,58
Government Bond 2003-2023	05-03	05-23	5,350	EUR	100.000.000,00	100.000.000,00
Government Bond 2004-2014	05-04	05-14	5,000	USD	1.300.000.000,00	942.643.753,17
Government Bond 2004-2014	05-04	05-14	4,246										EUR	1.056.362.243,28	1.056.362.243,28
Government Bond 2004-2014	05-04	05-14	5,000							USD	1.300.000.000,00	942.643.753,17
Government Bond 2004-2014	09-04	09-14	5,750	AUD	600.000.000,00	389.029.371,72
Government Bond 2004-2014	09-04	09-14	4,054										EUR	352.420.524,33	352.420.524,33
Government Bond 2004-2014	09-04	09-14	5,750							AUD	600.000.000,00	389.029.371,72
Government Bond 2004-2034	12-04	12-34	5,375	CAD	300.000.000,00	204.485.038,51
Government Bond 2004-2034	12-04	12-34	4,412										EUR	192.901.234,57	192.901.234,57
Government Bond 2004-2034	12-04	12-34	5,375							CAD	300.000.000,00	204.485.038,51
Government Bond 2005-2024	01-05	12-24	5,000	CAD	250.000.000,00	170.404.198,76
Government Bond 2005-2024	01-05	12-24	4,044										EUR	151.602.437,77	151.602.437,77
Government Bond 2005-2024	01-05	12-24	5,000							CAD	250.000.000,00	170.404.198,76
Government Bond 2004-2034	01-04	01-34	5,125	EUR	16.596.960,00	16.596.960,00
Government Bond 2004-2034	01-04	01-34	4,875										EUR	12.135.922,33	12.135.922,33
Government Bond 2004-2034	01-04	01-34	5,125							EUR	16.596.959,44	16.596.959,44
Government Bond 2009-2016	07-09	07-16	2,500	CHF	900.000.000,00	733.137.829,91	CHF	300.000.000,00	244.379.276,64
Government Bond 2011-2016	04-11	07-16	3,000										EUR	489.385.852,43	489.385.852,43
Government Bond 2011-2016	04-11	07-16	1,500							CHF	600.000.000,00	488.758.553,27
Government Bond 2011-2016	06-11	06-16	1,750	USD	1.000.000.000,00	725.110.579,36
Government Bond 2011-2016	06-11	06-16	2,452										EUR	695.845.800,57	695.845.800,57
Government Bond 2011-2016	06-11	06-16	1,750							USD	1.000.000.000,00	725.110.579,36
Government Bond 2011-2016	10-11	10-16	var.	NOK	2.500.000.000,00	298.935.788,59
Government Bond 2011-2016	10-11	10-16	var.										EUR	325.363.277,21	325.363.277,21
Government Bond 2011-2016	10-11	10-16	var.							NOK	2.500.000.000,00	298.935.788,59
Government Bond 2012-2029	02-12	10-29	3,560	EUR	109.000.000,00	109.000.000,00
Government Bond 2012-2029	02-12	10-29	2,452	EUR	21.000.000,00	21.000.000,00	EUR	21.000.000,00	21.000.000,00
Federal Obligation 1995-2015	06-95	06-15	7,250	ATS	300.000.000,00	21.801.850,25
Federal Obligation 1995-2015	06-95	06-15	7,375	ATS	250.000.000,00	18.168.208,54
Federal Obligation 2001-2021	11-01	11-21	4,000	JPY	2.000.000.000,00	13.819.789,94
Federal Obligation 2001-2021	11-01	11-21	5,140										EUR	18.315.000,00	18.315.000,00
Federal Obligation 2001-2021	11-01	11-21	4,000							JPY	2.000.000.000,00	13.819.789,94
Federal Obligation 2001-2021	11-01	11-21	1,571	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2001-2021	11-01	11-21	5,080										EUR	9.132.400,00	9.132.400,00
Federal Obligation 2001-2021	11-01	11-21	1,571							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2001-2031	11-01	11-31	2,579	JPY	3.000.000.000,00	20.729.684,91
Federal Obligation 2001-2031	11-01	11-31	4,825										EUR	27.473.000,00	27.473.000,00
Federal Obligation 2001-2031	11-01	11-31	2,579							JPY	3.000.000.000,00	20.729.684,91
Federal Obligation 2001-2016	12-01	12-16	2,107	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2001-2016	12-01	12-16	4,565										EUR	9.170.946,00	9.170.946,00
Federal Obligation 2001-2016	12-01	12-16	2,107							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2027	01-02	01-27	2,930	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2027	01-02	01-27	4,940										EUR	8.805.000,00	8.805.000,00
Federal Obligation 2002-2027	01-02	01-27	2,930							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2017	02-02	02-17	var.	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2017	02-02	02-17	4,932										EUR	8.470.000,00	8.470.000,00
Federal Obligation 2002-2017	02-02	02-17	var.							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2022	02-02	02-22	6,419	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2022	02-02	02-22	5,050										EUR	8.687.000,00	8.687.000,00
Federal Obligation 2002-2022	02-02	02-22	6,419							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2032	07-02	07-32	3,269	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2002-2032	07-02	07-32	4,985										EUR	8.520.000,00	8.520.000,00
Federal Obligation 2002-2032	07-02	07-32	3,269							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2003-2033	10-03	10-33	1,980	JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2003-2033	10-03	10-33	4,625										EUR	7.662.835,25	7.662.835,25
Federal Obligation 2003-2033	10-03	10-33	1,980							JPY	1.000.000.000,00	6.909.894,97
Federal Obligation 2004-2019	06-04	05-19	var.	EUR	10.000.000,00	10.000.000,00
Federal Obligation 2004-2019	11-04	11-19	var.	EUR	10.000.000,00	10.000.000,00
Federal Obligation 2004-2034	12-04	10-34	var.	EUR	30.000.000,00	30.000.000,00
Federal Obligation 2005-2020	03-05	03-20	var.	EUR	250.000.000,00	250.000.000,00
Federal Obligation 2005-2017	03-05	03-17	var.	EUR	50.000.000,00	50.000.000,00
Federal Obligation 2005-2034	03-05	10-34	var.	EUR	10.000.000,00	10.000.000,00
Federal Obligation 2005-2020	04-05	04-20	var.	EUR	200.000.000,00	200.000.000,00
Federal Obligation 2005-2020	04-05	04-20	2,249	EUR	50.000.000,00	50.000.000,00
Federal Obligation 2005-2015	05-05	05-15	var.	EUR	50.000.000,00	50.000.000,00
Federal Obligation 2005-2015	06-05	06-15	var.	EUR	144.276.000,00	144.276.000,00
Federal Obligation 2005-2022	06-05	06-22	var.	EUR	125.000.000,00	125.000.000,00
Federal Obligation 2005-2020	06-05	06-20	var.	EUR	100.000.000,00	100.000.000,00
Federal Obligation 2005-2025	08-05	08-25	var.	EUR	97.984.000,00	97.984.000,00
Federal Obligation 2005-2025	07-05	07-25	var.	EUR	50.000.000,00	50.000.000,00
Federal Obligation 2005-2025	10-05	10-25	1,827	EUR	120.000.000,00	120.000.000,00
Federal Obligation 2005-2035	10-05	10-35	6,260	EUR	75.000.000,00	75.000.000,00
Federal Obligation 2005-2019	12-05	12-19	1,263	EUR	50.000.000,00	50.000.000,00
Federal Obligation 2006-2016	02-06	02-16	4,000	EUR	50.000.000,00	50.000.000,00
Treasury Bill 2003-2032	11-03	07-32	var.	EUR	2.500.000.000,00	2.500.000.000,00										EUR	1.860.688.039,78	1.860.688.039,78
Treasury Bill 2013-2014	01-13	01-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	01-13	01-14	var.										EUR	153.522.575,49	153.522.575,49
Treasury Bill 2013-2014	01-13	01-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	02-13	02-14	var.	USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	02-13	02-14	var.										EUR	184.365.781,71	184.365.781,71
Treasury Bill 2013-2014	02-13	02-14	var.							USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	02-13	02-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	02-13	02-14	var.										EUR	146.939.975,02	146.939.975,02
Treasury Bill 2013-2014	02-13	02-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	03-13	03-14	var.	USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	03-13	03-14	var.										EUR	115.359.768,67	115.359.768,67
Treasury Bill 2013-2014	03-13	03-14	var.							USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	03-13	03-14	var.	USD	100.000.000,00	72.511.057,94
Treasury Bill 2013-2014	03-13	03-14	var.										EUR	76.934.913,06	76.934.913,06
Treasury Bill 2013-2014	03-13	03-14	var.							USD	100.000.000,00	72.511.057,94
Treasury Bill 2013-2014	03-13	03-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	03-13	03-14	var.										EUR	153.775.180,69	153.775.180,69
Treasury Bill 2013-2014	03-13	03-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	04-13	04-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	04-13	04-14	var.										EUR	153.491.941,67	153.491.941,67
Treasury Bill 2013-2014	04-13	04-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	04-13	04-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	04-13	04-14	var.										EUR	153.430.710,69	153.430.710,69

				Financial debt before swap			On-lending to affiliates			Liability swaps - asset leg			Liability swaps - liability leg			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Treasury Bill 2013-2014	04-13	04-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	05-13	05-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	05-13	05-14	var.										EUR	152.846.771,11	152.846.771,11
Treasury Bill 2013-2014	05-13	05-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	05-13	05-14	var.	USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	05-13	05-14	var.										EUR	115.876.645,45	115.876.645,45
Treasury Bill 2013-2014	05-13	05-14	var.							USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	07-13	07-14	var.	EUR	150.000.000,00	150.000.000,00
Treasury Bill 2013-2014	07-13	07-14	var.	USD	100.000.000,00	72.511.057,94
Treasury Bill 2013-2014	07-13	07-14	var.										EUR	77.911.959,49	77.911.959,49
Treasury Bill 2013-2014	07-13	07-14	var.							USD	100.000.000,00	72.511.057,94
Treasury Bill 2013-2014	07-13	07-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	07-13	07-14	var.										EUR	155.831.203,64	155.831.203,64
Treasury Bill 2013-2014	07-13	07-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	07-13	04-14	var.	USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	07-13	04-14	var.										EUR	116.986.429,57	116.986.429,57
Treasury Bill 2013-2014	07-13	04-14	var.							USD	150.000.000,00	108.766.586,90
Treasury Bill 2013-2014	07-13	07-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	07-13	07-14	var.										EUR	153.174.542,39	153.174.542,39
Treasury Bill 2013-2014	07-13	07-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	07-13	07-14	var.	USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	07-13	07-14	var.										EUR	189.167.511,61	189.167.511,61
Treasury Bill 2013-2014	07-13	07-14	var.							USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	07-13	07-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	07-13	07-14	var.										EUR	151.034.586,92	151.034.586,92
Treasury Bill 2013-2014	07-13	07-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	09-13	06-14	var.	EUR	300.000.000,00	300.000.000,00
Treasury Bill 2013-2014	09-13	09-14	var.	EUR	100.000.000,00	100.000.000,00
Treasury Bill 2013-2014	09-13	09-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	09-13	09-14	var.										EUR	151.837.230,49	151.837.230,49
Treasury Bill 2013-2014	09-13	09-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	10-13	10-14	var.	USD	60.000.000,00	43.506.634,76
Treasury Bill 2013-2014	10-13	10-14	var.										EUR	44.163.109,08	44.163.109,08
Treasury Bill 2013-2014	10-13	10-14	var.							USD	60.000.000,00	43.506.634,76
Treasury Bill 2013-2014	10-13	10-14	var.	AUD	100.000.000,00	64.838.228,62
Treasury Bill 2013-2014	10-13	10-14	var.										EUR	69.132.388,52	69.132.388,52
Treasury Bill 2013-2014	10-13	10-14	var.							AUD	100.000.000,00	64.838.228,62
Treasury Bill 2013-2014	10-13	10-14	var.	USD	270.000.000,00	195.779.856,43
Treasury Bill 2013-2014	10-13	10-14	var.										EUR	199.232.585,60	199.232.585,60
Treasury Bill 2013-2014	10-13	10-14	var.							USD	270.000.000,00	195.779.856,43
Treasury Bill 2013-2014	10-13	10-14	var.	EUR	50.000.000,00	50.000.000,00
Treasury Bill 2013-2014	10-13	10-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	10-13	10-14	var.										EUR	147.481.749,13	147.481.749,13
Treasury Bill 2013-2014	10-13	10-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	11-13	11-14	var.	EUR	50.000.000,00	50.000.000,00
Treasury Bill 2013-2014	11-13	10-14	var.	EUR	163.000.000,00	163.000.000,00
Treasury Bill 2013-2014	11-13	11-14	var.	EUR	200.000.000,00	200.000.000,00
Treasury Bill 2013-2014	11-13	11-14	var.	USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	11-13	11-14	var.										EUR	182.424.494,50	182.424.494,50
Treasury Bill 2013-2014	11-13	11-14	var.							USD	250.000.000,00	181.277.644,84
Treasury Bill 2013-2014	12-13	06-14	var.	USD	300.000.000,00	217.533.173,81
Treasury Bill 2013-2014	12-13	06-14	var.										EUR	220.183.486,24	220.183.486,24
Treasury Bill 2013-2014	12-13	06-14	var.							USD	300.000.000,00	217.533.173,81
Treasury Bill 2013-2014	12-13	12-14	var.	USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	12-13	12-14	var.										EUR	146.786.836,16	146.786.836,16
Treasury Bill 2013-2014	12-13	12-14	var.							USD	200.000.000,00	145.022.115,87
Treasury Bill 2013-2014	12-13	12-14	var.	USD	120.000.000,00	87.013.269,52
Treasury Bill 2013-2014	12-13	12-14	var.										EUR	87.291.772,75	87.291.772,75
Treasury Bill 2013-2014	12-13	12-14	var.							USD	120.000.000,00	87.013.269,52
Loan from Insurances 2003-2018	05-03	05-18	4,350	EUR	13.200.000,00	13.200.000,00
Loan from Insurances 2003-2018	07-03	07-18	4,400	EUR	25.000.000,00	25.000.000,00
Loan from Insurances 2003-2018	07-03	07-18	4,400	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2005-2022	06-05	05-22	5,000	EUR	29.069.133,67	29.069.133,67
Loan from Insurances 2005-2022	06-05	06-22	5,000	EUR	10.028.851,12	10.028.851,12
Loan from Insurances 2005-2020	06-05	06-20	5,000	EUR	36.336.417,08	36.336.417,08
Loan from Insurances 2005-2022	06-05	06-22	5,000	EUR	10.101.523,95	10.101.523,95
Loan from Insurances 2005-2020	11-05	11-20	3,630	EUR	13.000.000,00	13.000.000,00
Loan from Insurances 2008-2028	05-08	05-28	4,700	EUR	11.500.000,00	11.500.000,00
Loan from Insurances 2008-2027	11-08	11-27	4,700	EUR	25.000.000,00	25.000.000,00
Loan from Insurances 2008-2018	11-08	11-18	4,400	EUR	25.000.000,00	25.000.000,00
Loan from Insurances 2008-2018	11-08	11-18	4,400	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2008-2023	11-08	11-23	4,500	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2021	11-08	11-21	4,450	EUR	25.000.000,00	25.000.000,00
Loan from Insurances 2008-2021	11-08	11-21	4,450	EUR	2.500.000,00	2.500.000,00
Loan from Insurances 2008-2024	11-08	11-24	4,450	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2020	11-08	11-20	4,200	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2008-2020	11-08	11-20	4,200	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2025	11-08	09-25	4,250	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2027	12-08	07-27	4,150	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2020	12-08	07-20	4,050	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2020	12-08	07-20	4,050	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2008-2021	12-08	06-21	4,125	EUR	7.500.000,00	7.500.000,00
Loan from Insurances 2008-2021	12-08	06-21	4,125	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2008-2022	12-08	12-22	3,960	EUR	2.000.000,00	2.000.000,00
Loan from Insurances 2008-2022	12-08	12-22	3,960	EUR	3.000.000,00	3.000.000,00
Loan from Insurances 2008-2024	12-08	12-24	4,000	EUR	7.000.000,00	7.000.000,00
Loan from Insurances 2008-2028	12-08	12-28	4,070	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2023	01-09	01-23	4,000	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2009-2023	01-09	01-23	4,000	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2009-2023	01-09	01-23	4,000	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2009-2023	01-09	01-23	4,000	EUR	3.000.000,00	3.000.000,00
Loan from Insurances 2009-2027	01-09	07-27	4,300	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2009-2022	01-09	04-22	4,100	EUR	30.000.000,00	30.000.000,00
Loan from Insurances 2009-2022	01-09	04-22	4,100	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2020	01-09	01-20	4,190	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2009-2026	02-09	10-26	4,400	EUR	1.000.000,00	1.000.000,00
Loan from Insurances 2009-2026	02-09	10-26	4,400	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2009-2022	02-09	04-22	4,200	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2029	02-09	02-29	4,430	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2028	02-09	02-28	4,450	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2009-2024	02-09	02-24	4,300	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2009-2028	02-09	02-28	4,580	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2009-2027	02-09	02-27	4,560	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2009-2026	02-09	02-26	4,530	EUR	4.000.000,00	4.000.000,00
Loan from Insurances 2009-2020	02-09	07-20	4,400	EUR	1.000.000,00	1.000.000,00
Loan from Insurances 2009-2020	02-09	07-20	4,400	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2024	02-09	02-24	4,610	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2029	02-09	02-29	4,770	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2009-2024	02-09	02-24	4,610	EUR	15.000.000,00	15.000.000,00
Loan from Insurances 2009-2030	02-09	02-30	4,720	EUR	2.000.000,00	2.000.000,00
Loan from Insurances 2009-2024	02-09	02-24	4,610	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2029	03-09	03-29	4,800	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2024	03-09	03-24	4,800	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2028	03-09	03-28	4,820	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2020	03-09	07-20	4,360	EUR	1.500.000,00	1.500.000,00
Loan from Insurances 2009-2020	03-09	07-20	4,360	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2028	03-09	03-28	4,750	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2022	03-09	01-22	4,180	EUR	1.000.000,00	1.000.000,00
Loan from Insurances 2009-2022	03-09	01-22	4,180	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2009-2027	03-09	07-27	4,625	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2024	03-09	03-24	4,400	EUR	5.000.000,00	5.000.000,00
Loan from Insurances 2009-2023	03-09	03-23	4,320	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2021	03-09	03-21	4,220	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2027	03-09	03-27	4,640	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2009-2022	04-09	04-22	4,250	EUR	1.000.000,00	1.000.000,00
Loan from Insurances 2009-2019	04-09	04-19	4,000	EUR	1.000.000,00	1.000.000,00
Loan from Insurances 2009-2019	07-09	07-19	4,120	EUR	16.000.000,00	16.000.000,00
Loan from Insurances 2009-2026	09-09	09-26	4,260	EUR	20.000.000,00	20.000.000,00
Loan from Insurances 2010-2030	03-10	03-30	3,920	EUR	10.000.000,00	10.000.000,00
Loan from Insurances 2011-2026	10-11	10-26	3,345	EUR	25.000.000,00	25.000.000,00
Loan from Insurances 2011-2027	11-11	11-27	3,770	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2027	02-04	02-27	4,900	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2004-2029	02-04	02-29	4,910	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2004-2029	02-04	02-29	4,900	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2032	02-04	02-32	4,910	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2004-2024	02-04	08-24	4,800	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2004-2024	03-04	03-24	4,740	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2034	03-04	03-34	4,860	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2004-2025	03-04	03-25	4,650	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2034	04-04	04-34	4,900	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2034	04-04	04-34	4,865	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2004-2019	05-04	05-19	var.	EUR	57.000.000,00	57.000.000,00
Loan from Banks 2004-2028	04-04	04-28	4,820	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2004-2034	05-04	05-34	4,910	EUR	5.000.000,00	5.000.000,00

				Financial debt before swap			On-lending to affiliates			Liability swaps - asset leg			Liability swaps - liability leg			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2004-2022	05-04	05-22	4,770	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2004-2023	05-04	05-23	4,800	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2004-2024	05-04	05-24	4,835	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2004-2022	05-04	05-22	4,820	EUR	150.000.000,00	150.000.000,00
Loan from Banks 2004-2021	05-04	05-21	4,790	EUR	350.000.000,00	350.000.000,00
Loan from Banks 2004-2019	06-04	06-19	4,720	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2004-2024	07-04	07-24	4,750	EUR	15.000.000,00	15.000.000,00
Loan from Banks 2004-2019	07-04	07-19	4,600	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2004-2041	08-04	08-41	4,145	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2004-2044	09-04	05-44	4,175	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2004-2028	09-04	09-28	4,680	EUR	150.000.000,00	150.000.000,00
Loan from Banks 2004-2039	09-04	09-39	4,105	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2004-2016	10-04	10-16	var.	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2004-2029	10-04	10-29	4,565	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2004-2029	10-04	10-29	4,605	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2004-2022	11-04	11-22	4,360	EUR	250.000.000,00	250.000.000,00
Loan from Banks 2005-2035	02-05	02-35	3,455	EUR	250.000.000,00	250.000.000,00
Loan from Banks 2005-2035	03-05	03-35	3,220	EUR	250.000.000,00	250.000.000,00
Loan from Banks 2005-2025	02-05	02-25	4,100	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2020	03-05	08-20	4,005	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2005-2035	03-05	03-35	3,690	EUR	600.000.000,00	600.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,660	EUR	750.000.000,00	750.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,720	EUR	500.000.000,00	500.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,650	EUR	250.000.000,00	250.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,633	EUR	300.000.000,00	300.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,485	EUR	250.000.000,00	250.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,340	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,330	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,460	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,450	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	04-05	04-35	3,445	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,200	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,170	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,225	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,170	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,075	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,070	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,070	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,060	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,045	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,045	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,010	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,010	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	3,010	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,915	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,900	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,848	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,813	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,805	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,775	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	05-05	05-35	2,745	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,858	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,830	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,800	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,680	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,670	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2005-2035	06-05	06-35	2,460	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2036	02-06	02-36	var.	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,345	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,365	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,363	EUR	200.000.000,00	200.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,363	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,359	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,350	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,350	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,315	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,315	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,310	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,290	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,325	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,325	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,323	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,300	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,303	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,290	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,285	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,270	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2006-2046	02-06	02-46	3,270	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,852	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,849	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,845	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,845	EUR	75.000.000,00	75.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,840	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,835	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,820	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,818	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,795	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,793	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2007-2037	01-07	01-37	3,793	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2008-2027	11-08	07-27	4,650	EUR	80.000.000,00	80.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,660	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2008-2027	11-08	07-27	4,700	EUR	63.000.000,00	63.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,600	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,600	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,590	EUR	14.000.000,00	14.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,600	EUR	21.000.000,00	21.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,550	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2008-2028	11-08	11-28	4,545	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2008-2028	12-08	12-28	4,300	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2008-2027	12-08	07-27	4,225	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2008-2028	12-08	12-28	4,200	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2008-2027	12-08	12-27	4,010	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2027	01-09	07-27	4,060	EUR	100.000.000,00	100.000.000,00
Loan from Banks 2009-2027	01-09	07-27	4,060	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2029	01-09	01-29	4,500	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	01-09	01-29	4,500	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	01-09	01-29	4,500	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	01-09	01-29	4,650	EUR	36.000.000,00	36.000.000,00
Loan from Banks 2009-2019	01-09	01-19	4,175	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2027	02-09	06-27	4,500	EUR	1.000.000,00	1.000.000,00
Loan from Banks 2009-2027	02-09	06-27	4,500	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2027	02-09	06-27	4,500	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2027	02-09	06-27	4,500	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2009-2021	02-09	09-21	4,400	EUR	2.000.000,00	2.000.000,00
Loan from Banks 2009-2021	02-09	09-21	4,400	EUR	7.000.000,00	7.000.000,00
Loan from Banks 2009-2021	02-09	09-21	4,400	EUR	8.000.000,00	8.000.000,00
Loan from Banks 2009-2021	02-09	09-21	4,400	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	02-09	02-29	4,750	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2021	03-09	03-21	4,320	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2020	03-09	03-20	4,220	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2019	03-09	03-19	4,040	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2027	03-09	03-27	4,775	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2024	03-09	03-24	4,600	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2029	03-09	03-29	4,700	EUR	300.000,00	300.000,00
Loan from Banks 2009-2029	03-09	03-29	4,700	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2024	03-09	03-24	4,420	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2019	03-09	03-19	4,000	EUR	55.000.000,00	55.000.000,00
Loan from Banks 2009-2027	03-09	07-27	4,810	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2028	03-09	03-28	4,790	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2028	03-09	03-28	4,800	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2024	03-09	03-24	4,400	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2022	04-09	04-22	4,210	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2017	05-09	05-17	3,650	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2023	05-09	05-23	4,260	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	05-09	05-29	4,620	EUR	80.000.000,00	80.000.000,00
Loan from Banks 2009-2019	05-09	05-19	4,105	EUR	23.000.000,00	23.000.000,00
Loan from Banks 2009-2032	06-09	06-32	4,675	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2021	06-09	06-21	4,250	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2009-2021	07-09	07-21	4,200	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2010-2026	06-10	06-26	4,660	EUR	17.000.000,00	17.000.000,00
Loan from Banks 2009-2022	07-09	07-22	4,225	EUR	20.000.000,00	20.000.000,00

				Financial debt before swap			On-lending to affiliates			Liability swaps - asset leg			Liability swaps - liability leg			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Loan from Banks 2009-2027	07-09	07-27	4,550	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2026	07-09	07-26	4,450	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2026	08-09	08-26	4,120	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2027	09-09	09-27	4,220	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2027	09-09	09-27	4,220	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2027	09-09	09-27	4,230	EUR	195.000.000,00	195.000.000,00
Loan from Banks 2009-2026	09-09	09-26	4,300	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2009-2027	09-09	09-27	4,350	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2029	09-09	09-29	4,320	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2030	09-09	09-30	4,355	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2009-2030	09-09	09-30	4,355	EUR	2.500.000,00	2.500.000,00
Loan from Banks 2009-2027	10-09	10-27	4,310	EUR	15.000.000,00	15.000.000,00
Loan from Banks 2009-2029	09-09	09-29	4,330	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2034	09-09	09-34	4,300	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2014	09-09	09-14	2,580	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2009-2026	09-09	09-26	4,145	EUR	35.000.000,00	35.000.000,00
Loan from Banks 2009-2028	09-09	09-28	4,365	EUR	17.000.000,00	17.000.000,00
Loan from Banks 2009-2027	10-09	10-27	4,245	EUR	87.000.000,00	87.000.000,00
Loan from Banks 2009-2027	10-09	10-27	4,245	EUR	1.000.000,00	1.000.000,00
Loan from Banks 2009-2028	10-09	10-28	4,290	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2009-2024	10-09	03-24	4,030	EUR	48.000.000,00	48.000.000,00
Loan from Banks 2009-2028	10-09	10-28	4,280	EUR	200.000.000,00	200.000.000,00
Loan from Banks 2009-2032	11-09	11-32	4,220	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2009-2027	11-09	11-27	4,250	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2027	11-09	11-27	4,250	EUR	15.000.000,00	15.000.000,00
Loan from Banks 2009-2029	11-09	11-29	4,250	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2029	11-09	11-29	4,250	EUR	5.000.000,00	5.000.000,00
Loan from Banks 2009-2029	11-09	11-29	4,250	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2039	12-09	12-39	4,230	EUR	15.000.000,00	15.000.000,00
Loan from Banks 2009-2028	12-09	12-28	4,080	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2009-2039	12-09	12-39	4,250	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2013-2026	07-13	04-26	4,170	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2010-2026	01-10	04-26	4,170	EUR	1.000.000,00	1.000.000,00
Loan from Banks 2010-2025	01-10	01-25	4,040	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2010-2040	01-10	01-40	4,310	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2010-2025	01-10	01-25	4,005	EUR	22.000.000,00	22.000.000,00
Loan from Banks 2010-2030	01-10	01-30	4,190	EUR	23.000.000,00	23.000.000,00
Loan from Banks 2010-2025	01-10	01-25	4,030	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2010-2037	02-10	02-37	4,185	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2010-2028	02-10	02-28	4,032	EUR	66.500.000,00	66.500.000,00
Loan from Banks 2010-2030	02-10	02-30	4,114	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2010-2030	02-10	02-30	4,135	EUR	70.000.000,00	70.000.000,00
Loan from Banks 2010-2030	03-10	03-30	3,972	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2010-2030	03-10	03-30	4,000	EUR	35.000.000,00	35.000.000,00
Loan from Banks 2010-2035	05-10	05-35	3,640	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2010-2040	05-10	05-40	3,840	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2010-2030	06-10	06-30	3,700	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2010-2015	06-10	11-15	2,250	EUR	150.000.000,00	150.000.000,00
Loan from Banks 2010-2027	06-10	06-27	3,510	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2010-2050	10-10	10-50	3,112	EUR	30.000.000,00	30.000.000,00
Loan from Banks 2011-2051	01-11	10-51	3,160	EUR	45.000.000,00	45.000.000,00
Loan from Banks 2011-2052	01-11	11-52	3,190	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2011-2039	01-11	01-39	3,765	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2011-2041	01-11	01-41	3,770	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2011-2036	11-11	11-36	3,670	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2011-2031	11-11	11-31	3,780	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2011-2031	11-11	11-31	4,000	EUR	53.000.000,00	53.000.000,00
Loan from Banks 2011-2034	11-11	12-34	4,000	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2011-2061	11-11	11-61	3,953	EUR	300.000.000,00	300.000.000,00
Loan from Banks 2011-2036	12-11	12-36	4,000	EUR	25.000.000,00	25.000.000,00
Loan from Banks 2011-2026	12-11	12-26	3,920	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2011-2026	12-11	12-26	3,920	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2011-2036	12-11	12-36	3,974	EUR	55.000.000,00	55.000.000,00
Loan from Banks 2011-2026	12-11	12-26	3,800	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2011-2036	12-11	12-36	3,900	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2011-2036	12-11	12-36	3,800	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2012-2032	01-12	01-32	3,510	EUR	33.000.000,00	33.000.000,00
Loan from Banks 2012-2037	05-12	05-37	2,687	EUR	20.000.000,00	20.000.000,00
Loan from Banks 2012-2032	11-12	11-32	2,320	EUR	10.000.000,00	10.000.000,00
Loan from Banks 2012-2042	11-12	11-42	2,657	EUR	40.000.000,00	40.000.000,00
Loan from Banks 2013-2069	02-13	02-69	2,910	EUR	70.000.000,00	70.000.000,00
Loan from Banks 2013-2022	06-13	06-22	1,580	EUR	70.000.000,00	70.000.000,00
Loan from Banks 2013-2020	06-13	06-20	1,560	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2013-2023	09-13	09-23	2,307	EUR	50.000.000,00	50.000.000,00
Loan from Banks 2008-2028	05-08	05-28	4,700	EUR	25.000.000,00	25.000.000,00
Loan from Banks 1994-2024	10-94	01-24	6,500	DEM	50.000.000,00	25.564.594,06
Loan from Banks 1995-2024	01-95	01-24	6,500	DEM	630.000.000,00	322.113.885,15
Loan from Banks 1995-2024	01-95	02-24	6,250	DEM	89.310.000,00	45.663.477,91
Loan from Banks 1995-2024	02-95	02-24	6,070	DEM	44.503.782,82	22.754.422,84
Loan from Banks 1996-2024	02-96	01-24	6,380	DEM	50.000.000,00	25.564.594,06
Loan from Banks 1985-2015	02-85	02-15	4,700	ATS	493.333.333,29	35.851.931,52
Loan from Banks 1985-2015	04-85	04-15	6,700	ATS	66.658.000,00	4.844.225,78
Loan from Banks 1985-2015	04-85	04-15	6,800	ATS	300.000.000,00	21.801.850,25
Loan from Banks 1985-2015	08-85	08-15	5,700	ATS	200.000.000,00	14.534.566,83
Loan from Banks 1985-2015	12-85	12-15	5,250	ATS	250.000.000,00	18.168.208,54
Loan from Banks 1986-2016	03-86	03-16	5,500	ATS	807.692.307,70	58.697.289,14
Loan from Banks 1986-2016	06-86	06-16	6,125	ATS	750.000.000,00	54.504.625,63
Loan from Banks 1986-2016	09-86	09-16	5,875	ATS	750.000.000,00	54.504.625,63
Loan from Banks 1986-2016	11-86	11-16	5,000	ATS	424.997.000,00	30.885.736,50
Loan from Banks 2005-2015	10-05	10-15	3,470										JPY	30.000.000.000,00	207.296.849,09
Loan from Banks 2005-2015	10-05	10-15	3,470							JPY	30.000.000.000,00	207.296.849,09
Loan from Banks 2009-2015	01-09	10-15	4,250										USD	90.358.724,13	65.520.066,80
Loan from Banks 2009-2015	01-09	10-15	4,250							USD	90.358.724,13	65.520.066,80
Loan from Banks 2013-2014	12-13	01-14	var.	EUR	179.610.000,00	179.610.000,00
Other Loan 2009-2015	07-09	07-15	3,360	EUR	250.000,00	250.000,00
Other Loan 2012-2027	05-12	05-27	3,000	EUR	3.000.000,00	3.000.000,00
Other Loan 2012-2022	05-12	05-22	2,520	EUR	3.000.000,00	3.000.000,00
Other Loan 2012-2019	05-12	05-19	2,050	EUR	3.000.000,00	3.000.000,00
Other Loan 2012-2027	07-12	07-27	2,780	EUR	371.250,00	371.250,00
Other Loan 2013-2027	07-13	07-27	2,230	EUR	371.250,00	371.250,00
Other Loan 2005-2015	10-05	10-15	var.										EUR	169.241.893,13	169.241.893,13
Other Loan 2005-2015	10-05	10-15	var.							EUR	169.241.893,13	169.241.893,13

				Financial debt before swap			On-lending to affiliates			Liability swaps—asset leg			Liability swaps—liability leg			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	189.763.493.867,93	189.763.493.867,93	EUR	8.086.576.291,27	8.086.576.291,27	EUR	1.270.853.254,22	1.270.853.254,22	EUR	4.636.411.189,47	4.636.411.189,47	EUR	11.830.688.000,00	11.830.688.000,00
				JPY	0,00	0,00	JPY	0,00	0,00	JPY	59.290.000.000,00	409.687.672,75	JPY	59.290.000.000,00	409.687.672,75	JPY	0,00	0,00
				CHF	900.000.000,00	733.137.829,91	CHF	300.000.000,00	244.379.276,64	CHF	1.713.500.000,00	1.395.812.968,39	CHF	1.113.500.000,00	907.054.415,12	CHF	0,00	0,00
				USD	2.300.000.000,00	1.667.754.332,54	USD	0,00	0,00	USD	2.300.000.000,00	1.667.754.332,54	USD	0,00	0,00	USD	0,00	0,00
				GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	0,00	0,00
				NOK	2.500.000.000,00	298.935.788,59	NOK	0,00	0,00	NOK	2.500.000.000,00	298.935.788,59	NOK	0,00	0,00	NOK	0,00	0,00
				CAD	550.000.000,00	374.889.237,27	CAD	0,00	0,00	CAD	550.000.000,00	374.889.237,27	CAD	0,00	0,00	CAD	0,00	0,00
				AUD	600.000.000,00	389.029.371,72	AUD	0,00	0,00	AUD	600.000.000,00	389.029.371,72	AUD	0,00	0,00	AUD	0,00	0,00
Federal Obligations				EUR	1.472.260.000,00	1.472.260.000,00	EUR	0,00	0,00	EUR	0,00	0,00	EUR	106.236.181,25	106.236.181,25	EUR	0,00	0,00
				JPY	12.000.000.000,00	82.918.739,64	JPY	0,00	0,00	JPY	12.000.000.000,00	82.918.739,64	JPY	0,00	0,00	JPY	0,00	0,00
				ATS	550.000.000,00	39.970.058,79	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00
Treasury Bills				EUR	3.513.000.000,00	3.513.000.000,00	EUR	0,00	0,00	EUR	0,00	0,00	EUR	3.499.184.149,65	3.499.184.149,65	EUR	1.860.688.039,78	1.860.688.039,78
				USD	4.550.000.000,00	3.299.253.136,10	USD	0,00	0,00	USD	4.550.000.000,00	3.299.253.136,10	USD	0,00	0,00	USD	0,00	0,00
				AUD	100.000.000,00	64.838.228,62	AUD	0,00	0,00	AUD	100.000.000,00	64.838.228,62	AUD	0,00	0,00	AUD	0,00	0,00
Loan from Insurances				EUR	911.735.925,82	911.735.925,82	EUR	0,00	0,00	EUR	0,00	0,00	EUR	0,00	0,00	EUR	0,00	0,00
Loan from Banks				EUR	12.302.910.000,00	12.302.910.000,00	EUR	0,00	0,00	EUR	0,00	0,00	EUR	0,00	0,00	EUR	0,00	0,00
				ATS	4.042.680.640,99	293.793.059,82	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00
				DEM	863.813.782,82	441.660.974,02	DEM	0,00	0,00	DEM	0,00	0,00	DEM	0,00	0,00	DEM	0,00	0,00
Othe Loans				EUR	9.992.500,00	9.992.500,00	EUR	0,00	0,00	EUR	169.241.893,13	169.241.893,13	EUR	169.241.893,13	169.241.893,13	EUR	0,00	0,00
Total				EUR	207.973.392.293,75	207.973.392.293,75	EUR	8.086.576.291,27	8.086.576.291,27	EUR	1.440.095.147,35	1.440.095.147,35	EUR	8.411.073.413,50	8.411.073.413,50	EUR	13.691.376.039,78	13.691.376.039,78
				JPY	12.000.000.000,00	82.918.739,64	JPY	0,00	0,00	JPY	101.290.000.000,00	699.903.261,47	JPY	89.290.000.000,00	616.984.521,84	JPY	0,00	0,00
				CHF	900.000.000,00	733.137.829,91	CHF	300.000.000,00	244.379.276,64	CHF	1.713.500.000,00	1.395.812.968,39	CHF	1.113.500.000,00	907.054.415,12	CHF	0,00	0,00
				USD	6.850.000.000,00	4.967.007.468,64	USD	0,00	0,00	USD	6.940.358.724,13	5.032.527.535,44	USD	90.358.724,13	65.520.066,80	USD	0,00	0,00
				GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	80.000.000,00	95.957.778,58	GBP	0,00	0,00
				NOK	2.500.000.000,00	298.935.788,59	NOK	0,00	0,00	NOK	2.500.000.000,00	298.935.788,59	NOK	0,00	0,00	NOK	0,00	0,00
				CAD	550.000.000,00	374.889.237,27	CAD	0,00	0,00	CAD	550.000.000,00	374.889.237,27	CAD	0,00	0,00	CAD	0,00	0,00
				AUD	700.000.000,00	453.867.600,34	AUD	0,00	0,00	AUD	700.000.000,00	453.867.600,34	AUD	0,00	0,00	AUD	0,00	0,00
				ATS	4.592.680.640,99	333.763.118,61	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00	ATS	0,00	0,00
				DEM	863.813.782,82	441.660.974,02	DEM	0,00	0,00	DEM	0,00	0,00	DEM	0,00	0,00	DEM	0,00	0,00

					Financial debt before swap	On-lending to affiliates		Liability swaps - asset leg	Liability swaps - liability leg		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	208.748.816.386,38	8.086.576.291,27		1.440.095.147,35	8.411.073.413,50		13.691.376.039,78	193.941.842.321,48
Grand Total External Debt				EUR	7.006.714.442,96	340.337.055,21		8.351.894.170,09	1.685.516.782,34		0,00	0,00

Grand Total Debt				EUR	215.755.530.829,34	8.426.913.346,48		9.791.989.317,44	10.096.590.195,84		13.691.376.039,78	193.941.842.321,48

Total Internal Floating Rate Debt												7.206.469.386,82
Total External Floating Rate Debt												0,00

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2013

Borrower	Amount (Million of euro)
Export Guarantees(1)
Export Guarantees Act	2,843.09
Export Financing Guarantees Act	20,938.58
Transport and Infrastructure
ASFINAG	221.12
Austrian Railways (ÖBB)	174.00
Austrian Financial Market
Interbank Market Support Act (IBSG)	138.20
Financial Market Stability Act (FinStaG)	97.89
Other Liabilities
Loans to Federal Museums	679.90
Oil Stockholding Support Act	134.41

Total	25,227.19

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2013

(1)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	28,520.32
Export Financing Guarantees Act	4,210.00
Transport and Infrastructure
ASFINAG	9,068.62
Austrian Railways (ÖBB)	16,562.16
Railway Infrastructure Services Company (SCHIG)	3.00
Austrian Financial Market
Interbank Market Support Act (IBSG)	2,955.59
Financial Market Stability Act (FinStaG)	3,100.70
European Financial Stability Facility (EFSF)	8,627.81
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	921.67
Austrian Bank for Tourism Development (ÖHT)	188.01
Austrian Research Promotion Agency (FFG)	95.30
Act Strengthening Enterprise Liquidity (ULSG)	392.29
Other Liabilities
Loans to Federal Museums	217.95
Oil Stockholding Support Act	0.00
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	70.24
Electric Utility Industry—Energy Bonds	0.15
Agricultural Investment Loans	0.00
Total(3)	75,055.61

(1)	Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover both the funding and, when assigned as collateral, the lending activities of Oesterreichische Kontrollbank AG (OeKB). Therefore, since cumulative payments out of both types of guarantees are very unlikely, the outstanding guaranteed amounts are counted only once to the extent they cover both sides of OeKB’s balance sheet. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 5,251.45 million (external guaranteed debt) and EUR 29,004.56 million (domestic guaranteed debt) as of December 31, 2013.
(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 1.5 billion as of December 31, 2013.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Silvia Maca, Director, Head of the Division for Export Financing and International Export Promotion Policy, Ministry of Finance, in her official capacity and is included herein on her authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy—Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, 50% of which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is Dr. Hans Peter Manz, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.